SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant:	☒
Filed by a Party other than the Registrant:	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials Pursuant to § 240.14a-12

AmCOMP Incorporated
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, $0.01 par value per share, of AmCOMP Incorporated.

(2)	Aggregate number of securities to which transaction applies: 15,290,181 shares of common stock and options to purchase 905,042 shares of common stock.

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined): The filing fee was determined by multiplying 0.0000393 by the sum of (i) $191,127,263, which is the product of 15,290,181 outstanding shares of AmCOMP Incorporated common stock and the merger consideration of $12.50 per share and (ii) $2,778,479 which is the product of outstanding options to purchase 905,042 shares of common stock and $3.07, which is the amount equal to the excess of $12.50 per share over the weighted average exercise price per share of such outstanding options.

(4)	Proposed maximum aggregate value of transaction: $193,905,742

(5)	Total fee paid: $7,620

☐	Fee paid previously by written preliminary materials: $__________

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

AMCOMP INCORPORATED
701 U.S. Highway One
North Palm Beach, Florida 33408

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of AmCOMP Incorporated.  The special meeting will be held on [             ] at [        ], Eastern Time, at [         ].

At the special meeting (or any adjournment or postponement thereof), you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 10, 2008, by and among AmCOMP Incorporated, a Delaware corporation, Employers Holdings, Inc., a Nevada corporation, and Sapphire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Employers Holdings, Inc. (the “Merger Agreement”).  Pursuant to the Merger Agreement, if the merger is completed, each issued and outstanding share of common stock, $0.01 par value, of AmCOMP Incorporated not held by Employers Holdings, Inc., Sapphire Acquisition Corp. or AmCOMP Incorporated, or by AmCOMP Incorporated’s stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $12.50 per share in cash.  As part of the Merger Agreement, Sapphire Acquisition Corp. is to merge with and into AmCOMP Incorporated, with AmCOMP Incorporated being the surviving corporation in the merger.  As a result of the merger, AmCOMP Incorporated will cease to be a publicly traded company and will become a wholly-owned subsidiary of Employers Holdings.

Our board of directors has unanimously determined (with any interested directors abstaining from voting) that the merger and the Merger Agreement are advisable and are fair to us and our stockholders, and in our best interest and the best interest of our stockholders.  Accordingly, the board of directors has unanimously approved the merger agreement (with any interested directors abstaining from voting).  The board of directors unanimouslyrecommends (with any interested director abstaining from the recommendation) that you vote “FOR” the adoption of the Merger Agreement at the special meeting and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

We cannot consummate the merger unless the holders of a majority of the outstanding shares of our common stock entitled to vote approve the Merger Agreement.

Your vote is extremely important.  Even if you plan to attend the special meeting, we ask that you either promptly sign, date and return the enclosed proxy card in the postage-paid envelope provided or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card.

Sincerely,

Fred R. Lowe Chairman, President and Chief Executive Officer

AMCOMP INCORPORATED
701 U.S. Highway One
North Palm Beach, Florida  33408

————————

NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
[            ]

————————

Notice is hereby given that a special meeting of the stockholders of AmCOMP Incorporated will be held at [            ], on [           ] at [          ], Eastern Time.  The special meeting is being held for the following purposes:

1.
To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 10, 2008 by and among AmCOMP Incorporated, a Delaware corporation, Employers Holdings, Inc., a Nevada corporation, and Sapphire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Employers Holdings, Inc. (the “Merger Agreement”), pursuant to which Sapphire Acquisition Corp. will merge with and into AmCOMP Incorporated, with AmCOMP Incorporated being the surviving corporation in the merger and continuing as a wholly-owned subsidiary of Employers Holdings; and each issued and outstanding share of common stock, $0.01 par value, of AmCOMP Incorporated not held by Employers Holdings, Inc., Sapphire Acquisition Corp. or AmCOMP Incorporated, or by AmCOMP Incorporated’s stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $12.50 per share in cash;

2.
To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement; and

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors unanimously recommends (with any interested director abstaining from the recommendation) that you vote “FOR” the adoption of the Merger Agreement and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

The proxy statement accompanying this notice provides a more complete description of the matters to be acted upon at the special meeting.  Stockholders of record at the close of business on [            ] are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement thereof.  A list of such stockholders will be available for examination by any stockholder for any purpose related to the special meeting during ordinary business hours at AmCOMP Incorporated, 701 U.S. Highway One, North Palm Beach, Florida 33408, during the 10-day period preceding the special meeting.

In order to approve the Merger Agreement, holders of a majority of the outstanding shares of our common stock entitled to vote must vote in favor of adopting the Merger Agreement.

In connection with the Merger Agreement, each of (a) Fred Lowe, our Chairman, Chief Executive Officer and President, (b) Sam A. Stephens, one of our directors, (c) WCAS Healthcare Partners, L.P. and (d) Welsh, Carson, Anderson & Stowe, VII L.P., of which Paul B. Queally, one of our directors, may be deemed to have shared investment and voting power of such shares of our common stock held by it, have each entered into voting agreements under which they have agreed to vote all of their shares in favor of the merger.  These stockholders hold approximately [17.2%] of our outstanding voting power.

All stockholders are cordially invited to attend the special meeting.  Whether or not you expect to attend, please sign and return the enclosed proxy card promptly in the postage-paid envelope provided or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card.  If you attend the special meeting and vote by ballot, any previously submitted proxy will be revoked.  If you fail to vote in person or by proxy, or abstain from voting, it will have exactly the same effect as voting against adoption of the Merger Agreement.  Stockholders of AmCOMP Incorporated who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of common stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

This proxy statement and the form of the proxy are first being sent to stockholders on or about [__________], 2008.

By Order of the Board of Directors

Fred R. Lowe Chairman, President and Chief Executive Officer

(continued)
Page

Annex A	Agreement and Plan of Merger, dated as of January 10, 2008, among AmCOMP Incorporated, Employers Holdings, Inc. and Sapphire Acquisition Corp.
Annex B	Opinion of Raymond James & Associates, Inc.
Annex C	Section 262 of the Delaware General Corporation Law

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement about the proposed transactions contemplated by the merger agreement and the special meeting and may not contain all of the information that is important to you as a stockholder of AmCOMP Incorporated.  Accordingly, we encourage you to read carefully this entire document and the other documents to which we refer you.

As a result of the transactions contemplated by the merger agreement, each issued and outstanding share of common stock of AmCOMP Incorporated not held by Employers Holdings, Inc., Sapphire Acquisition Corp. or by us, or by our stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $12.50 per share in cash.  As part of the merger agreement, Sapphire Acquisition Corp. is to merge with and into AmCOMP Incorporated, with AmCOMP Incorporated being the surviving corporation in the merger.  As a result of the merger, AmCOMP Incorporated will cease to be a publicly traded company and will become a wholly-owned subsidiary of Employee Holdings.

References in this proxy statement to “AmCOMP,” “we,” “our,” “our company” and “us” mean, unless the context indicates otherwise, AmCOMP Incorporated and its subsidiaries; all references to “Parent” refer to Employers Holdings, Inc.; all references to “Merger Sub” refer to Sapphire Acquisition Corp.; all references to the “Merger Agreement” refer to the Agreement and Plan of Merger, dated as of January 10, 2008, by and among AmCOMP Incorporated, Employers Holdings, Inc., and Sapphire Acquisition Corp., as it may be amended from time to time; all references to the “merger” refer to the merger of Merger Sub with and into us pursuant to the Merger Agreement; and all references to the “transactions” refer to the merger and any other transactions contemplated by the Merger Agreement.  A copy of the Merger Agreement is attached as Annex A to this proxy statement

The Companies (page 24)

AmCOMP Incorporated
701 U.S. Highway One
North Palm Beach, Florida  33408
(561) 840-7171

AmCOMP Incorporated is an insurance holding company whose wholly-owned subsidiaries, AmCOMP Preferred and AmCOMP Assurance, are mono-line workers’ compensation insurers with products that focus on value-added services to policyholders.  Currently marketing insurance policies in 17 core states and targeting small to mid-sized employers in a variety of industries, AmCOMP distributes its products through independent agencies.

Employers Holdings, Inc.
9790 Gateway Drive
Reno, Nevada  89521-5906
(775) 327-2754

Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries.  The company, through its subsidiaries, operates in 11 states from 13 office locations.  The company’s insurance subsidiaries, Employers Insurance Company of Nevada and Employers Compensation Insurance Company, are rated A- (Excellent) by the A.M. Best Company.

Sapphire Acquisition Corp.
c/o Employers Holdings, Inc.
9790 Gateway Drive
Reno, Nevada  89521-5906
(775) 327-2754

Sapphire Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, was formed solely for the purpose of effecting the merger and the transactions related to the Merger Agreement.  It has not engaged in any business except in furtherance of this purpose.

The Special Meeting (page 20)

Date, Time and Place (page 20)

The special meeting will be held on [                 ] at [                   ], at [                ], Eastern Time, to consider and vote upon proposals to adopt the Merger Agreement, to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the adoption of the Merger Agreement, and to transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

Record Date (page 21)

Only holders of record of our common stock at the close of business on [       ], the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting.  On the record date, [       ] shares of our common stock were issued and [       ] shares of our common stock were outstanding and held by approximately [    ] holders of record (with the difference of [       ] shares of our common stock held by us in treasury).

Vote Required (page 21)

In order to approve the Merger Agreement, holders of a majority of the outstanding shares of our common stock entitled to vote must vote in favor of adopting the Merger Agreement.  If you withhold a vote or abstain from voting on the proposal for the adoption of the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.  Approval of the proposal to adjourn the special meeting, if necessary or appropriate, requires the favorable vote of a majority of the votes cast at the special meeting, in person or by proxy, even if less than a quorum.

Voting Agreements (page 44)

In connection with the Merger Agreement, each of (a) Fred Lowe, our Chairman, Chief Executive Officer and President, (b) Sam A. Stephens, one of our directors, (c) WCAS Healthcare Partners, L.P. and (d) Welsh, Carson, Anderson & Stowe, VII L.P., which we refer to collectively as the Voting Agreement Parties, entered into a voting and support agreement, which we refer to as the Voting Agreements, with Parent, which agreements relate to an aggregate of 2,627,094 shares of common stock, representing approximately [17.2%] of our outstanding common stock.  Paul B. Queally, one of our directors, may be deemed to have shared investment and voting power of such shares of our common stock held by Welsh, Carson, Anderson & Stove, VII L.P.  Pursuant to the Voting Agreements and as more fully described therein, the Voting Agreement Parties, among other things, unconditionally and irrevocably agreed, at any duly called meeting of our stockholders (or any adjournment or postponement thereof), and in any action by written consent of our stockholders, to vote all of their common stock (a) in favor of the merger and the approval of the Merger Agreement and the other transactions contemplated thereby (and any actions in furtherance thereof) and (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of ours contained in the Merger Agreement or of the Voting Agreement Parties contained in the Voting Agreements.

The Voting Agreements terminate upon the earliest to occur of (a) the mutual written consent of Parent and the other party to the Voting Agreement, (b) the effective time of the merger, (c) the date of termination of the Merger Agreement in accordance with its terms, (d) the date of any change or amendment to the Merger Agreement that results in any decrease in the merger consideration, or (e) October 31, 2009.

Voting of Proxies  (page 22)

After carefully reading and considering the information contained in this proxy statement and even if you plan to attend the special meeting, you should either sign and date the enclosed proxy card and mail the proxy card in the enclosed postage-paid envelope as soon as possible or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card so that your shares of common stock are represented at the special meeting.  If you elect to submit your proxy by telephone or via the Internet, you will need to provide the control number set forth on the enclosed proxy card. If no specification is indicated, all of your shares of common stock represented by valid proxies that have been submitted will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Revocability of Proxies (page 23)

Until your proxy is voted at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by giving written notice of the revocation to our Secretary;

•	by properly submitting another proxy by mail, telephone or the Internet, with a later date; or

•	by voting in person at the special meeting (if your shares are registered directly on our books and not held through a broker, bank or other nominee).

Your attendance at the special meeting will not in and of itself constitute a revocation of your proxy.

If you have instructed your broker or other nominee to vote your shares, you must follow the procedures provided by your broker or nominee to change those instructions.

The Merger (page 24)

Certain Effects of the Merger (page 56)

If the Merger Agreement is approved and adopted by our stockholders and the other conditions to closing are satisfied or, if permissible, waived, and the proposed merger is consummated, each issued and outstanding share of our common stock not held by Parent, Merger Sub or us, or by our stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $12.50 per share in cash.  As part of the Merger Agreement, Merger Sub is to merge with and into us, with our company being the surviving corporation in the merger and continuing as a wholly-owned subsidiary of Parent.  As a result of the merger, we will cease to be a publicly traded company and thus you will cease to have any ownership interest in us and will not participate in any of our future earnings and growth or losses.

Reasons for the Merger (page 29)

Our Board has determined unanimously to recommend (with any interested directors abstaining from such recommendation) the adoption of the Merger Agreement based on its consideration of a number of factors, which are described in the section of this proxy statement entitled “The Merger—Reasons for the Merger.”

Recommendation of the Board of Directors (page 32)

After careful consideration, our Board has unanimously determined (with any interested directors abstaining from such determination) that the Merger Agreement and the merger are advisable and are fair to us and our stockholders, and in our best interest and the best interest of our stockholders, and has unanimously approved (with any interested directors abstaining from such approval) the Merger Agreement and the merger.  The Board unanimously recommends (with any interested directors abstaining from such recommendation) that you vote “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby at the special meeting and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion Delivered to the Board of Directors (page 32)

In connection with its consideration and approval of the merger, the Board received a written opinion, dated January 10, 2008, from Raymond James & Associates, Inc., which we refer to as Raymond James, as to the fairness to our stockholders, from a financial point of view and as of the date of the opinion, of the $12.50 per share merger consideration.  The full text of the written opinion of Raymond James is attached to this proxy statement as Annex B.  We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Raymond James.  The opinion was provided to the Board in connection with its evaluation of the $12.50 per share merger consideration to be received by our stockholders and relates only to the fairness to our stockholders, from a financial point of view and as of January 10, 2008, of the $12.50 per share merger consideration.  The opinion does not address any other terms, aspects or implications of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed transactions.

Background of the Merger (page 25)

The section of the proxy statement entitled “The Merger—Background of the Merger” contains a description of the process that we undertook in reaching a definitive merger agreement with Parent and Merger Sub, and includes a discussion of our contacts and discussions with Parent and its affiliates that led to the Merger Agreement.

Material United States Federal Income Tax Consequences (page 41)

Holders of our common stock that exchange all of their shares of our common stock for cash (either pursuant to the Merger Agreement or as a result of perfecting their appraisal rights) will recognize gain or loss on the exchange in an amount equal to the difference between the amount of the cash received and their respective adjusted tax basis in the shares of our common stock exchanged therefor.

Interests of Certain Persons in the Merger (page 46)

When considering our Board’s unanimous recommendation (with any interested directors abstaining from such recommendation) that our stockholders vote in favor of the adoption of the Merger Agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders.  See “The Merger—Interests of Certain Persons in the Merger” for a description of such interests that may be different from, or in addition to, the interests of our stockholders.

Our Board knew about these additional interests and considered them, among other matters, when it approved the Merger Agreement and determined that the merger and the Merger Agreement are advisable and are fair to us and our stockholders, and in our best interest and the best interest of our stockholders.  As a result of these interests, specifically the negotiation with Debra Cerre-Ruedisili, a director and our executive vice president and chief operating officer, of an Integration Bonus and Enhanced Severance Agreement, Ms. Cerre-Ruedisili abstained from voting on the approval of the Merger Agreement and the determination that the merger and the Merger Agreement are advisable and are fair to us and our stockholders, and in our best interests and the best interests of our stockholders.

Appraisal or Dissenters’ Rights (page 51)

Under Delaware law, our stockholders who comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware are entitled to appraisal rights in connection with the merger.  To exercise appraisal rights, you must:

•
be a “stockholder” of ours, as defined in Section 262 of the General Corporation Law of the State of Delaware, on the date you make a written demand for appraisal and continuously hold your shares through the effective date of the merger;

•	before the taking of the vote on the proposal to approve the Merger Agreement at the special meeting, deliver to us a written demand for appraisal and not withdraw your demand;

•	NOT vote in favor of the proposal to approve the Merger Agreement; and

•	comply with other procedures as required by Section 262 of the General Corporation Law of the State of Delaware.

Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.  A copy of the full text of Section 262 of the General Corporation Law of the State of Delaware is attached to this proxy statement as Annex C.

Under the Merger Agreement, Parent is not required to complete the merger if holders of more than 15.0% of our outstanding common stock as of the effective date of the merger make a written demand for appraisal of their shares in accordance with Delaware law.

The Merger Agreement (page 56)

Treatment of Stock Options (page 59)

A holder of outstanding options to purchase shares of our common stock, whether or not then vested, at the effective time of the merger is entitled to receive a cash amount equal to the product of (a) the amount, if any, by which $12.50 exceeds the exercise price per share of each option held by such person at the effective time of the merger, and (b) the number of shares subject to such option held by such person, less any applicable withholdings for taxes.  No consideration is to be paid in respect of any stock options for which the exercise price equals or exceeds $12.50 per share.

Solicitation (page67)

From the date of the Merger Agreement, neither we nor our subsidiaries may, directly or indirectly, nor may we or our subsidiaries, directly or indirectly, authorize or permit any of our respective representatives, to:

•	solicit, encourage, assist, initiate or facilitate the making, submission or announcement of a third party takeover proposal;

•
furnish any non-public information regarding us or any of our subsidiaries or the merger to any person or group (other than to Parent, Merger Sub or their representatives) in connection with or in response to a third party takeover proposal;

•	engage or participate in discussions or negotiations with any person or group with respect to, or that could be expected to lead to, a third party takeover proposal;

•
withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the approval of the Merger Agreement or the merger or the recommendation of our Board that holders of shares of our common stock adopt the Merger Agreement;

•	approve, endorse or recommend, or publicly propose to approve, endorse or recommend, a third party takeover proposal;

•
cause ourselves or any of our subsidiaries to discuss, negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any third party takeover proposal; or

•	release any third party from, or waive any provision of, any confidentiality or standstill agreement to which we or any of our subsidiaries are a party (except in specified circumstances).

In addition, we must request the prompt return or destruction of any confidential information provided to any person or group prior to the date hereof in connection with a “third party takeover proposal” (as such term is defined in “Merger Agreement—Solicitation”), including in accordance with any confidentiality agreement entered into with such person or group, and must deny access to any data room (virtual or actual) containing any such information to any such person or group.

Notwithstanding the aforementioned restrictions, at any time prior to the approval of the Merger Agreement by our stockholders, and provided that we are otherwise in compliance in all material respects with the covenants relating to solicitation and changes in or withdrawal of our Board’s recommendation, we are not prohibited or limited from (a) furnishing non-public information regarding us to, or (b) entering into discussions or negotiations with any person or group in response to an unsolicited, bona fide written third party takeover proposal received after the date we entered into the Merger Agreement that did not result from a violation of the restrictions described above if:

•
our Board determines in good faith, after consultation with our outside legal and financial advisors, that (a) such third party takeover proposal constitutes or could be expected to result in, after the taking of any of the actions referred to above, a “superior offer” (as such term is defined in “Merger Agreement—Solicitation”), and (b) such action with respect to such third party takeover proposal is necessary for our Board to comply with its fiduciary duties to our stockholders under all applicable law;

•
we receive from such person or group an executed confidentiality agreement with provisions no less favorable, in the aggregate, to us than, and with terms at least as restrictive of such person or group (including with respect to the standstill provisions thereof), as those contained in our confidentiality agreement with Parent; and

•
contemporaneously with furnishing any such information to such person or group, we furnish such information to Parent to the extent that such information has not been previously furnished to Parent; and

•	prior to the taking of any such actions by us or our Board as described above, we provide written notice to Parent of such determination of our Board.

From and after the date of the Merger Agreement, we must notify Parent within 48 hours if we receive any acquisition proposal.

Change of Recommendation/Withdrawal of Recommendation (page70)

Our Board may, at any time prior to the adoption of the Merger Agreement and approval of the merger by our stockholders:  (a) withdraw or modify its recommendation that holders of shares of our common stock adopt the Merger Agreement and approve the merger in connection with a third party takeover proposal; or (b) approve or recommend a superior offer, if, in the case of both clause (a) and (b) above:

•	an unsolicited, bona fide written offer is made to us by a third party representing a third party takeover proposal;

•	we are in compliance in all material respects with our obligations with respect to solicitation and changes in or withdrawal of the recommendation of our Board;

•
our Board determines in good faith after consultation with our outside legal and financial advisors that such third party takeover proposal constitutes a superior offer (after giving effect to all adjustments to the terms of the Merger Agreement that may be proposed by Parent); and

•
following consultation with our outside legal counsel and financial advisors, our Board determines in good faith that the withdrawal or modification of the Board’s recommendation that holders of common stock adopt the Merger Agreement and approve the merger is required to comply with the Board’s fiduciary duties to our stockholders under applicable law;

but prior to taking any action described above, (a) we provide a written notice to Parent advising Parent:

•	that our Board has received a superior offer and the Board intends to approve or recommend that our stockholders approve the superior offer;

•	specifying the material terms and conditions of such superior offer (including a copy thereof, if in writing) and identifying the person or group making such superior offer; and

•
providing to Parent all materials and information delivered or made available to the person or group making such proposed superior offer (it being understood and agreed that any amendment to the financial or other material terms of any such proposed superior offer would require a new notice to Parent including all of the items listed here and a new five business day period as described in clause (b) below), and (b) during the five business days following Parent’s receipt of the notice described above, we, and we direct our representatives to, cooperate and negotiate in good faith with Parent (to the extent that Parent requests the same) to enable Parent to propose in writing such adjustments to the terms of the Merger Agreement so that any third party takeover proposal ceases to constitute a superior offer.

Our Board may, at any time prior to the adoption of the Merger Agreement and approval of the merger by our stockholders and other than as a result of the receipt of a third party takeover proposal, withdraw or modify its approval of the Merger Agreement or the Board’s recommendation that our stockholders adopt the Merger Agreement and approve the merger if our Board determines in good faith (after consultation with our outside legal and financial advisors) that the failure to take such action would violate the Board’s fiduciary duties under applicable law.

Conditions to the Merger (page 74)

The respective obligations of each party to effect the merger are subject to the fulfillment or waiver of the following conditions:

•	the approval of the Merger Agreement by our stockholders (which is not waivable by the parties);

•
the expiration or termination of the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, (which is not waivable by the parties);

•	the receipt of all authorizations, approvals and permits required to be obtained from any governmental authority in order to consummate the merger; and

•
the absence of any enactment, issuance, promulgation, enforcement or entrance by any governmental authority in the United States of any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the merger illegal or otherwise preventing or prohibiting consummation of the merger (which is not waivable by the parties).

Except as indicated above, all of the closing conditions are waivable.  Neither we nor Parent have to date considered the waiver of any of the closing conditions that may be waived under the Merger Agreement.

In addition to the conditions described above, there are certain other conditions to the obligation to consummate the merger by both Parent and Merger Sub and us, including Parent’s and Merger Sub’s ability not to consummate the merger if (a) in connection with obtaining regulatory approval any regulatory authority imposes certain conditions on Parent or (b) a material adverse effect on us occurs after the date the Merger Agreement was entered into but before the effective time of the Merger.

Termination of the Merger Agreement (page 76)

The Merger Agreement may be terminated and the merger and the other transactions contemplated thereby may be abandoned at any time prior to the effective time of the merger, notwithstanding any approval of the matters presented in connection with the merger by our stockholders, as follows:

•	by mutual written consent of each of us and Parent, as duly authorized by our Board and Parent’s board of directors;

•
by written notice by either Parent or us, if the effective time of the merger has not occurred on or before October 31, 2008, provided that this right is not available to a party that is in breach of the Merger Agreement;

•
by written notice by either Parent or us, if any governmental authority has enacted, issued, promulgated, enforced or entered any order or law that is, in each case, then in effect and is final and nonappealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by the Merger Agreement, provided that this right is not available to a party that is in breach of the Merger Agreement;

•
by written notice by Parent (if Parent is not in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement), if there has been a breach by us of any of our representations, warranties, covenants or agreements contained in the Merger Agreement, or if any of our representations or warranties have become untrue or inaccurate, in either case that would result in a failure of a condition to closing (subject to a 20-day cure period);

•
by written notice by us (if we are not in material breach of any of our representations, warranties, covenants or agreements under the Merger Agreement), if there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue or inaccurate, in either case that would result in a failure of a condition to closing (subject to a 20-day cure period);

•	by written notice by Parent, if our Board:

o
withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw, modify or qualify in a manner adverse to Parent or Merger Sub, its recommendation that the holders of our shares of common stock adopt the Merger Agreement;

o	fails to include in this proxy statement its recommendation to the holders of our shares of common stock that they adopt the Merger Agreement and approve the merger;

o	approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any third party takeover proposal;

o	withdraws or changes its recommendation with respect to the merger; or

o
in the case of a third party takeover proposal made by way of a tender offer or exchange offer, fails to recommend that our stockholders reject such tender offer or exchange offer within the ten business day period specified in Section 14e-2(a) under the Exchange Act or (if later than the end of such ten business day period) fails to reconfirm its recommendation that the holders of shares of our common stock adopt the Merger Agreement and approve the merger within five business days after a request by Parent to do so; or

•
by written notice by either Parent or us, if, at the special meeting (including any adjournment or postponement thereof at which the Merger Agreement is voted upon), our stockholders do not adopt the Merger Agreement or approve the merger, provided that this right is not available to us if the failure to adopt the Merger Agreement or approve the merger by our stockholders is a result of our breach of the Merger Agreement.

Effect of Termination of the Merger Agreement (page 78)

In the event of the termination of the Merger Agreement as described in “—Termination of the Merger Agreement” above, the Merger Agreement would become void, and there would be no liability under the Merger Agreement on the part of any party to the Merger Agreement or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or representatives of any of them, and all rights and obligations of each party to the Merger Agreement would cease, except that:

•	the parties would remain liable for fees and expenses under the circumstances described below;

•	the parties would remain subject to the confidentiality and certain other provisions of the Merger Agreement;

•	the parties would remain subject to certain other provisions as specified in the Merger Agreement; and

•	nothing described above would relieve us from liability for any fraud or willful breach by us of the Merger Agreement.

Fees and Expenses (page 78)

Except as otherwise set forth below, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses, whether or not the merger or any other related transaction is consummated.  In addition, the filing fee under the HSR Act is to be borne equally by us and Parent.

If any of the following occur:

•	(a):

o	at any time on or after January 10, 2008, a third party takeover proposal is made to us or proposed to be made to us;

o
thereafter, the Merger Agreement is terminated (1) by us or Parent because the merger has not occurred on or before October 31, 2008 or because our stockholders do not adopt the Merger Agreement and approve the merger at the special meeting, or (2) by Parent because we have breached the Merger Agreement (assuming Parent is not in material breach); and

o
on or within 12 months after the date of such termination, any definitive agreement providing for a “qualifying transaction” has been executed or a qualifying transaction has been consummated with any person;

•	(b) the Merger Agreement is terminated by Parent because our Board withdraws or changes its recommendation that our stockholders adopt the Merger Agreement and approve the merger; or

•
(c) the Merger Agreement is terminated by us or Parent because our stockholders do not adopt the Merger Agreement and approve the merger at the special meeting and prior to such termination, our Board withdraws or changes its recommendation that our stockholders adopt the Merger Agreement and approve the merger, then we are to pay to Parent a fee of $8.0 million in cash, which we refer to as the Termination Fee, either upon entering into a “qualifying transaction” or, in the case of (b) or (c) above, within two days following termination.  If our stockholders do not adopt the Merger Agreement and approve the merger at the special meeting, the expenses of Parent, up to $2.0 million, and to be credited against the Termination Fee, are to be paid either concurrently with termination by us or within two business days after termination by Parent.

In addition to the right of Parent and Merger Sub to receive the Termination Fee in the foregoing circumstances, Parent and Merger Sub may also be entitled to recover additional damages as well as specific performance of the Merger Agreement.

For purposes of this proxy statement, a “qualifying transaction” means any third party takeover proposal (as defined in “Merger Agreement—Solicitation”), except any references to 15% in the definition of third party takeover proposal are replaced with 50%.

If we terminate the Merger Agreement as a result of Parent’s breach of its representation that it has sufficient funds to complete the merger or Parent’s breach of its covenants and agreements contained in the Merger Agreement and we demand payment of the parent termination fee of $8.0 million, which we refer to as the Parent Termination Fee, at the time of such termination, Parent is to pay us such fee within two business days after our termination.

Our right to receive the Parent Termination Fee would terminate:

•
if we make any demand or claim for any loss, claim, damage, liability or expense suffered in connection with the Merger Agreement or the merger or as a result of the failure of the merger to be consummated in circumstances giving rise to the right to receive the Parent Termination Fee in any action, in each case, other than for the payment of the Parent Termination Fee; or

•	if any of the specified conditions to the obligations of Parent or Merger Sub to consummate the merger become incapable of being satisfied.

Our right to receive the Parent Termination Fee is our sole and exclusive remedy against Parent, Merger Sub or their affiliates for any loss, claim, damage, liability or expense:

•	suffered in connection with the Merger Agreement or the merger (including any breach of the Merger Agreement by Parent or Merger Sub); or

•	as a result of the failure of the merger to be consummated in circumstances giving rise to the right to receive the Parent Termination Fee.

Upon payment of the Parent Termination Fee, none of Parent, Merger Sub or their affiliates would have any further liability or obligation relating to or arising out of the Merger Agreement or the merger.  In no event would Parent or Merger Sub be required to pay us more than the Parent Termination Fee.

In the event that we were to fail to pay the Termination Fee when due or Parent were to fail to pay the Parent Termination Fee when due, we or Parent would be required to reimburse the other for all reasonable costs and expenses actually incurred or accrued by us or Parent (including reasonable fees and expenses of counsel) in connection with the collection and enforcement of the applicable termination fee.  If not paid when due, the applicable termination fee would accrue interest for the period commencing on the date such termination fee first became equal to the prime rate.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some commonly asked questions regarding the special meeting, the merger and the Merger Agreement.  These questions and answers may not address all questions that may be important to you.  Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the other documents we refer to in this proxy statement.

Q.	Why are our stockholders receiving these materials?
A.	Our Board is sending these proxy materials to provide our stockholders with information about the merger so that they may determine how to vote their shares in connection with the special meeting.

Q.	When and where is the special meeting?
A.	The special meeting will be held on [ ] at [ ], at [ ] Eastern Time.

Q.	Who is soliciting my proxy?
A.	This proxy is being solicited by our Board.

Q.	Who is paying for the solicitation of proxies?
A.
We will bear the cost of solicitation of proxies by us. In addition to soliciting stockholders by mail, our directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. We will not pay these individuals for their solicitation activities but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and we will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our directors, officers and employees may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation. In addition, we have retained MacKenzie Partners, Inc., at a cost of $7,500, to assist in the solicitation of proxies.

Q.	What matters will we vote on at the special meeting?
A.	You will vote on the following proposals:

•	to adopt the Merger Agreement;

•
to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

None of the proposals to be acted upon at the special meeting is conditioned upon the approval of any other proposal.

Q.	How does our Board recommend I vote on the proposals?
A.	Our Board recommends that you vote:

•	“FOR” the adoption of the Merger Agreement; and

•	“FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	What is the required vote for the adoption of the Merger Agreement?
A.
In order to approve the Merger Agreement, holders of a majority of the outstanding shares of our common stock entitled to vote must vote in favor of adopting the Merger Agreement. The Voting Agreement Parties, holding approximately [17.2%] of our outstanding voting power, have unconditionally and irrevocably agreed to vote all of their shares in favor of the adoption of the Merger Agreement. If you withhold a vote or abstain from voting on the proposal for the adoption of the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.

Q.	What is the required vote for the approval of the adjournment of the special meeting?
A.
Approval of the proposal to adjourn the special meeting, if necessary or appropriate, requires the favorable vote of a majority of the votes cast at the special meeting, in person or by proxy, even if less than a quorum.

Q.	How do I vote my shares at the special meeting?
A.
If you hold shares in your name as a stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described below, so your vote will be counted if you later decide not to attend. If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your nominee.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A.
Yes, but your broker will only be permitted to vote your shares of our common stock if you instruct your broker how to vote. You should follow the procedures provided to you by your broker regarding how to instruct your broker to vote your shares. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against adoption of the Merger Agreement.

Q.	What does it mean if I get more than one proxy card?
A.
If your shares are registered in multiple accounts with one or more brokers and/or our transfer agent, you will receive more than one proxy card. If you are submitting your proxy by completing and returning your proxy card, please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

Q.	What is a “quorum”?
A.
A “quorum” will be present at the special meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote on the record date are represented in person or by proxy.  This quorum of our shares must be present at the special meeting, in person or by proxy, in order for the special meeting to be held.  Shares present by proxy will be counted as present for purposes of determining the presence of a quorum even if the proxy does not have authority to vote on all matters.

Q.	What happens if I withhold my vote or abstain from voting?
A.
If you withhold a vote or abstain from voting on the proposal for the adoption of the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.  Approval of the proposal to adjourn the special meeting, if necessary or appropriate, requires the favorable vote of a majority of the votes cast at the special meeting, in person or by proxy, even if less than a quorum, and, therefore, withholding a vote or abstaining from voting will have no effect on the proposal to adjourn the special meeting.

Q.	Will my shares be voted if I do not provide my proxy?
A.
Under stock market rules currently in effect, brokerage firms and nominees have the authority to vote their customers’ unvoted shares on certain “routine” matters if the customers have not furnished voting instructions within a specified period prior to the special meeting.  However, the proposal to adopt the Merger Agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, are not considered “routine” matters and hence brokerage firms and nominees will not be able to vote the shares of customers from whom they have not received voting instructions with regard to the proposal to adopt the Merger Agreement or the proposal to adjourn the special meeting.  If you hold your shares of record directly in your own name, they will not be counted as shares present for the purposes of establishing a quorum or be voted if you do not submit a proxy or attend the special meeting and vote the shares yourself.

Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (a) the broker has not received voting instructions from the beneficial owner of the shares and (b) the broker lacks the authority to vote the shares at the broker’s discretion.  Broker non-votes will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies because broker non-votes will not be considered votes cast, but will be counted as shares present and entitled to vote for the purposes of determining the presence of a quorum.  With regard to the proposal to adopt the Merger Agreement, the shares represented by broker non-votes will also be considered present at the special meeting for the purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal because holders of a majority of the outstanding shares of our common stock entitled to vote must vote in favor of the adoption of the Merger Agreement in order for this proposal to be approved.

Q.	If I have given a proxy, may I change my vote?
A.	Yes. Until your proxy is voted at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by giving written notice of the revocation to our Secretary;

•	by properly submitting another proxy by mail, telephone or the Internet with a later date; or

•	by voting in person at the special meeting (if your shares are registered directly on our books and not held through a broker, bank or other nominee).

If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply; instead, you must follow the instructions received from your broker to change your vote.

Your attendance at the special meeting will not in and of itself constitute a revocation of your proxy.

Q.	What are the proposed transactions?
A.
The proposed transactions involve the merger of Merger Sub with and into us with our company being the surviving corporation in the merger. As a result of the merger, we will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent. If the merger is completed, each issued and outstanding share of common stock of our company not held by Parent, Merger Sub or us, or by our stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $12.50 per share in cash. Holders of outstanding options to acquire our common stock will be entitled to receive a cash amount equal to the product of (a) the amount, if any, by which $12.50 exceeds the exercise price per share of each option held by such person at the effective time of the merger, and (b) the number of shares subject to such option held by such person, less any applicable withholdings for taxes.  No consideration will be paid in respect of any stock options for which the exercise price equals or exceeds $12.50 per share.

Q.	Am I entitled to appraisal rights?
A.
Yes, provided that you follow the requirements of Delaware law. Under Delaware law, record holders of our common stock who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they properly submit a written demand for an appraisal prior to the vote on the adoption of the Merger Agreement at the special meeting and they comply with the procedures and requirements under Delaware law, which are summarized in this proxy statement. A copy of the applicable provisions under Delaware law is included as Annex C to this proxy statement and a summary of this provision can be found along with additional information about appraisal rights under “Appraisal and Dissenters’ Rights” beginning on page 51 of this proxy statement.

Q.	Will the transactions be taxable to me?
A.
If you are a U.S. stockholder (as defined in the section entitled “The Merger—Material United States Federal Income Taxes”), the exchange of your shares of our common stock for cash will be taxable to you.  You will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the cash you receive (either as merger consideration of $12.50 per share or as a result of dissenting and receiving your appraisal rights) and your adjusted tax basis in your shares of our common stock exchanged therefor.  See the section entitled “The Merger—Material United States Federal Income Tax Consequences.”

You should consult your tax advisor on how specific tax consequences of the merger and the other transactions contemplated by the Merger Agreement apply to you.

Q.	Is the Merger subject to the satisfaction of any conditions?
A.
Yes. In addition to the adoption of the Merger Agreement by our stockholders, the merger is subject to the satisfaction or waiver of other customary conditions (including approval under applicable antitrust laws and insurance regulatory authorities). For a description of these conditions (including those that are waivable by the parties), please see “The Merger Agreement—Conditions to the Merger” beginning on page 74 of this proxy statement.  The consummation of the transactions contemplated by the Merger Agreement is NOT conditioned on Parent obtaining financing.

Q.	What should I do now?
A.
After carefully reading and considering the information contained in this proxy statement, including the appendices, please authorize your shares of our common stock to be voted by either signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided as soon as possible or promptly submitting your proxy by telephone or over the Internet following the instructions on the proxy card. Do NOT enclose or return your stock certificates with the proxy card.

If you sign, date and mail in your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposal to adopt the Merger Agreement and approve the merger. If you fail to return your proxy card, or to attend and vote at the special meeting, the effect will be a vote against the proposal to adopt the Merger Agreement and approve the merger, and your shares will not be counted on any other proposals that may properly come before the special meeting.

Q.	What happens if I sell my shares of common stock before the special meeting?
A.
The record date for the special meeting is [          ], which is earlier than the date of the special meeting.  If you held your shares of our common stock as of the close of business on the record date for the special meeting, you will retain your right to vote at the special meeting.  If you transfer your shares of our common stock after the record date for the special meeting, but prior to the date on which the merger is completed, you will lose the right to receive the merger consideration for the shares of our common stock that you have sold.  The right to receive the merger consideration will pass to the person who owns your shares of our common stock when the merger is completed.

Q.	When do you expect to complete the merger?
A.
We are working toward completing the merger as quickly as possible. We currently expect to complete the merger as soon as possible after the special meeting and after all the conditions to the merger are satisfied or waived. In order to complete the merger, we must obtain stockholder approval, the applicable waiting period under the HSR Act must expire or terminate, the Florida Office of Insurance Regulation must consent to the merger and the other closing conditions under the Merger Agreement must be satisfied or waived. See “The Merger Agreement—Conditions to the Merger.”

Q.	What happens to AmCOMP if the Merger Agreement is not adopted?
A.
If the Merger Agreement is not adopted, the merger will not be consummated, and our stockholders will not receive any payment for their shares. We will remain an independent public company, and we would expect to be operated by our management in a manner similar to that in which we are being operated today. See “The Merger—Certain Effects on the Company if the Merger is Not Completed.”

Q.	After the special meeting, how can I determine whether the proposal to adopt the Merger Agreement has been approved by our stockholders?
A.
Promptly after the special meeting, we anticipate that we will issue a press release announcing whether or not the proposal to adopt the Merger Agreement has been approved by holders of a sufficient number of outstanding shares of our common stock.

Q.	Should I send in my stock certificates now?
A.
No. After we complete the merger, you will receive written instructions informing you how to send in your stock certificates in order to receive the merger consideration. You will receive your cash payment as soon as practicable after receipt of the stock certificates representing the shares of our common stock that you own, together with the completed documents requested in the instructions. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY CARD.

Q.	Where can I find more information about AmCOMP?
A.
We file periodic reports and other information with the Securities and Exchange Commission, which we refer to as the “SEC.”  This information is available at the SEC’s public reference facilities, and at the Internet site maintained by the SEC at http://www.sec.gov.  For a more detailed description of the information available, please see the section of this proxy statement entitled “Where You Can Find Additional Information.”

Q.	Who can help answer my questions?
A.
If you have questions about the special meeting or the merger after reading this proxy statement, you should contact our proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or toll-free at (800) 322-2885 or via email at proxy@mackenziepartners.com.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board for use at the special meeting.

Date, Time and Place

The special meeting will be held on [                   ] at [               ], at [        ] Eastern Time.

Purpose of the Special Meeting

The special meeting is being called to consider and vote upon the Merger Agreement, pursuant to which Parent will acquire our entire company and our stockholders will receive merger consideration of $12.50 per share in cash.

Specifically, at the special meeting, we will ask holders of our common stock to consider and vote on the following proposals:

1.
To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 10, 2008 by and among AmCOMP Incorporated, a Delaware corporation, Employers Holdings, Inc., a Nevada corporation, and Sapphire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Employers Holdings, Inc., pursuant to which Sapphire Acquisition Corp. will merge with and into AmCOMP Incorporated, with AmCOMP Incorporated being the surviving corporation in the merger and continuing as a wholly-owned subsidiary of Employers Holdings; and each issued and outstanding share of common stock, $0.01 par value, of AmCOMP Incorporated not held by Employers Holdings, Inc., Sapphire Acquisition Corp. or us, or by our stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $12.50 per share in cash;

2.
To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement; and

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Our Board has unanimously determined (with any interested directors abstaining from voting) that the merger and the Merger Agreement are advisable and are fair to us and our stockholders, and in our best interest and the best interest of our stockholders.  Accordingly, the Board has unanimously approved the Merger Agreement (with any interested directors abstaining from voting).  The Board unanimously recommends (with any interested directors abstaining from such recommendation) that you vote “FOR” the adoption of the Merger Agreement at the special meeting and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date, Shares Entitled to Vote and Quorum

Only holders of record of our common stock at the close of business on [       ], the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting.  On the record date, [       ] shares of our common stock were issued and [     ] shares of our common stock were outstanding and held by approximately [    ] holders of record (with the difference of [       ] shares of our common stock held by us in treasury).  A quorum will be present at the special meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote on the record date are represented in person or by proxy.

Vote Required; Share Ownership of Directors and Executive Officers

In order to adopt the Merger Agreement, holders of at least a majority of the outstanding shares of our common stock entitled to vote must vote in favor of adopting the Merger Agreement.  Each holder of our common stock is entitled to one vote for each share held of record on the record date.  If you withhold a vote or abstain from voting on the proposal relating to the adoption of the Merger Agreement, it will have the same effect as a vote “AGAINST” the proposal.

As of the record date, our executive officers (who comprise Fred R. Lowe, our Chairman, President and Chief Executive Officer; Debra Cerre-Ruedisili, our Executive Vice President and Chief Operating Officer; Kumar Gursahaney, our Senior Vice President and Chief Financial Officer; George Harris, our Senior Vice President, General Counsel and Secretary; Colin Williams, our President of the Texas Region; Lisa Perrizo, our President of the Midwest Region; Timothy J. Spear, our President of the Mid-Atlantic Region and Frank Pinson, our President of the Southern Region) as a group and our directors (other than Fred R. Lowe and Debra Cerre-Ruedisili, who are also executive officers) as a group owned and were entitled to vote 302,953 shares and 1,007,221 shares, respectively, of our common stock, which represent approximately [2.0]% and [6.6]%, respectively, of our total common stock outstanding on that date.

Each of our directors and executive officers has indicated that he or she intends to vote in favor of the adoption of the Merger Agreement and for the approval of the adjournment, if necessary or appropriate, of the special meeting, but, in each case, has no obligation to do so other than as described in the next sentence.  In connection with the Merger Agreement, (a) Fred R. Lowe, (b) Sam Stephens, one of our directors, and (c) Welsh, Carson, Anderson & Stowe VII L.P., an entity which Paul B. Queally, one of our directors, may be deemed to have shared investment and voting power of, who collectively hold and are entitled to vote approximately [17.2]% of our total common stock outstanding on the record date, have entered into separate voting agreements in which each has agreed to vote in favor of the adoption of the Merger Agreement and the transactions contemplated thereby and the proposal to adjourn the special meeting, subject to specified exceptions.

Assuming that the directors, as a group, the executive officers, as a group, Welsh, Carson, Anderson & Stowe VII L.P. and WCAS Healthcare Partners, L.P., which also entered into a voting agreement on the same terms as summarized above, who collectively are entitled to vote approximately [17.7]% of our total common stock outstanding on the record date, vote in favor of the adoption of the Merger Agreement, other stockholders holding at least 4,943,286 shares of our common stock, representing approximately [32.3]% of all shares outstanding on the record date, must vote in favor of the adoption of the Merger Agreement in order for this proposal to be approved.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, requires the favorable vote of a majority of the votes cast at the special meeting, in person or by proxy, even if less than a quorum.  The Voting Agreement Parties, holding approximately [17.2%] of our outstanding voting power, have unconditionally and irrevocably agreed to vote all of their shares in favor of the approval of the proposal to adjourn the special meeting.  For the proposal to adjourn the special meeting, abstentions will have no effect on the outcome, since an abstention is not a vote cast.

Under stock market rules currently in effect, brokerage firms and nominees have the authority to vote their customers’ unvoted shares on certain “routine” matters if the customers have not furnished voting instructions within a specified period prior to the special meeting.  However, the proposal to adopt the Merger Agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, are not considered “routine” matters, and brokerage firms and nominees will not be able to vote the shares of customers from whom they have not received voting instructions with regard to the proposal to adopt the Merger Agreement or the proposal to adjourn the special meeting.  If you hold your shares directly in your own name, they will not be counted as shares present for the purposes of establishing a quorum or be voted if you do not provide a proxy or attend the special meeting and vote the shares yourself.

Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (a) the broker has not received voting instructions from the beneficial owner of the shares and (b) the broker lacks the authority to vote the shares at the broker’s discretion.  Broker non-votes will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies because broker non-votes will not be considered votes cast, but will be counted as shares present and entitled to vote for the purposes of determining the presence of a quorum.  With regard to the adoption of the Merger Agreement, the shares represented by broker non-votes will also be considered present at the special meeting for the purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the proposal because holders of a majority of the outstanding shares of our common stock entitled to vote must vote in favor of the adoption of the Merger Agreement in order for this proposal to be approved.

Voting of Proxies

After carefully reading and considering the information contained in the proxy statement and even if you plan to attend the special meeting, you should either sign and date the enclosed proxy card and mail the proxy card in the enclosed postage-paid envelope as soon as possible or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card so that your shares of common stock are represented at the special meeting.  If you elect to submit your proxy by telephone or via the Internet, you will need to provide the control number set forth on the enclosed proxy card.  If no specification is indicated, all shares of common stock represented by valid proxies that have been submitted will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

We do not expect that any matter other than the proposal to adopt the Merger Agreement and to adjourn the special meeting, if necessary or appropriate, will be brought before the special meeting.  If, however, our Board properly presents other matters, each of the persons named as a proxy will vote in accordance with his judgment as to matters that he believes to be in the best interests of the stockholders.  A proxy in the accompanying form or properly submitted by telephone or over the Internet will give authority to Fred R. Lowe, our Chairman, President and Chief Executive Officer, Debra Cerre-Ruedisili, our Executive Vice President and Chief Operating Officer, and Kumar Gursahaney, our Senior Vice President and Chief Financial Officer, and each of them, to vote on such matters at their respective discretion and they intend to do so in accordance with their respective best judgment on any such matter.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy or submission of a proxy by telephone or over the Internet pursuant to the instructions on the proxy card does not preclude a stockholder from voting in person at the special meeting.  Until your proxy is voted at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by giving written notice of the revocation to our Secretary;

•	by properly submitting another proxy by mail, telephone or the Internet, with a later date; or

•	by voting in person at the special meeting (if your shares are registered directly on our books and not held through a broker, bank or other nominee).

Your attendance at the special meeting will not, in and of itself, constitute a revocation of your proxy.

If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply; instead, you must follow the instructions received from your broker to change your vote.

Solicitation of Proxies

We will bear the cost of solicitation of proxies by us.  In addition to soliciting stockholders by mail, our directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication.  We will not pay these individuals for their solicitation activities but will reimburse them for their reasonable out-of-pocket expenses.  Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and we will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs.  Solicitation by our directors, officers and employees may also be made of some stockholders in person or by mail, telephone or other means of electronic communication following the original solicitation.

We have retained the firm of MacKenzie Partners, Inc. to assist in the solicitation of proxies for a base fee of $7,500, plus reasonable out-of-pocket expenses, and have agreed to indemnify MacKenzie Partners, Inc. for specified liabilities and expenses.

You should not send your stock certificates with your proxy.  A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to you promptly after the consummation of the merger.

THE MERGER

This section describes material aspects of the merger, including the Merger Agreement.  Although we believe that the description covers the material terms of the Merger Agreement and the transactions contemplated thereby, this summary may not contain all of the information that is important to you.  You should read carefully this entire document and the other documents referred to in this proxy statement for a more complete understanding of the Merger Agreement and the transactions contemplated thereby.

The Companies

AmCOMP Incorporated
701 U.S. Highway One
North Palm Beach, Florida  33408
(561) 840-7171

AmCOMP Incorporated is an insurance holding company whose wholly-owned subsidiaries, AmCOMP Preferred and AmCOMP Assurance, are mono-line workers’ compensation insurers with products that focus on value-added services to policyholders.  Currently marketing insurance policies in 17 core states and targeting small to mid-sized employers in a variety of industries, AmCOMP distributes its products through independent agencies.

Employers Holdings, Inc.
9790 Gateway Drive
Reno, Nevada  89521-5906
(775) 327-2754

Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers’ compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries.  The company, through its subsidiaries, operates in 11 states from 13 office locations.  The company’s insurance subsidiaries, Employers Insurance Company of Nevada and Employers Compensation Insurance Company are rated A- (Excellent) by the A.M. Best Company.

Sapphire Acquisition Corp.
c/o Employers Holdings, Inc.
9790 Gateway Drive
Reno, Nevada  89521-5906
(775) 327-2754

Sapphire Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent, was formed solely for the purpose of effecting the merger and the transactions related to the Merger Agreement.  It has not engaged in any business except in furtherance of this purpose.

Background of the Merger

Our Board continually reviews our results of operations and competitive position, as well as the strategic alternatives available to us.  During the eighteen-month period from June 2006 through December 2007, we received nine unsolicited expressions of interest to explore the possibility of a business combination.  In all but one instance, these discussions began with a call to Fred Lowe, our Chairman, President and Chief Executive Officer.  After preliminary discussions with management, five of these nine parties who expressed interest in a possible transaction declined to execute non-disclosure agreements and proceed any further due to lack of strategic fit, concerns about the condition of our markets or differences in perceived value.  The other four interested parties, including Parent, executed non-disclosure agreements, and each provided a written expression of interest.

On May 3, 2007, a member of our Board received a written indication of interest regarding a possible acquisition of us from a publicly traded insurance holding company, which we refer to as AI.  This was the first expression of interest from AI.  This was followed on May 9, 2007, by a written indication of interest from a private group, which we refer to as BI.  Subject to due diligence, AI indicated its preliminary interest in a transaction to acquire us based on a valuation in the range of 1.15 to 1.30x then-stated stockholders’ equity, which was a premium of approximately 20% to the market price of our common stock at that time.  BI’s indication of interest in a cash purchase included an initial valuation range of $11.75 to $12.50 per share.

On May 13, 2007, our Board convened via teleconference to discuss the proposals from AI and BI.  At this time, it was determined that it would be necessary to retain a financial advisor to review the indications of interest, oversee the due diligence process and act as intermediary between us and the interested parties.  We retained Raymond James on May 22, 2007 to act in this capacity.

On May 16, 2007 and May 30, 2007, we entered into confidentiality agreements with AI and BI, respectively.  Over the course of the next several weeks, members of our management and Raymond James met with members of the senior management teams of both AI and BI while they performed limited operational, actuarial, and financial due diligence.

Following this due diligence, on June 22, 2007, AI submitted a letter to our Board indicating that it would be interested in pursuing a transaction at a price of $11.00 per share, subject to the completion of confirmatory due diligence.  Our Board deemed this proposal to be inadequate and it was the consensus of the Board to cease a continuing dialogue with AI if it was unwilling to increase the value of its proposal.  After communicating this to AI’s financial advisor, AI withdrew its indication of interest to pursue an acquisition, but indicated that it would be willing to reconsider its interest following the release of our second quarter financial information.  Although there was ongoing dialogue between Raymond James and AI’s financial advisor through the beginning of July 2007, AI never indicated a willingness to revise the value of its initial indication of interest.

On July 3, 2007, Raymond James received an email communication from BI which indicated that, following its due diligence, it would be unable to propose a transaction that was consistent with the valuation range set forth in its letter dated May 9, 2007.  BI further indicated that it might be interested in revisiting the opportunity, potentially at a valuation consistent with its initial range, once our second quarter financial results were available.  Although our Board did not wish to foreclose such a possibility, on July 9, 2007, it instructed Raymond James to terminate discussions with BI.

On August 8, 2007, we released our second quarter financial results.  On August 23, 2007, BI submitted a proposal to acquire us for a cash price of $10.50 per share, which was the consensus of the Board to reject.

During September 2007, we were approached regarding a potential merger by two additional parties, a mutual insurance company, which we refer to as CI, and Parent.  Following preliminary discussions, we executed non-disclosure agreements with CI on September 19, 2007 and with Parent on October 8, 2007.  Prior to beginning their due diligence, both parties were instructed that the Board would be unlikely to support offers below $13.00 per share, and that if at any time during the due diligence process, either party concluded that a transaction at this price would not be possible, all due diligence efforts would cease.  Both CI and Parent acknowledged to these terms and began due diligence shortly after execution of the confidentiality agreements.

At management’s direction, on October 15, 2007, Raymond James advised both CI and Parent, in writing, that the deadline to submit non-binding indications of interest would be 5:00 p.m. on October 26, 2007.  These parties were informed that the indications of interest should include the proposed terms of the transaction, including the consideration to be paid to holders of our common stock, a schedule for completing due diligence and any other requirements necessary to close the transaction.

On October 24, 2007, Parent submitted a non-binding proposal for a merger transaction with an indicated range of $152.0 million to $212.0 million in cash.  Parent’s letter indicated that it was prepared to complete its due diligence in 30 days, but indicated that any final offer would be contingent upon satisfactory completion of due diligence and final approval of its board of directors.

On October 25, 2007, CI submitted a non-binding proposal to acquire all of our outstanding common stock and common stock equivalents for a range of $185.0 million to $200.0 million, payable in cash.  CI indicated that it was willing to move on an expedited basis to complete confirmatory due diligence, contingent upon our agreement to a 90-day period of exclusivity.  In addition, CI sought reimbursement for its out-of-pocket due diligence expenses if we breached the exclusivity agreement.  CI’s final offer would be contingent upon satisfactory completion of due diligence, final approval from its board of directors, confirmation of our financial statements as of June 30, 2007 and affirmation that the combined entity would receive an “A-” rating from A.M. Best.

Our Board met on October 29, 2007 via teleconference to review the proposals received from CI and Parent.  Raymond James presented a summary of the terms of each letter to our Board as well as an overview of both entities.  After careful review, our Board elected to proceed with full due diligence with Parent and CI.  At the same time, our Board instructed Raymond James to reaffirm to Parent’s Chief Executive Officer, Douglas D. Dirks, that while the high end of Parent’s proposed range was acceptable, our Board was not prepared to support a price per share of less than $13.00.  Our Board further instructed Raymond James to communicate this same message to CI, and also to inform CI that we would not agree to a period of exclusivity at that time or agree to reimburse CI for any out-of-pocket expenses.  On October 30, 2007, Raymond James communicated these messages to both Parent and to CI’s financial advisor.  Both Parent and CI acknowledged to these terms and proceeded to full due diligence.

During the month of November, both CI and Parent performed extensive operational, financial, actuarial, and legal due diligence in preparation for meetings with members of our senior management.

From December 1, 2007 through December 4, 2007 members of Parent’s senior management performed on-site due diligence and completed interviews with members of our senior management.  At the completion of its on-site diligence, Parent indicated to Raymond James that there were a small number of outstanding items it would need in order to complete its due diligence and submit a binding offer.  Over the next two weeks, we worked to provide these outstanding items.

Following its examination and detailed review of documents, CI was scheduled to perform on-site due diligence from December 10, 2007 through December 12, 2007.  At a meeting of the board of directors of CI’s parent on December 7, 2007, however, CI’s Chief Executive Officer was informed that the board of directors of CI’s parent would no longer support an acquisition of us and that CI should remove itself from the process.  CI cited deteriorating market conditions in the workers’ compensation segment as the reason for electing to remove itself from the process.

On December 10, 2007, Parent submitted a revised non-binding proposal for a merger transaction with cash consideration of $12.00 per share.  In its letter, Parent indicated that it planned to finance the acquisition through a combination of cash and newly-issued debt securities.  Parent indicated that it would not anticipate including a financing condition in the definitive merger agreement and that its proposal was subject to final approval from its board of directors and successful completion of confirmatory due diligence.  The letter also stated that, based on the time and resources expended up to that point and in light of the resources Parent anticipated deploying with respect to confirmatory due diligence and contract negotiations, it would require a 30-day period of exclusivity to continue active discussion regarding its proposal.  This revised letter was accompanied by an exclusivity agreement and a list of additional due diligence requirements.

On December 13, 2007, our Board convened a meeting via conference call to discuss Parent’s revised non-binding proposal.  After discussion, it was determined that Mr. Lowe should respond directly to Mr. Dirks regarding Parent’s revised offer.  Mr. Lowe was instructed to convey to Mr. Dirks that Parent’s $12.00 per share offer was insufficient.  Nonetheless, our Board authorized Mr. Lowe to advise Parent that our Board would (a) agree to grant Parent a period of exclusivity through January 7, 2008 and (b) had instructed our outside legal counsel, Olshan Grundman Frome Rosenzweig & Wolosky LLP, to deliver a draft of the Merger Agreement to Parent and its outside legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, no later than December 17, 2007, if Parent were willing to (a) proceed expeditiously with its confirmatory due diligence and negotiations of the Merger Agreement, (b) agree to work toward executing the Merger Agreement by January 7, 2008 and (c) state that it would be willing to support a price of $12.50 per share.

Mr. Dirks, responding on Parent’s behalf, agreed to these terms, but indicated that Parent would need its outside auditor to complete confirmatory financial and other due diligence.  Mr. Dirks further communicated the need for Parent to speak to A.M. Best to ensure that the acquisition would not jeopardize the “A-” rating of Parent’s insurance subsidiaries, and that it would need to speak with the insurance regulatory agencies in both Florida and Nevada to ensure that there were no regulatory impediments to closing.  Based on certain timing constraints, Parent requested that the period of exclusivity be extended until January 9, 2008.  These terms being agreeable, our counsel delivered a draft of the Merger Agreement to Parent and their counsel on December 14, 2007.

Between December 17, 2007 and December 19, 2007, our counsel and counsel for Parent negotiated the terms of the exclusivity agreement.  On December 19, 2007, we executed the exclusivity agreement with Parent, which provided for an exclusive negotiating period ending January 9, 2008.

On December 21, 2007, counsel for Parent sent to our counsel a mark-up of the draft merger agreement and a draft of the Voting Agreement for use by the Voting Agreement Parties.

On December 26, 2007, our executive officers met with our counsel to discuss the comments to the Merger Agreement delivered by Parent’s counsel on December 21, 2007.

On December 28, 2007, our counsel delivered to our management and Board a revised draft of the Merger Agreement, which was discussed with members of our management and certain members of our Board on a telephonic call on January 2, 2008.

On January 3, 2008, our Board met via teleconference to discuss the status of the proposed transaction and the latest draft of the Merger Agreement.  After this meeting and later in the day on January 3, 2008, our counsel delivered a revised draft of the Merger Agreement to Parent and its counsel.

Between January 3, 2008 and January 10, 2008, our counsel and counsel for Parent exchanged numerous drafts and negotiated the final terms and provisions of the Merger Agreement.  In addition, between such dates, counsel for Parent and each of the Voting Agreement Parties negotiated the final terms and provisions of the Voting Agreements.

On January 7, 2008, our Board met via teleconference to discuss any open issues in the negotiations and to review the latest draft of the Merger Agreement.

On January 10, 2008, we completed negotiations with Parent of the terms of the Merger Agreement, which included a final price per share of $12.50.  On January 10, 2008, a special meeting of our Board was held to consider the proposed transaction with Parent.  Members of our management and our outside counsel updated the Board on their negotiations and the resolution of the principal terms of the Merger Agreement.  Raymond James provided to the Board its financial analysis of the proposed transaction, and then delivered to the Board its oral opinion (subsequently confirmed in writing) to the effect that, as of January 10, 2008, and subject to and based upon the assumptions made, matters considered and limits of the review set forth in its opinion, the $12.50 per share consideration to be received by the holders of our common stock was fair to our stockholders from a financial point of view.  Our outside counsel reviewed with the members of the Board their fiduciary duties under Delaware law, as well as the terms and provisions of the Merger Agreement.  The Board was advised of the negotiations between each of Ms. Cerre-Ruedisili and Mr. Gursahaney and Parent concerning the Integration Bonus and Enhanced Severance Agreements.  After extensive discussion, including an in-depth analysis of the reasons for engaging in the transaction, our Board unanimously determined, with Ms. Cerre-Ruedisili abstaining, that the merger and the Merger Agreement are advisable and are fair to us and in our best interest and the best interest of our stockholders.  Accordingly, the Board unanimously approved the Merger Agreement, with Ms. Cerre-Ruedisili abstaining, and resolved to recommend that our stockholders adopt the Merger Agreement and approve the transactions contemplated thereby.

On January 10, 2008, Parent, Merger Sub, and we executed the Merger Agreement.  In addition, the Voting Agreements were executed by Parent and each of the Voting Agreement Parties.  Also on January 10, 2008, we issued a press release announcing the signing of the Merger Agreement.

Reasons for the Merger

In reaching its decision to approve the merger and the Merger Agreement and to recommend that our stockholders vote to adopt the Merger Agreement, our Board consulted with senior management, as well as our legal and financial advisors, reviewed a significant amount of information, and considered a number of factors, including, among others, the following:

•
the alternatives to the merger (including the possibility of continuing to operate as an independent entity), the perceived risks of each of the alternatives, the perceived risks of the merger, the range of possible benefits to our stockholders of such alternatives and the timing and likelihood of accomplishing the goals of these alternatives, and our Board’s assessment that the merger with Parent presented a superior opportunity to such alternatives;

•
the challenges facing us in our traditional workers’ compensation market, given the continuing price competition in the market and the fact that we believed that this price competition would continue for at least 18 to 24 months, compounded by the fact that we do not have an insurance rating from A.M. Best;

•
the current weakness in the overall economy, particularly the construction markets, which was having an adverse effect on many of our customers and resulting in declining payrolls and a corresponding reduction in the workers’ compensation premium revenue received from these customers;

•	the costs and risks of remaining a public company, including our relatively small stockholder base and relatively illiquid nature of our common stock;

•
the risk that the stockholder value generated by us as a stand-alone entity, through stock price appreciation, would not be as high as the merger consideration offered by Parent, in light of an assessment of the current and prospective demand for our core business services in the workers’ compensation industry, the effect of global, national and local economic conditions on this sector and the competitive landscape for participants in the industry generally;

•
the fact that our financial advisor believed that the Termination Fee and other deal protection provisions included in the Merger Agreement would be unlikely to deter another buyer if one were to emerge;

•
the price proposed by Parent as compared to current and historical market prices and trading information with respect to shares of our common stock in light of historical, current and prospective industry valuations of us and comparable companies;

•
prospects for, and trends within, the workers’ compensation industry generally, particularly the aggressive competition we face in this industry from companies with greater resources and higher degrees of market recognition;

•	other historical information concerning our business, prospects, financial performance and condition, operations, technology, management and competitive position;

•
the fact that the merger consideration is all cash, so that the transaction would allow our stockholders to immediately realize a fair value for their investment and would provide our stockholders certainty of value for their shares of our common stock;

•
the per share consideration of $12.50 to be paid in the merger represented a premium for our common stock of approximately 44.0% to the closing price for our common shares on January 9, 2008, and a premium of 35.9%, 28.9% and 32.6% to our one-month, three-month and six-month average closing prices for the relevant periods preceding the date immediately preceding the date on which the merger was announced;

•
the financial presentation of Raymond James and its opinion that as of January 10, 2008, and based on and subject to the factors and assumptions set forth therein, the $12.50 per share in cash to be paid to holders of our common stock pursuant to the Merger Agreement is fair from a financial point of view to such holders;

•
our right, prior to the approval of the Merger Agreement by stockholders, and so long as we are in compliance in all material respects with the non-solicitation provisions of the Merger Agreement, to engage in negotiations with, and provide information to, a third party that makes an unsolicited acquisition proposal if our Board determines in good faith, after consultation with its legal and financial advisors, that such proposal could reasonably be expected to lead to a transaction that is more favorable to our stockholders than the merger (subject to our compliance with the terms and conditions of the Merger Agreement);

•	the Parent Termination Fee that is payable to us in certain circumstances;

•
the view of our Board, after consultation with its financial and legal advisors, that as a percentage of the merger consideration to be paid in the merger, the Termination Fee and expense reimbursement provisions were within the range of fees and expenses provided for in similar size transactions;

•	the limited closing conditions in the Merger Agreement; and

•	the likelihood of consummation of the merger, including an assessment of regulatory risks and an assessment that Parent has the financial capability to acquire us for the merger consideration.

Our Board also considered the potential risks of the merger, including:

•	the risk that the merger might not be completed in a timely manner or at all;

•	the fact that following the merger, our stockholders would not participate in any of our future earnings or growth and would not benefit from any appreciation in our value;

•
the fact that it is a condition to closing that no governmental authority require any action by Parent or us in connection with consummating the transaction, including, any requirement that Parent, the surviving corporation or any of its or their subsidiaries (a) provide or commit to provide additional capital to the surviving company, (b) maintain operations or employees in the State of Florida, or (c) provide any surplus maintenance, guarantee, keep-well or similar agreements or commitments;

•	the possibility of management and employee disruption associated with the merger;

•	the fact that the merger consideration consists of cash and would therefore be taxable to our stockholders for United States federal income tax purposes;

•	the requirement that we pay to Parent the Termination Fee if the agreement is terminated in order for our Board to accept a superior proposal and in certain other circumstances; and

•
the restrictions on the conduct of our business prior to consummation of the merger, including the requirement to conduct our business only in the ordinary course, subject to specific limitations or consent by Parent, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

In view of the variety of factors and the quality and amount of information considered as well as the complexity of these matters, our Board did not find it practicable to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching this determination.  Our Board conducted an overall analysis of the factors described above, as well as others, including thorough discussion with, and questioning of, our senior management and our legal and financial advisors, and considered the benefits of the merger to outweigh the risks and the factors overall to be favorable to, and to support, its determination.  Our Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any factor, was favorable or unfavorable to its ultimate determination.  Individual members of our Board may have given different weight to different factors.

Recommendation of the Board of Directors

After careful consideration, our Board has unanimously determined (with any interested directors abstaining from voting) that the Merger Agreement and the merger are advisable and are fair to us and our stockholders, and in our best interest and the best interest of our stockholders and has unanimously approved (with any interested directors abstaining from voting) the Merger Agreement.  The Board unanimously recommends (with any interested directors abstaining from such recommendation) that you vote “FOR” the adoption of the Merger Agreement at the special meeting and “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Financial Advisor

On May 22, 2007, we engaged Raymond James to provide financial advisory and investment banking services in connection with the possible sale of our company or an equity interest in our company to another corporation or business entity.  In connection with such engagement, we requested that Raymond James evaluate the fairness, from a financial point of view, of the merger consideration to be received by eligible holders of our common stock in a transaction.  We selected Raymond James based upon its qualifications, expertise in the valuation of insurance businesses and reputation as a nationally recognized investment banking firm.

In connection with Raymond James’ engagement, at a meeting of our Board on January 10, 2008, Raymond James delivered to our Board its opinion that, based upon and subject to the various considerations set forth in its written opinion dated January 10, 2008, the merger consideration of $12.50 cash per share to be received by common stock holders pursuant to the terms and conditions of the Merger Agreement was fair, from a financial point of view, to the common stock holders.

Raymond James expressed no opinion as to the underlying business decision to approve the Merger Agreement, the structure or tax consequences of the Merger Agreement or the availability or advisability of any alternatives to the Merger Agreement.  Raymond James did not structure the Merger Agreement or negotiate the final terms of the Merger Agreement.  Raymond James’ opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the common stock holders pursuant to the terms and conditions of the Merger Agreement.  Raymond James expressed no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Merger Agreement.  In formulating its opinion, Raymond James considered only what it understood to be the merger consideration to be received by the eligible holders of our common stock, and its opinion does not address any other payments that may be made to our employees or other stockholders in connection with the merger.  The opinion of Raymond James was one of many factors taken into consideration by our Board in making its determination to approve the Merger Agreement.  Consequently, the analyses described below should not be viewed as determinative of the Board’s or our management’s opinion with respect to the value of our company.

The full text of Raymond James’ opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the review undertaken by Raymond James, is attached as Annex B to this proxy statement.  No limitations were imposed by our Board upon Raymond James with respect to the investigations made or procedures followed by it in rendering this opinion.  Holders of our common stock are urged to read the opinion in its entirety.  Any description of or reference to Raymond James’ opinion is subject to, and qualified in its entirety by reference to, the full text of such opinion.  Raymond James’ opinion is directed to our Board and does not constitute a recommendation to any holder of our common stock or any other person as to whether such person should vote to approve the Merger Agreement.

In connection with its review of the proposed Merger Agreement and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the Merger Agreement;

•	reviewed the annual reports to stockholders on Form 10-K of our company for the two fiscal years ended December 31, 2005 and December 31, 2006;

•	reviewed the quarterly reports to stockholders on Form 10-Q of our company for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	reviewed other financial and operating information requested from and/or provided by our company;

•
reviewed the Annual Statements of AmCOMP Preferred Insurance Company and AmCOMP Assurance Corporation, which we refer to as the Insurance Subsidiaries, as well as the combined Annual Statements of the AmCOMP Incorporated Group filed with the Florida Department of Financial Services for the years ended December 31, 2004, 2005 and 2006;

•	reviewed the reports of our company’s independent actuarial firm, dated December 31, 2006, June 30, 2007 and September 30, 2007;

•	reviewed certain other publicly available information on our company;

•	discussed with members of our senior management certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry;

•
reviewed and discussed with our senior management the historical and anticipated future financial performance and prospects of our company, including the review of forecasts prepared by senior management of our company;

•	reviewed the reported price and trading activity for the shares of our common stock;

•	compared financial and stock market information for our company with similar information for comparable companies with publicly traded securities;

•	reviewed the financial terms of recent business combinations involving companies in comparable businesses; and

•
performed a discounted cash flow analysis of our company on a stand-alone basis and performed such other analyses and studies, and considered such other factors, as Raymond James considered appropriate.

Raymond James’ opinion is necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it as of January 9, 2008, and any material change in such circumstances and conditions would require a reevaluation of its opinion, which Raymond James is under no obligation to undertake.

In preparing its opinion, Raymond James relied on and assumed the accuracy and completeness of the financial and other information that was provided to it or was publicly available and did not undertake any duty or responsibility to verify independently any of such information.  Raymond James, with our consent, assumed that forecasts provided by us were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our company, and expressed no opinion with respect to such forecasts or the assumptions on which they are based.  In addition, Raymond James did not make or obtain any evaluations or appraisals of our properties, assets, liabilities, reserves or surplus, nor was Raymond James furnished with any such appraisals.  Raymond James was not furnished with any actuarial analysis or reports, except for certain analysis and reports prepared by our independent actuarial advisors.  Raymond James is not an actuarial firm and its services did not include actuarial determinations or evaluations by it or an attempt to evaluate any actuarial assumptions.  In that regard, Raymond James has made no analysis of, and expresses no opinion as to, the adequacy of our losses and loss adjustment expense reserves under any state or federal laws relating to bankruptcy, insolvency or similar matters.

Raymond James also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger Agreement would be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which we are a party or are subject or by which we are bound, no limitations, restrictions or conditions would be imposed or amendments, modifications or waivers would be made that would have a material adverse effect on us or materially reduce the contemplated benefits of the Merger Agreement.

With respect to the comparison of selected comparable companies and merger and acquisition transactions analyses, no company utilized as a comparison is completely identical to our company and no transaction is completely identical to the merger.  Such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned.  Estimates of the financial value of companies do not purport to be appraisals or to reflect the prices at which companies or securities may actually be sold.  Accordingly, Raymond James’ analyses and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, Raymond James did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description.  Raymond James arrived at its opinion based on the results of all the analyses that it undertook assessed as a whole, and did not draw conclusions from, or with regard to, any one method of analysis.  Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses underlying Raymond James’ opinion, dated January 10, 2008, that Raymond James presented to our Board in connection with the Merger Agreement at a meeting of the Board on January 10, 2008.  The order of the analysis does not represent relative importance or weight given to those analyses used by Raymond James.  The financial analyses summarized below include information presented in tabular format.  In order to fully understand Raymond James’ financial analyses, the tables must be read together with the text of each summary.  The tables alone do not constitute a complete description of the financial analyses.  Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Raymond James’ financial analyses and opinion.

Summary of Merger Consideration.  Raymond James reviewed the financial terms of the merger consideration.  Pursuant to the Merger Agreement, each share of common stock will be converted into the right to receive $12.50 in cash.

Analysis of Historical Trading Prices.  Raymond James reviewed the historical trading prices for the shares of our common stock for the 52-week period from January 9, 2007 through January 9, 2008.  Raymond James’ analysis showed the following concerning the merger consideration of $12.50 per share relative to historical prices of our common stock:

		Premium/
	AmCOMP	(Discount)

Merger Consideration	$12.50	-
Closing Price on January 9, 2008	$8.68	44.0%
52-week high (2/9/07)	$12.11	3.2%
52-week low (8/9/07)	$7.32	70.8%
IPO Price (2/9/06)	$9.00	38.9%

Summary of Comparable Companies Analysis.  Raymond James compared publicly available historical and projected operating earnings, net income, and book value of eight publicly held property-casualty insurance companies operating in the workers’ compensation insurance marketplace.  These companies were selected based on Raymond James’ professional judgment considering characteristics such as the type of insurance written and market capitalization.  None of the selected companies are directly comparable to us and, therefore, the results of the selected company’s analysis are primarily financial calculations rather than detailed analyses of the differences in operating characteristics and business mixes of the various companies.  Appropriate use of the data includes qualitative judgments concerning, among other things, differences among the companies.

Selected companies as of January 9, 2008 included:

•	Zenith National Insurance Corp.

•	Employers Holdings, Inc.

•	SeaBright Insurance Holdings, Inc.

•	Meadowbrook Insurance Group, Inc.

•	PMA Capital Corporation

•	AMERISAFE, Inc.

•	Eastern Insurance Holdings, Inc.

•	CRM Holdings, Ltd.

Raymond James calculated various financial multiples for each company, including (a) market value compared to net operating income, where net operating income is defined as income from continuing operations minus any realized gains or losses, for the most recent available twelve month period, which we refer to as LTM; (b) market value per share compared to earnings per share, which we refer to as EPS, using Wall Street research analyst estimates, as reported by First Call, for the selected companies for calendar years ending December 31, 2007 and 2008, which we refer to as CY07E and CY08E; (c) market value to stated book value as of the most recent reporting period; and (d) market value to tangible book value as of the most recent reporting period. The estimates published by Wall Street research analysts were not prepared in connection with the merger or at Raymond James’ request and may or may not prove to be accurate.  Raymond James reviewed the minimum, mean, median and maximum relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for our company implied by the merger consideration.  The results of the selected public companies analysis based on market price information as of January 9, 2008 are summarized below:

	Merger		Comparable Companies
	Consideration		Min		Median		Mean		Max

Market value as a multiple of LTM net operating income	10.8	x	6.2	x	7.5	x	8.3	x	13.1	x
Market value as a multiple of CY07E EPS	9.5	x	6.2	x	7.3	x	8.7	x	13.5	x
Market value as a multiple of CY08E EPS	11.5	x	5.5	x	7.7	x	8.2	x	10.6	x
Market value as a multiple of book value	1.3	x	0.7	x	1.1	x	1.1	x	1.5	x
Market value as a multiple of tangible book value	1.3	x	0.7	x	1.2	x	1.2	x	1.5	x

Furthermore, Raymond James applied the minimum, mean, median and maximum relative valuation multiples for each of the metrics to our company’s actual and Wall Street research analysts’ projected financial results, as reported by First Call, and determined the implied market price per share for our common stock and then compared those implied market values per share to the merger consideration of $12.50 per share.  The results of this are summarized below:

	Merger	Comparable Companies
	Consideration	Min	Median	Mean	Max

Implied market value multiples of LTM net operating income	$12.50	$7.15	$8.70	$9.58	$15.16
Implied market value multiples of CY07E EPS	$12.50	$8.24	$9.63	$11.52	$17.86
Implied market value multiples of CY08E EPS	$12.50	$6.01	$8.43	$8.97	$11.51
Implied market value multiples of book value	$12.50	$6.52	$11.34	$11.25	$14.76
Implied market value multiples of tangible book value	$12.50	$6.46	$11.61	$11.60	$14.93

Summary of Precedent Transactions Analysis.  Raymond James reviewed five merger and acquisition transactions announced since September 1, 2006 in which the transaction value was less than $500 million and that involved insurance companies for which public information was available considered by Raymond James to be most comparable to our company.  These transactions included:

Transaction
Announced	Buyer	Target

01/03/08	QBE Insurance Group	North Pointe Holdings Corporation
10/15/07	The Doctors Company	SCPIE Holdings Inc.
10/20/07	Rockhill Holding Company	RTW Inc.
04/27/07	Alleghany Corp.	Employers Direct
09/08/06	CRM Holdings Ltd.	Embarcadero Insurance Holdings, Inc.

In reviewing these transactions, Raymond James evaluated, among other things, the equity value relative to the acquired company’s book value and net income, in each case, for the most recent available twelve month period prior to the announcement of the transaction.  Raymond James reviewed the minimum, mean, median and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for our company implied by the merger consideration.

The following table presents the results of this analysis:

	Merger		Precedent Transactions
	Consideration		Min		Median		Mean		Max

Price to book value	1.3	x	1.0	x	1.3	x	1.3	x	1.5	x
Price to LTM earnings	10.9	x	4.2	x	17.9	x	14.4	x	21.1	x

Furthermore, Raymond James applied the minimum, mean, median and maximum relative valuation multiples to our most recent available last twelve months earnings and book value to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $12.50 per share.  The results of the selected transactions analysis are summarized below:

	Merger	Precedent Transactions
	Consideration	Min	Median	Mean	Max

Price to book value	$12.50	$9.88	$12.37	$12.79	$14.93
Price to LTM earnings	$12.50	$4.68	$20.05	$16.10	$23.58

Summary of Premiums Paid Analysis.  Raymond James compared the premium implied by the merger consideration of $12.50 per share to our historical stock prices to that of premiums paid in acquisitions of other publicly-traded companies.  As part of its analysis, Raymond James reviewed 54 merger and acquisition transactions in the United States across all industries with an equity purchase price between $100 million and $500 million announced since July 1, 2007 until January 9, 2008 and in which the value per share was greater than five dollars.  Raymond James measured each transaction price per share relative to each target’s closing price per share one day, two weeks and one month prior to announcement of the transaction.  Raymond James compared the minimum, mean, median and maximum premiums paid from this set of transactions to the per share merger consideration expressed as a premium relative to the closing stock price of our company for the respective time periods.  The results of the transaction premium analysis are summarized below:

	One Day	Two Week	One Month
	Premium/	Premium/	Premium/
	(Discount)	(Discount)	(Discount)

Merger Consideration	44.0%	34.7%	27.6%
Minimum	2.1%	(9.4%)	(18.6%)
Median	32.1%	31.5%	31.1%
Mean	44.2%	41.1%	38.0%
Maximum	166.7%	166.7%	151.6%

Furthermore, Raymond James applied the minimum, mean, median and maximum premiums for each of the metrics to our actual corresponding closing stock prices to determine the implied equity price per share and then compared those implied equity values per share to the merger consideration of $12.50 per share.  The results of this are summarized below:

	One Day	Two Week	One Month
	Premium/	Premium/	Premium/
	(Discount)	(Discount)	(Discount)

Merger Consideration	$12.50	$12.50	$12.50
Minimum	$8.87	$8.41	$7.97
Median	$11.46	$12.21	$12.85
Mean	$12.51	$13.10	$13.53
Maximum	$23.15	$24.75	$24.65

Discounted Cash Flow Analysis.  Raymond James performed a discounted cash flow analysis to generate a range for the implied present value per share of our company assuming we continued operating as a stand-alone public company.  This range was determined:

(a)
By adding (1) the present value of estimated future free cash flows to our stockholders for the years 2008 through 2012, and (2) the present value of the terminal value of our common stock.  Terminal values for our common stock were calculated based on a range of forward price-to-earnings multiples applied to the estimated 2013 net income of our company.

(b)
By adding (1) the present value of estimated future free cash flows to our stockholders for the years 2008 through 2012, and (2) the present value of the terminal value of our common stock.  Terminal values for our common stock were calculated based on a range of terminal multiples applied to the year-end 2012 book value of our company.

In connection with this analysis, Raymond James utilized, with our consent, projections provided by our management reflecting its best currently available estimates and judgments of the future financial performance of our company.  As part of its analysis, and with our consent, Raymond James assumed, among other things, that (a) all excess capital not needed to maintain a net-premiums-written to surplus ratio of 1.24x in 2008, and 1.20x thereafter, is considered excess capital and paid to our stockholders in the form of a cash dividend, and (b) that our company is sold at December 31, 2012 with proceeds being discounted back to the beginning of January 2008.

Raymond James estimated the range for the implied valuation per share of our common stock by varying the following assumptions, which Raymond James, in its professional judgment, deemed reasonable for a small market capitalization company such as ours with the risk characteristics of our insurance operations:

•	a range of terminal multiples applied to year 2013 estimated net income of 9.0x to 11.0x;

•	a range of terminal multiples applied to year-end 2012 estimated book value of 1.2x to 1.5x; and

•	discount rates representing an un-levered cost of equity ranging from 11.0% to 14.0%.

The results of this analysis can be seen in the following table:

	Min	Median	Mean	Max

Merger Consideration	$12.50	$12.50	$12.50	$12.50
Applying terminal price-to-earnings multiple	$9.18	$10.67	$10.68	$12.33
Applying terminal book value multiple	$10.41	$12.26	$12.28	$14.32

Miscellaneous.  The Board retained Raymond James based upon the recognized experience and expertise of Raymond James’ Financial Services Group and its prior experience with Raymond James as a financial advisor.  Raymond James is a recognized investment banking and advisory firm.  Raymond James, as a part of its investment banking and advisory business, is continually engaged in the valuation of investment securities in connection with mergers and acquisitions, public offerings, private placements, and valuations for estate, corporate and other purposes and provides research reports to its clients on many insurance companies.  The Board selected Raymond James as its financial advisor because of its reputation and because of its substantial experience in transactions similar to this transaction.  In the ordinary course of business, Raymond James may trade in the equity securities of our company for its own account or for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.

Raymond James received a $350,000 fee for services rendered in connection with delivery of the fairness opinion provided to us, plus reimbursement of out-of-pocket expenses.  This fee was payable even if Raymond James concluded the merger consideration was not fair to our company.  We have also agreed to pay Raymond James approximately $2,300,000 as an advisory fee for services in connection with the merger, which is contingent upon the closing of the merger.  We also agreed to indemnify Raymond James against certain liabilities, including liabilities under the federal securities laws.

Material United States Federal Income Tax Consequences

The following general discussion summarizes the material United States federal income tax consequences to our stockholders as a result of the exchange of their shares of our common stock solely in exchange for cash either pursuant to the Merger Agreement or as a result of dissenting and perfecting their appraisal rights.  This discussion is based on the Internal Revenue Code of 1986, as amended (referred to herein as “Internal Revenue Code”), the current Treasury Regulations promulgated thereunder, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect.  This discussion assumes that our stockholders hold their shares of our common stock as capital assets, within the meaning of Section 1221 of the Internal Revenue Code.

This discussion does not address all aspects of United States federal income taxation that may be important to stockholders in light of their particular circumstances or if they are subject to special rules.  These special rules include rules relating to:

•	stockholders who are not citizens or residents of the United States;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	pass-through entities and investors in such entities;

•	dealers in securities; and

•	stockholders who acquired their shares of stock through the exercise of options or similar derivative securities or otherwise as compensation.

This discussion also does not address the alternative minimum tax or any tax consequences under state, local or foreign laws.

The discussion that follows neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed in this proxy statement, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated.  We do not intend to obtain a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the exchange of your shares of our common stock for the merger consideration pursuant to the merger and the related transactions, nor do we intend to obtain an opinion from tax counsel with respect to the United States federal income tax consequences of these transactions.

Except as otherwise indicated, this summary describes the United States federal income tax consequences for U.S. stockholders.  U.S. stockholder means a beneficial owner of our common stock that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation organized under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more United States Persons (as such term is defined in the Internal Revenue Code) have authority to control all substantial decisions of the trust, or (b) the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a United States domestic trust.

As used herein, the term non-U.S. stockholder means all stockholders that are not U.S. stockholders.

Exchanging Stockholder.  The receipt of the cash by you pursuant to the Merger Agreement, or as a result of dissenting and perfecting your appraisal rights, will be a taxable transaction.  You will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the cash you receive and your adjusted tax basis in your shares of our common stock exchanged therefor.  This gain or loss will be capital gain or capital loss if you held your shares of our common stock as a capital asset at the effective date of the merger.  Any such capital gain will be long-term capital gain if you held the exchanged shares for more than one year as of the effective date of the merger.  Net long-term capital gains generally will be subject to United States federal income tax at capital gain rates applicable to the exchanging stockholder (e.g., up to a maximum net long-term capital gains tax rate of 15.0% for taxpayers that are individuals).  Capital losses may be subject to certain limitations.

Non-U.S. Stockholders.  In general, if you are a non-U.S. stockholder, you will generally not be subject to United States federal income tax or any withholding thereof with respect to the gain recognized on the receipt of cash in exchange for your shares of our common stock (either pursuant to the merger and the related transactions or as a result of dissenting and perfecting your appraisal rights) unless one of the following situation applies.

•
The gain is effectively connected with your conduct of a trade or business in the United States and, if a tax treaty applies, is attributable to a permanent establishment maintained by you in the United States. In this case, you will generally be taxed on your net gain derived from the disposition of your shares of our common stock at the regular graduated United States federal income tax rates in much the same manner as if you were a U.S. person and, if you are a foreign corporation, then you may also be subject to a branch profits tax.

•
You are an individual who is present in the United States for 183 days or more in the taxable year that the merger occurs and you meet certain other requirements. In this case, you will be subject to United States federal income tax at a rate of 30.0% (or a reduced rate under an applicable treaty) on the amount by which capital gains (including gain recognized on the sale or other disposition of our common stock) allocable to U.S. sources exceed capital losses allocable to U.S. sources.

•
If our common stock constitutes a “United States real property interest” by reason of our status as a “United States real property holding corporation,” or a USRPHC, for United States federal income tax purposes at any time during the shorter of the five-year period ending immediately on the date you dispose of our common stock or the period you held our common stock.  The determination of whether we are a USRPHC depends upon the fair market value of our United States real property interests relative to the fair market value of our business assets.  However, due to our common stock being “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Internal Revenue Code, even if we are a USRPHC, our common stock will not be treated as a United States real property interest, except as noted in the next sentence.  If you are a non-U.S. stockholder and directly or indirectly owned more than 5.0% of our common stock at any time during the five-year period immediately preceding the date you exchange your shares and we are a USRPHC, any gain you recognize on the exchange of your shares will be treated as income that is effectively connected to a U.S. trade or business and you may be subject to withholding at a United States federal income tax withholding rate of 10.0% of the gross proceeds you realize with respect to the sale of your shares of our common stock.  Any amount withheld in excess of the actual tax owed may be refundable if specified requirements are satisfied.

Backup withholding.  You may be subject to backup withholding at a 28.0% rate on any cash consideration that you receive in connection with the merger.  Backup withholding will not apply, however, if you:

•
furnish to us a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of the completion of the merger;

•	provide a certification of foreign status on Form W-8BEN or another type of W-8 form; or

•	are otherwise exempt from backup withholding.

Backup withholding is not an additional tax but is credited against the United States federal income tax liability of the taxpayer subject to the withholding.  If backup withholding results in an overpayment of a taxpayer’s United States federal income taxes, that taxpayer may obtain a refund from the Internal Revenue Service.

THE PRECEDING DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE.  AMCOMP INCORPORATED STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF ANY CHANGES IN U.S. FEDERAL OR OTHER APPLICABLE TAX LAWS.

Voting Agreements

In connection with the Merger Agreement, each of the Voting Agreement Parties entered into the Voting Agreements with Parent, which agreements relate to an aggregate of 2,627,094 shares of common stock, representing approximately [17.2]% of our outstanding common stock.  Pursuant to the Voting Agreements and as more fully described therein, each of the Voting Agreement Parties, among other things, unconditionally and irrevocably agreed, at any duly called meeting of our stockholders (or any adjournment or postponement thereof), and in any action by written consent of our stockholders, to vote all of  such stockholder’s respective common stock (a) in favor of the merger and the approval of the Merger Agreement and the other transactions contemplated thereby (and any actions in furtherance thereof) and (b) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of ours contained in the Merger Agreement or of the above contained in the voting agreement.

Each party to a voting agreement remains subject to the terms of the Voting Agreement even if (a) our Board changes its recommendation or withdraws its recommendation, see “The Merger Agreement—Recommendation”, or (b) we breach any of our representations, warranties, agreements or covenants set forth in the Merger Agreement.

Each of the Voting Agreement Parties also, among other things, (a) agreed that it will not, and will cause its representatives not to, (1) directly or indirectly solicit, initiate, or knowingly encourage or facilitate any inquiries or alternative proposals from third parties with respect to us or any of our subsidiaries, (2) enter into any agreement with respect to an third party takeover proposal or (3) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, a third party takeover proposal; (b) agreed to certain transfer restrictions with respect to their respective common stock and agreed to hold their respective common stock free and clear of any liens; (c) granted Parent and its designees an irrevocable proxy to vote their respective common stock in a manner consistent with the voting agreements (subject to the receipt of any required regulatory approvals); and (d) agreed not to seek appraisal or assert any rights of dissent from the merger.

Each Voting Agreement is to terminate upon the earliest to occur of (a) the mutual written consent of Parent and the applicable Voting Agreement Party, (b) the effective time of the merger, (c) the date of termination of the Merger Agreement in accordance with its terms, (d) the date of any change or amendment to the Merger Agreement that results in any decrease in the merger consideration, or (e) October 31, 2009.

Nothing in the Voting Agreements are to restrict, in any way, Messrs. Lowe, Stephens or Queally in the exercise of their fiduciary duties as an executive officer and/or director of us.

Regulatory Matters

In addition to the filing of a certificate of merger with the Secretary of State of the State of Delaware at or before the effective date of the merger, it is a condition to the consummation of the transactions under the Merger Agreement that (a) the waiting period under the HSR Act has expired or been terminated and (b) we obtain the authorization, consent or approval of any governmental authorities under applicable non-U.S. antitrust laws.

U.S. Antitrust Filing

On February 7, 2008, we and Parent filed our respective Notification and Report Forms under the HSR Act with the Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the United States Department of Justice.  We do not believe that the merger requires the authorization, consent or approval of any governmental authorities under applicable non-U.S. antitrust laws.  On February 19, 2008, we and Parent received notice that the waiting period under the HSR Act was terminated as of February 19, 2008.

Insurance Laws and Regulations

State insurance laws and regulations generally require that, prior to the acquisition of an insurance company domiciled or, in some cases, commercially domiciled in that jurisdiction, the acquiring company must obtain the approval of the insurance commissioner of that jurisdiction.  Parent will make all necessary filings with all appropriate insurance commissioners, including Florida, our domicile state.  Parent made the necessary filings in Florida on February 8, 2008.

In addition, the insurance laws and regulations of certain U.S. states require that, prior to an acquisition of an insurance company doing business in that state or licensed by that state (or the acquisition of its holding company), a notice filing disclosing certain market share data in the applicable jurisdiction must be made and an applicable waiting period must expire or be terminated.  These notice filings, if any, will be made in the applicable jurisdictions.

Although we and Parent do not expect these regulatory authorities to raise any significant concerns in connection with their review of the merger, there is no assurance that we and Parent will obtain all required regulatory approvals, or that those approvals will not include:

•
any action or the commitment to take any action, or consent or agreement to any condition, restriction or undertaking requested or imposed by any governmental authority, whether in connection with obtaining any required regulatory approval or otherwise, that, in the good faith determination of Parent, such action, condition, restriction or undertaking, individually or in the aggregate, with all other such actions, conditions, restrictions or undertakings, would materially adversely affect the benefits, taken as a whole, that Parent reasonably expects to derive from the transactions contemplated by the Merger Agreement; or

•
any requirement that Parent, the surviving corporation or any of its or their subsidiaries (a) provide or commit to provide additional capital to us, (b) maintain operations or employees in the state of Florida, or (c) provide any surplus maintenance, guarantee, keep-well or similar agreements or commitments.

Parent may terminate the Merger Agreement in the event that any such condition or obligation is imposed by regulatory authorities.

Other than the filings described above, neither we nor Parent is aware of any regulatory approvals required to be obtained, or waiting periods to expire, to complete the merger.  If the parties discover that other approvals or waiting periods are necessary, they will seek to obtain or comply with them. If any additional approval or action is needed, however, we or Parent may not be able to obtain it.  Even if Parent or us obtain all necessary approvals, and the Merger Agreement is adopted by the our stockholders, conditions may be placed on any such approval that could cause either Parent or us to abandon the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board with respect to the adoption of the Merger Agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally.  These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.  The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the merger.

Treatment of Stock Options

A holder of outstanding options to purchase shares of our common stock, whether or not then vested, at the effective time of the merger, will be entitled to receive a cash amount equal to the product of (a) the amount, if any, by which $12.50 exceeds the exercise price per share of each option held by such person at the effective time of the merger, and (b) the number of shares subject to such option held by such person, less any applicable withholdings for taxes.  No consideration will be paid in respect of any stock options for which the exercise price equals or exceeds $12.50 per share.

Each of our directors and executive officers owns vested and/or unvested options with exercise prices of less than $12.50 per share.  The following table sets forth the cash consideration that the directors and executive officers, individually and as a group, are to be entitled to receive under the Merger Agreement in consideration for the cancellation of unvested and vested options held by such directors and executive officers.

Name	Number of Shares Subject to Unvested Options	Consideration for Cancellation of Unvested Options	Number of Shares Subject to Vested Options	Consideration for Cancellation of Vested Options	Total Number of Shares Subject to Options	Total Consideration for Cancellation of Unvested and Vested Options
Fred R. Lowe	72,768	$254,688	145,534	$509,369	218,302	$764,057
Debra Cerre-Ruedisili	78,661	275,314	78,659	275,307	157,320	550,620
George Harris	30,000	54,600	10,000	18,200	40,000	72,800
Kumar Gursahaney	46,585	138,784	58,415	187,661	105,000	326,445
Colin Williams	656	2,296	655	2,293	1,311	4,589
Timothy J. Spear	21,284	74,494	21,284	74,494	42,568	148,988
Lisa Perrizo	19,647	68,765	19,647	68,765	39,294	137,529
Sam A. Stephens	4,658	14,215	5,288	17,712	9,946	31,927
Frank Pinson	4,366	15,281	4,366	15,281	8,732	30,562
Paul B. Queally	4,658	14,215	5,288	17,712	9,946	31,927
Donald C. Stewart	4,658	14,215	5,288	17,712	9,946	31,927
Spencer L. Cullen, Jr.	4,658	14,215	5,288	17,712	9,946	31,927
All directors and executive officers as a group	292,599	$941,082	359,712	$1,222,218	652,311	$2,163,298

Existing Employment Agreements

We have entered into employment agreements with Fred R. Lowe, our Chairman, President and Chief Executive Officer, Debra Cerre-Ruedisili, our Chief Operating Officer, Kumar Gursahaney, our Chief Financial Officer, George Harris, our Senior Vice President, General Counsel and Secretary, Colin Williams, our President of the Texas Region, Lisa Perrizo, our President of the Midwest Region, Timothy J. Spear, our President of the Mid-Atlantic Region and Frank Pinson, our President of the Southern Region.  In addition, we and Parent have entered into Integration Bonus and Enhanced Severance Agreements with Debra Cerre-Ruedisili and Kumar Gursahaney.

As a result of her Integration Bonus and Enhanced Severance Agreement, Ms. Cerre-Ruedisili, also a director, abstained on the vote to recommend to our stockholders to adopt the Merger Agreement and approve the merger.

The employment agreements with our executive officers other than George Harris do not contain change in control provisions and our executive officers other than George Harris are only entitled to receive a severance payment following the termination of such individual’s employment under certain circumstances.  Mr. Harris’ employment agreement provides that upon his termination under certain circumstances he is entitled to certain payments and upon a change of control followed within 90 days by a termination of his employment under certain circumstances, non-renewal of his employment agreement or a material diminution in his duties, Mr. Harris would receive additional payments.

We entered into an amended and restated employment agreement with Fred R. Lowe, the stated term of which expires on December 31, 2008, and which is automatically extended for successive one-year terms, unless either party to such agreement gives notice of a decision not to renew.  Under the agreement, in addition to his base salary of $325,000, Mr. Lowe is eligible to receive incentive compensation, conditioned upon our achieving annual performance objectives established by Mr. Lowe and our Board.  The agreement contains customary confidentiality, non-competition and non-solicitation provisions.  The non-competition and non-solicitation provisions apply during the period of Mr. Lowe’s employment and following termination of his employment for any reason, for the same period that he would receive severance payment, if applicable.

Pursuant to our employment agreement with Mr. Lowe, if the employment of Mr. Lowe is terminated for any reason other than death, disability or cause, or we do not renew his employment at the end of the initial term or any renewal term provided in the agreement, we are required for the period equal to the greater of 18 months or the number of whole months remaining in the stated term of the agreement, commencing in the month after the month in which employment terminates, (a) to pay monthly to Mr. Lowe, as severance pay, an amount equal to the sum of (1) 1/12 of Mr. Lowe’s then annual salary, and (2) 1/12 of the amount of Mr. Lowe’s prior year’s incentive compensation and bonus, (b) to provide Mr. Lowe health and welfare benefits, at our expense; and (c) to pay to Mr. Lowe such other amounts, if any, that may then be otherwise payable to Mr. Lowe pursuant to the terms of our benefit plans or arrangements.  In addition, Mr. Lowe will be entitled to receive a $600,000 termination payment upon nonrenewal or termination for any reason, payable in three installments, the first of which must be made within 15 days after such nonrenewal or termination, with the second and third installments to be made on the first and second anniversaries of the first such installment, respectively.

We entered into an amended and restated employment agreement with Debra Cerre-Ruedisili and Kumar Gursahaney, and an employment agreement with George Harris, the stated terms of which expire on December 31, 2008 and which are automatically extended for successive one-year terms, unless either party gives notice of a decision not to renew.  Under the agreements, in addition to Ms. Cerre-Ruedisili’s and Messrs. Gursahaney’s and Harris’ base salaries of $285,000, $220,000 and $220,000, respectively, each of Ms. Cerre-Ruedisili and Messrs. Gursahaney and Harris are eligible to receive incentive compensation and bonuses as our Board may in its discretion determine to award each of them, and to which each of them may be entitled under the terms of any of our plans, programs or agreements as from time to time are in effect.  The agreement contains customary confidentiality, non-competition and non-solicitation provisions.  The non-competition and non-solicitation provisions apply during the period of Ms. Cerre-Ruedisili’s and Messrs. Gursahaney’s and Harris’ employment and for an 18-month period following termination of employment for any reason.

Pursuant to our employment agreements with Ms. Cerre-Ruedisili and Mr. Gursahaney, if the employment of Ms. Cerre-Ruedisili or Mr. Gursahaney is terminated for any reason other than death, disability or for cause, or we do not renew her or his employment at the end of the initial term or any renewal term provided in the agreement, the applicable employment agreement provides for (1) payment of termination benefits over an 18-month period in equal monthly installments, each in an amount equal to the sum of (a) 1/12 of her or his then annual base salary plus (b) 1/12 of her or his prior year’s incentive compensation and bonuses and (2) payment of amounts otherwise payable to her or him under our health and welfare benefit plans.

Pursuant to our employment agreement with Mr. Harris, if the employment of Mr. Harris is terminated for any reason other than death, disability or incapacity for a period of 180 days or more within a 12 month period or for cause as defined in his employment agreement, or if we do not renew his employment at the end of the initial term or any renewal term provided in the agreement, Mr. Harris is entitled to receive:  (a) payment of severance pay over an 18 month period in equal monthly installments, each in an amount equal to the amount of (1) 1/12 of his then annual base salary plus (2) 1/12 of his incentive compensation and bonuses in respect of our most recent fiscal year and (b) payment of amounts otherwise payable to him under our health and other benefit plans as described in the employment agreement.  In addition, with respect to Mr. Harris’ employment agreement, if within 90 days after a change of control (which the merger qualifies as), we or the surviving corporation terminate Mr. Harris’ employment  other than for cause, death, disability or incapacity for a period of 180 days or more within a 12 month period or determine not to renew his employment or if there occurs a material diminution in his duties, Mr. Harris is entitled to the payments and benefits described above for a period of 30 months.

We entered into employment agreements with each of Colin Williams and Lisa Perrizo, the stated terms of which expired on December 31, 2006 and May 31, 2005, respectively, but which are automatically extended for successive one-year terms, unless either party to each such agreement gives notice of a decision not to renew.  Under these agreements, for the fiscal year ended December 31, 2007, Mr. Williams and Ms. Perrizo were paid base salaries of $160,000 and $140,000, respectively, and were eligible to receive incentive compensation and bonuses as our Board in its discretion determined.  In addition, Mr. Williams and Ms. Perrizo are paid such incentive compensation and bonuses to which each may be entitled to under the terms of any of our plans, programs or agreements as from time to time are in effect.  Mr. Williams is entitled to additional compensation based upon the underwriting profit of the our Texas region.  Ms. Perrizo is entitled to additional compensation based upon the underwriting profit of our Midwest region.  Each of the agreements of Mr. Williams and Ms. Perrizo contains customary confidentiality and non-competition provisions.  The non-competition provisions apply during the period of employment and for a 12-month period following termination of employment for any reason.

We entered into an employment agreement with Timothy J. Spear, the stated term of which expires on October 31, 2008, but which is automatically extended for successive one-year terms, unless either party to this agreement gives notice of a decision not to renew.  Under this agreement, in addition to his base salary of $140,000, Mr. Spear is eligible to receive incentive compensation and bonuses as our Board may in its discretion determine to award him, and to which he may be entitled under the terms of any of our plans, programs or agreements as from time to time are in effect.  Mr. Spear is entitled to additional compensation based upon the underwriting profit of our Mid-Atlantic region.  This agreement contains customary confidentiality and non-competition provisions.  The non-competition provisions apply during the period of employment and for a 12-month period following termination of employment for any reason.

Pursuant to our employment agreements with Messrs. Williams and Spear and Ms. Perrizo, if the employment of Messrs. Williams or Spear or Ms. Perrizo is terminated for any reason other than death, disability or for cause, or we do not renew his or her employment at the end of the initial term or any renewal term provided in the agreement, each of Messrs. Williams and Spear and Ms. Perrizo are entitled to receive 12 monthly payments, each of which monthly payment equal to the sum of (a) 1/12 of such employee’s then annual salary, and (b) 1/12 of the amount of such employee’s prior year’s incentive compensation and bonus, provided that in no event shall the amount paid pursuant to such employee exceed 30% of such employee’s then annual base salary.  If we terminate the employment of Ms. Perrizo for any reason other than for cause, if she is covered under our group health plan at the time of termination, she may elect to continue our group health coverage for herself, her spouse and her dependents for a period of 18 months at our cost and expense.

Integration Bonus and Enhanced Severance Agreements

On January 31, 2008, we entered into Integration Bonus and Enhanced Severance Agreements, effective as of January 10, 2008, with Parent and each of Ms. Cerre-Ruedisili and Mr. Gursahaney.  Under the agreements, each of Ms. Cerre-Ruedisili’s and Mr. Gursahaney’s employment with us or the surviving corporation is to terminate 60 calendar days after the effective time of the merger.  Ms. Cerre-Ruedisili and Mr. Gursahaney have each agreed to use best efforts to ensure a smooth transition and integration in the merger and to perform certain other duties prior to and following the closing of the merger.  In consideration of the above, and subject to the consummation of the merger, provided that Ms. Cerre-Ruedisili and Mr. Gursahaney either remains employed by us or the surviving corporation through 60 calendar days after the effective time of the merger or is terminated by Parent or by us other than for cause on or prior to 60 calendar days after the effective time of the merger, Ms. Cerre-Ruedisili and Mr. Gursahaney will be entitled to receive a bonus in an amount equal to $200,000 and $110,000, respectively, as soon as practicable, but in no event later than, 75 calendar days after the effective time of the merger.

In addition, as a modification to Ms. Cerre-Ruedisili’s and Mr. Gursahaney’s employment agreements, and provided that Ms. Cerre-Ruedisili and Mr. Gursahaney remain employed by us or the surviving corporation for 60 calendar days after the effective time of the merger, or are terminated by us, the surviving corporation or Parent other than due to death, disability or for cause at any time following the closing of the merger, then in lieu of payments set forth above, Parent is to pay or cause us or the surviving corporation to pay to Ms. Cerre-Ruedisili or Mr. Gursahaney, as the case may be, 18 months of severance pay, each monthly payment in an amount equal to the sum of (i) 1/6 of annual salary in the case of Ms. Cerre-Ruedisili, and one-eighth of annual salary in the case of Mr. Gursahaney, each as in effect immediately prior to such termination and (ii) 1/12 of the amount of incentive compensation and bonuses approved and accrued for Ms. Cerre-Ruedisili or Mr. Gursahaney, as the case may be, in respect of the most recent fiscal year preceding such termination.  In addition, Ms. Cerre-Ruedisili and Mr. Gursahaney are also entitled to continued eligibility to participate in any medical and health plans or other employee welfare benefit plans that may be provided by us or the surviving corporation for our senior executive employees for 18 months following 60 calendar days after the effective time of the merger.  Payments under Ms. Cerre-Ruedisili’s and Mr. Gursahaney’s employment agreements may be subject to a six-month delay to the extent necessary to avoid negative tax consequences imposed by the deferred compensation requirements under Section 409A of the Internal Revenue Code.

Each of Ms. Cerre-Ruedisili and Mr. Gursahaney have also acknowledged and agreed that each of them are to continue to be subject to the terms and conditions of the restrictive covenants set forth in their respective employment agreements for the 18-month period set forth therein.  Each of Ms. Cerre-Ruedisili and Mr. Gursahaney further agreed to be available to us, the surviving corporation and Parent and to assist us, the surviving corporation and Parent during the 18-month period following their termination in performing such duties as we, the surviving corporation or Parent may request from time to time.

Indemnification and Insurance

A description of the obligations of Parent, Merger Sub and the surviving corporation to (a) indemnify our officer and directors and (b) maintain (1) directors’ and officers’ and (2) corporate counsel liability insurance, is contained in “The Merger Agreement—Indemnification and Insurance.”

Appraisal or Dissenters’ Rights

Under Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, any holder of our common stock who does not wish to accept the $12.50 per share merger consideration may dissent from the merger and elect to exercise appraisal rights.  A stockholder who properly exercises appraisal rights may ask the Delaware Court of Chancery to determine the “fair value” (as defined in Section 262 of the DGCL) of his or her shares (exclusive of any element of value arising from the accomplishment or expectation of the merger), and receive payment of “fair value” in cash, together with interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the reference to Section 262 of the DGCL, the full text of which is attached to this proxy statement as Annex C.  All references in Section 262 of the DGCL or in this summary to a “stockholder” are to the record holder of the shares of our common stock who asserts appraisal rights.

Under Section 262 of the DGCL, when a merger agreement is submitted for adoption at a meeting of stockholders, as in the case of the Merger Agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for the meeting that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL.  This proxy statement constitutes our notice, and we have attached Section 262 of the DGCL to this proxy statement as Annex C.  Any holder of our common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex C carefully.  Failure to comply with the procedures of Section 262 of the DGCL, in a timely and proper manner, will result in the loss of appraisal rights.

Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

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The stockholder must NOT vote in favor of adoption of the Merger Agreement. A signed proxy that does not contain voting instructions will, unless properly revoked, be voted in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy or in person, will constitute a waiver of such stockholder’s appraisal rights in respect to our common stock so voted and will nullify any previously filed written demands for appraisal by such stockholder.

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The stockholder must deliver to us a written demand for appraisal of his or her common stock BEFORE the vote on the adoption of the Merger Agreement at the special meeting and must not withdraw his or her demand.

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The stockholder must continuously hold the shares from the date of making the demand through the effective date of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective date of the merger.

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A petition demanding appraisal must be filed in the Delaware Court of Chancery within 120 days after the effective date of the merger, by a stockholder who has properly demanded appraisal and not effectively withdrawn such demand, or by the surviving corporation in the merger. In addition, a beneficial owner of shares as to which demand has been properly made and not effectively withdrawn, where such shares are held in a voting trust or by a nominee on behalf of such beneficial owner, may, in his or her own name, file such a petition. The corporation is not obligated to file such a petition and has no present intention to file such a petition. Accordingly, a stockholder desiring to file such a petition is advised to file the petition on a timely basis unless such stockholder receives notice that a petition already has been filed by the surviving corporation or another dissenting stockholder.

Neither voting (in person or by proxy) against, abstaining from voting on nor failing to vote on the proposal to adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL.  The written demand for appraisal must be in addition to and separate from any proxy or vote.  The demand must reasonably inform us of the identity of the stockholder making the demand and that the stockholder intends thereby to demand an appraisal of the fair value of the shares held of record by such stockholder.  A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:  AmCOMP Incorporated, 701 U.S. Highway One, North Palm Beach, Florida  33408, Attention:  Secretary.

Only a stockholder of record of shares of our common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, may demand appraisal of the shares of stock registered in that holder’s name.  A holder of shares wishing to demand appraisal rights must be the record holder of such shares on the date the written demand for appraisal is made and must continue to hold such shares until the completion of the merger.  Accordingly, a holder of shares who is the record holder of such shares on the date when the written demand for appraisal is made, but who thereafter transfers such shares prior to the completion of the merger, will lose any right to appraisal of such shares.  A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates.  Persons who hold their shares in brokerage accounts, voting trusts, or other nominee forms, and who wish to exercise appraisal rights, should consult with their brokers or other appropriate nominee holders to determine the appropriate procedures for the nominee holder to make a demand for appraisal of those shares.  A person having a beneficial interest in shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights.

A record holder, such as a broker who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners.  In such a case, the written demand should set forth the number and class of shares as to which the demand is made.  Where the number and class of shares is not expressly set forth, the demand will be presumed to cover all shares of common stock held in the name of such record holder.

A demand for the appraisal of shares owned of record by two or more joint holders must identify and be signed by all of the holders.  A demand for appraisal signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity must identify the record owner(s) and must be signed in such person’s fiduciary or representative capacity.

Upon completion of the merger, we will give written notice of the effective date of the merger within 10 days after such time to each of our former stockholders who did not vote in favor of adoption of the Merger Agreement and who made, and has not effectively withdrawn, a written demand for appraisal in accordance with Section 262 of the DGCL.  Within 120 days after the effective date of the merger, but not later, either we or any stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of our common stock held by all stockholders entitled to appraisal.  In addition, a beneficial owner of shares as to which demand has been properly made and not effectively withdrawn, where such shares are held in a voting trust or by a nominee on behalf of such beneficial owner, may, in his or her own name, file such a petition.  The surviving corporation is under no obligation to and has no present intention to file a petition.  Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL, unless such stockholder receives notice that a petition already has been filed by the surviving corporation or another dissenting stockholder.  If within the 120-day period, no petition shall have been filed as provided above, all rights to appraisal will cease and all of the dissenting stockholders will become entitled to receive the merger consideration, without interest thereon.

Within 120 days after the effective date of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time may receive from us, upon written request, a statement setting forth the aggregate number of shares not voted in favor of adoption of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares.  We must mail this statement to the stockholder within 10 days after receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.  In addition, a beneficial owner of shares as to which demand has been properly made and not effectively withdrawn, where such shares are held in a voting trust or by a nominee on behalf of such beneficial owner, may, in his or her own name, request such written statement.

If a stockholder files a petition for appraisal in a timely manner, service of a copy thereof shall be made upon the corporation surviving the merger, and the surviving corporation will then be obligated, within 20 days after receiving a copy of the petition, to file with the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom an agreement as to the value of their shares has not been reached.

Upon the filing of the petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the corporation surviving the merger and all of the stockholders shown on the verified list.  Such notice also shall be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the court.  The costs of these notices are borne by the surviving corporation.

If a hearing on the petition is held, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights.  The court may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.  If the stockholder fails to comply with the court’s direction, the court may dismiss the proceeding as to the stockholder.  The Delaware Court of Chancery will conduct the appraisal hearing in accordance with the court’s rules, including any rules specifically governing appraisal proceedings.  The court will appraise the shares at their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid on the amount determined to be fair value.

In determining the “fair value,” the Delaware Court of Chancery will take into account all relevant factors.  Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.  The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise receive under the Merger Agreement.

Upon application by the corporation surviving the merger or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal.  Any stockholder whose name appears on the verified list and who has submitted his or her certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he or she is not entitled to appraisal rights.

The Delaware Court of Chancery may also determine the costs of the appraisal proceeding and allocate those costs among the parties as the Delaware Court of Chancery determines to be equitable under the circumstances.  Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

The Delaware Court of Chancery shall direct the payment of the fair value of the shares, together with interest, if any, by the corporation surviving the merger to the stockholders entitled thereto.  Payment shall be so made to each such stockholder upon the surrender to the surviving corporation of his or her certificates.  The court’s decree may be enforced as other decrees in the Delaware Court of Chancery may be enforced.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective date of the merger, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective date of the merger).

An appraisal demand may be withdrawn by a stockholder within sixty (60) days after the effective date of the merger without the approval of the corporation surviving the merger, or thereafter with the approval of the surviving corporation; provided that the stockholder shall not have commenced an appraisal proceeding with respect to such stockholder’s shares or joined such a proceeding as a named party.  Upon the effective withdrawal of an appraisal demand by a stockholder, such stockholder will be entitled to receive the merger consideration.  No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be subject to such conditions as the Delaware Court of Chancery deems just.  This shall not, however, affect the right of a stockholder who has not commenced an appraisal proceeding as to such stockholder’s shares, or joined such an appraisal proceeding as a named party, to withdraw his or her demand for appraisal within 60 days after the effective date of the merger and to accept the merger consideration.  If the stockholder fails to perfect, effectively withdraws or otherwise loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

Under the Merger Agreement, Parent and Merger Sub are not required to complete the merger if holders of more than 15.0% of our outstanding common stock as of the effective date of the merger demand appraisal of their shares in accordance with Delaware law.

Any stockholder considering demanding appraisal is advised to consult legal counsel.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

The Board is asking our stockholders to vote on a proposal to adopt the Merger Agreement.

This section of the proxy statement summarizes some of the material terms and conditions of the Merger Agreement, but is not intended to be an exhaustive discussion of the Merger Agreement.  The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not the summary set forth in this section or any other information contained in this proxy statement.  This summary is qualified entirely by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference.  We urge you to read the Merger Agreement.

The Merger Agreement contains representations and warranties made by and to the parties to the Merger Agreement as of specific dates.  The assertions embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications, limitations and exceptions agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement.  In addition, some representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts.  For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

Structure of the Merger and Consideration to be Received by our Stockholders in the Merger

As a result of the transactions contemplated by the Merger Agreement, each issued and outstanding share of our common stock not held by Parent, Merger Sub or us, or by our stockholders who perfect their appraisal rights under Delaware law, will be converted into the right to receive $12.50 per share in cash, without interest.  As part of the Merger Agreement, Merger Sub is to merge with and into us, with our company being the surviving corporation in the merger and continuing as a wholly-owned subsidiary of Parent.  As a result of the merger, we will cease to be a publicly traded company and thus you will cease to have any ownership interest in us and will not participate in any of our future earnings and growth or losses.

Pursuant to Delaware law, holders of shares of our common stock will have the right to dissent from the merger and receive the fair value of their shares.  For a complete description of the procedures that must be followed to dissent from the merger, see “The Merger—Appraisal or Dissenters’ Rights” as well as the text of Section 262 of the DGCL, set forth in Annex C.

Closing of the Merger

The closing of the merger is to take place at such time as the parties agree, but no later than the third business day after the date that all of the conditions to the completion of the transactions set forth in the Merger Agreement are satisfied or waived (if waivable), other than those that by their terms are to be satisfied or waived at the closing.  The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Payment Procedures

Prior to the effective time of the merger, Parent is to designate a paying agent reasonably acceptable to us.  No later than the effective time of the merger, Parent is to deposit or cause to be deposited, with the paying agent, for the benefit of the holders of shares of our common stock who have not perfected dissenters rights and holders of options to purchase our common stock, cash in an amount sufficient to pay the aggregate consideration required to be paid pursuant to the Merger Agreement.  The paying agent is to cause this amount, which we refer to as the exchange fund, to be (a) held for the benefit of the holders of our shares of common stock and options to purchase our common stock and (b) applied promptly to making the payments to such holders after the effective time of the merger.  Such aggregate consideration is to be invested by the paying agent as directed by Parent.

Promptly after the effective time of the merger, Parent and the surviving corporation are to cause the paying agent to mail (a) to each holder of record, as of the effective time of the merger, of a certificate or certificates, which immediately prior to the effective time of the merger represented outstanding shares of our common stock, other than shares of our common stock held by Parent, Merger Sub or us, or by our stockholders who perfect their appraisal rights under Delaware law, (1) a letter of transmittal (which is to specify that delivery is to be effected, and risk of loss and title to the shares of our common stock are to pass, only upon proper delivery of the certificate or certificates (or affidavits of loss in lieu thereof) to the paying agent and are to be in such form and have such other provisions as Parent may reasonably specify) and (2) instructions for use in effecting the surrender of the certificate or certificates in exchange for the merger consideration, and (b) to each holder of options to purchase our common stock, a check in an amount due and payable to such holder equal to the product of (1) the amount, if any, by which $12.50 exceeds the exercise price per share of each option held by such person at the effective time of the merger, and (2) the number of shares subject to such option held by such person, less any applicable withholdings for taxes.

Upon surrender of a certificate that immediately prior to the effective time of the merger represented shares of our common stock (or affidavit of loss in lieu thereof) for cancellation to the paying agent, together with a letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such certificate is entitled to receive in exchange therefor the merger consideration for each share formerly represented by such certificate, such amount to be mailed promptly following the paying agent’s receipt of such certificate (or affidavit of loss in lieu thereof), and the certificate so surrendered is to forthwith be canceled.  No interest is to be paid or accrued for the benefit of holders of the certificates on the merger consideration payable upon the surrender of the certificates, or in respect of options to purchase our common stock.

If payment of the merger consideration is to be made to a person other than the person in whose name the surrendered certificate is registered, it is a condition of payment that the certificate so surrendered is to be properly endorsed or is to otherwise be in proper form for transfer and that the person requesting such payment is to have paid all transfer and other taxes required by reason of the issuance to a person other than the registered holder of the certificate surrendered or such person is to have established to the satisfaction of the surviving corporation that such tax either has been paid or is not applicable.  Until surrendered, each certificate that immediately prior to the effective time of the merger represented shares of our common stock is to be deemed at all times after the effective time of the merger to represent only the right to receive the merger consideration for each share of our common stock in cash, without interest thereon.  The paying agent is to accept such certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the paying agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

At the effective time of the merger, our stock transfer books will be closed, and thereafter there will be no further registration of transfers of our shares of common stock on our records or the records of the surviving corporation.  From and after the effective time of the merger, the holders of certificates evidencing ownership of the shares of our common stock outstanding immediately prior to the effective time of the merger will cease to have any rights with respect to such shares of our common stock, except as otherwise provided for in the Merger Agreement or by applicable law.  If, after the effective time of the merger, certificates are presented to the surviving corporation for any reason, they are to be canceled against delivery of the merger consideration, for each share of our common stock formerly represented by such certificates.

Any portion of the exchange fund (including any interest received with respect thereto) that remains undistributed to the holders of shares of our common stock or options to purchase our common stock following the six-month anniversary of the effective time of the merger are to be delivered to the surviving corporation upon demand, and any holders who have not exchanged their certificates or options to purchase our common stock would be entitled to look only to the surviving corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the merger consideration, payable upon due surrender of their certificates without any interest thereon.  Notwithstanding the foregoing, none of Parent, Merger Sub, us, the surviving corporation or the paying agent is to be liable to any person in respect of any cash held in the exchange fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any certificates or options to purchase our common stock are not surrendered prior to one year after the effective time of the merger (or immediately prior to such earlier date on which any cash in respect of such certificate or option to purchase our common stock would otherwise escheat to or become the property of any governmental authority), any such cash in respect of such certificate or option to purchase our common stock would, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

In the event any certificate(s) are lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate(s) to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against any party to the Merger Agreement or the surviving corporation with respect to such certificate(s), the paying agent is to disburse the merger consideration as described above in respect of the shares of our common stock represented by such lost, stolen or destroyed certificate(s).

Parent and the surviving corporation will be entitled to deduct and withhold, or cause the paying agent to deduct and withhold, from the merger consideration payable to a holder of shares of our common stock pursuant to the merger any such amounts as are required under the Internal Revenue Code of 1986, as amended, or any applicable provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Parent or the surviving corporation, or caused to be withheld by the paying agent, such withheld amounts are to be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of our common stock in respect of which such deduction and withholding was made by Parent, the surviving corporation or the paying agent, as the case may be.

Treatment of Stock Options

A holder of outstanding options to purchase shares of our common stock, whether or not then vested, at the effective time of the merger is entitled to receive, in respect of each such option, a cash amount equal to the net amount of the product of (a) the amount, if any, by which $12.50 exceeds the exercise price per share of such option held by such person at the effective time of the merger, and (b) the number of shares subject to such option held by such person, less any applicable withholdings for taxes.  No consideration is to be paid in respect of any stock options for which the exercise price equals or exceeds $12.50 per share.

At or before the effective time of the merger, we will cause (a) each of the following plans to be terminated: (1) 1996 Stock Option Plan, (2) Amended and Restated Directors’ Stock Option Plan, (3) 2005 Stock Option Plan and (4) stock option agreements between us and certain executive officers; and (b) all outstanding options to purchase common stock, whether or not then vested, at the effective time of the merger to become fully vested and converted into the right to receive the merger consideration, as described above, or to cause any stock option that is not exchanged to be cancelled as of the effective time of the merger.

Certificate of Incorporation and Bylaws; Directors and Officers

The certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, are to be the certificate of incorporation and bylaws of the surviving corporation.

The directors of Merger Sub immediately prior to the effective time of the merger are to be the initial directors of the surviving corporation.  The officers of the surviving corporation will be (a) Douglas D. Dirks, Chief Executive Officer, (b) Martin J. Welch, President, (c) Lenard T. Ormsby, Secretary and (d) William E. Yocke, Treasurer, the (a) President and Chief Executive Officer, (b) Chief Operating Officer, (c) Chief Legal Officer and (d) Chief Financial Officer, respectively, of Parent or its subsidiaries.  Each of the directors and executive officers is to serve in such capacity until their respective successors are duly elected or appointed and qualified.

Representations and Warranties

Our Representations and Warranties

In the Merger Agreement, we make representations and warranties to Parent and Merger Sub with respect to us and our subsidiaries.  These include representations and warranties regarding, among other things:

•	corporate organization, existence, good standing, qualification and corporate power; accuracy and no violation of our certificate of incorporation and bylaws;

•	capitalization;

•	subsidiaries;

•	corporate power and authority relative to the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;

•	governmental and regulatory approvals required to complete the transactions contemplated by the Merger Agreement;

•
ability to enter into and consummate the transactions contemplated by the Merger Agreement without violation of organizational and governing documents, permits, contracts or applicable law or the creation of liens or other encumbrances or restrictions;

•	documents filed with the SEC and the accuracy of information contained in those documents;

•	financial statements;

•	absence of certain material changes since September 30, 2007;

•	absence of undisclosed liabilities;

•	compliance with regulatory agreements, permits, contracts and applicable law;

•	litigation matters;

•	restrictions on business activities;

•	contracts;

•	intellectual property;

•	employee benefit plans;

•	tax matters;

•	brokers’ or finders’ fees;

•	fairness opinion;

•	necessary actions to approve the merger;

•	property, leases and personal property;

•	employee matters;

•	environmental matters;

•	disclosures by us in this proxy statement;

•	transactions with affiliates;

•	insurance matters;

•	other insurance matters related to the operation of our business; and

•	books and records.

Some of our representations and warranties are subject to the qualification that such representations and warranties will be inaccurate or untrue only where the exception to such representation or warranty, individually or in the aggregate, would reasonably be expected to have a “material adverse effect” on us, which means, for purposes of the Merger Agreement, any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of our company and our subsidiaries taken as a whole, other than any occurrence, state of facts, change, event, effect or circumstance to the extent resulting from (1) changes in general economic conditions or financial, banking or securities markets in general; (2) changes in the workers’ compensation insurance industry generally; (3) any changes in statutes, rules, or regulations applicable to our company or any of our subsidiaries or any of our respective properties or assets; (4) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism whether or not pursuant to the declaration of a national emergency or war; (5) the announcement of the Merger Agreement and the transactions contemplated thereby (including the merger); (6) changes in United States of America generally accepted accounting principles or statutory accounting principles or any authoritative interpretation thereof promulgated after the date of the merger agreement by the Financial Accounting Standards Board or the National Association of Insurance Commissioners, respectively; (7) the availability or cost of financing to Parent or Merger Sub (with the exception in this clause (7) not preventing or otherwise affecting a determination that the underlying cause of such unavailability or cost constitutes a material adverse effect on us); or (8) changes in loss reserves occasioned by the report of our company’s independent actuary as at December 31, 2007, if such changes, when aggregated with other changes in loss reserves for the fiscal year 2007, are not less favorable than changes in loss reserves for the fiscal year 200, in the aggregate; provided, however, that the exceptions set forth in clauses (1), (2), (3) and

(6) are not to be given effect to the extent that such occurrence, state of facts, change, event, effect or circumstance has a disproportionate adverse effect on our company and our subsidiaries taken as a whole as compared to the effect on other persons operating in the industry generally, or (b) would, or would reasonably be expected to, prevent or materially delay or impair the ability of the Company or our subsidiaries to consummate the merger and the other transactions contemplated by the Merger Agreement.

Parent’s and Merger Sub’s Representations and Warranties

In the Merger Agreement, Parent and Merger Sub, jointly and severally, make representations and warranties to us.  These include representations and warranties regarding, among other things:

•	corporate organization, existence and good standing and corporate power;

•	authority relative to the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;

•	governmental and regulatory approvals required to complete the transactions contemplated by the Merger Agreement;

•
ability to enter into and consummate the transactions contemplated by the Merger Agreement without violation of organizational and governing documents, permits, contracts or applicable law or the creation of liens or other encumbrances or restrictions;

•	brokers’ or finders’ fees;

•	disclosures supplied to us for inclusion in this proxy statement;

•	availability of sufficient cash and cash equivalent resources to pay the aggregate merger consideration;

•	litigation matters;

•	ownership of equity interests of our company;

•	undisclosed arrangements between Parent and Merger Sub with any of our officers or directors; and

•	matters with respect to the investigation of us conducted by Parent and Merger Sub.

Principal Covenants

Conduct of Business of the Company Pending the Merger

Except as agreed to in writing by Parent, expressly contemplated by the Merger Agreement or as separately disclosed to Parent, during the period from the date of the Merger Agreement to the effective time of the merger:

•	we and each of our subsidiaries are to conduct our business in, and not take any action other than in, the ordinary course of business consistent with past practice; and

•
we are to use our reasonable best efforts to preserve intact the business organization, to keep available the services of our and our subsidiaries’ officers, employees, consultants and persons performing the duties of insurance producers, reinsurance intermediaries and agencies, to maintain existing relationships with all persons with whom we or our subsidiaries do business and to preserve the possession, control and condition of our and our subsidiaries’ assets.

We have further agreed that, except as expressly contemplated by the Merger Agreement or as separately disclosed to Parent, during the period from the date of the Merger Agreement to the effective time of the merger, neither we nor any of our subsidiaries are to, without the prior written consent of Parent:

•	amend, waive or otherwise change, in any respect, our or our subsidiaries’ certificate of incorporation or bylaws (or comparable governing instruments);

•
authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, our capital stock or other securities or equity interests or any indebtedness of ours having voting rights or that is convertible or exchangeable into securities having such rights, including any securities convertible into or exchangeable for shares of stock of any class and any other equity-based awards, except for the issuance of shares of common stock pursuant to the exercise of options outstanding on the date of the Merger Agreement and set forth in the schedules to the Merger Agreement in accordance with their present terms;

•
split, combine, recapitalize or reclassify any shares of our or our subsidiaries’ capital stock or equity interests or issue any other securities in respect thereof, or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of our capital stock or equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of ours or our subsidiaries’ capital stock or other securities or equity interests, other than dividends and distributions paid by any of our subsidiaries to us or another one of our subsidiaries;

•
incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person, except for indebtedness incurred under our existing credit facilities in the ordinary course of business consistent with past practice in an aggregate principal amount not to exceed $250,000;

•
increase the wages, salaries, bonus, compensation or other benefits of any of our or our subsidiaries’ current or former consultants, officers, directors or employees, or enter into, establish, amend or terminate any of our employee benefit plans or any other employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity or equity-related, pension, retirement, consulting, vacation, severance, separation, termination, deferred compensation, fringe, perquisite, or other compensation or benefit plan, policy, program, agreement, trust, fund or other arrangement with, for or in respect of any current or former consultant, officer, director or employee, in each case other than as required by applicable law or pursuant to the terms of any of our employee benefit plans in effect on the date of the Merger Agreement, or, solely with respect to increases in wages or salaries of employees who are not officers or directors, in the ordinary course of business consistent with past practice;

•
make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any change in our accounting or tax policies or procedures, in each case except as required by applicable law or generally accepted accounting principles;

•
transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of our owned or licensed intellectual property, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

•
modify or amend in any material manner, terminate or waive or assign any material right under any of our material contracts or enter into any contract that would be a material to us with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less, in each case other than in the ordinary course of business consistent with past practice;

•	fail to maintain our or our subsidiaries’ books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

•	establish any subsidiary or enter into any new line of business;

•
fail to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to our assets, operations and activities or those of our subsidiaries as are currently in effect;

•
revalue any of our material assets or make any change in accounting methods, principles or practices, except as required by generally accepted accounting principles and approved by our outside auditors;

•
other than in connection with the adjustment, negotiation or settlement of workers’ compensation insurance claims in the ordinary course of business consistent with past practice, waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Merger Agreement or the transactions contemplated thereby, including the merger), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, us or our subsidiaries) not in excess of $100,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice;

•	close or materially reduce our or our subsidiaries’ activities, or effect any layoff or other personnel reduction or change initiated by us, at any of our or our subsidiaries’ facilities;

•
acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

•	make any capital expenditures;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

•
sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of our properties, assets or rights;

•	enter into any agreement, understanding or arrangement with respect to the voting or registration of our capital stock or the capital stock of any of our subsidiaries;

•	take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any governmental authority to be obtained in connection with the Merger Agreement;

•	enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction between us and an affiliate;

•
enter into any new reinsurance transaction as assuming or ceding insurer (a) that does not contain market cancellation, termination and commutation provisions or (b) that adversely changes our or our subsidiaries’ reinsurance profile on a consolidated basis outside of the ordinary course of business consistent with past practice;

•
alter or amend in any material respect any existing underwriting, claims handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies (including compliance policies) or any material assumption underlying an actuarial practice or policy, except as may be required by generally accepted accounting principles, applicable statutory accounting practices, any governmental authority or applicable law, or

•	authorize or agree to do any of the foregoing actions.

Special Meeting; Proxy Statement

As promptly as practicable following the execution of the Merger Agreement, we, acting through our Board, are to, in accordance with applicable law:

•
duly call, give notice of, convene and hold a special meeting of our stockholders for the purposes of considering and taking action upon the approval and adoption of the Merger Agreement and the merger, including adjourning such meeting for up to 30 business days to obtain such approval;

•
except to the extent that our Board withdraws or modifies its approval or recommendation of the Merger Agreement as permitted by the Merger Agreement, (a) use reasonable best efforts to solicit the approval of the Merger Agreement by our stockholders and (b) include in this proxy statement the declaration of our Board of the advisability of the Merger Agreement and the recommendation of our Board to our stockholders that they adopt the Merger Agreement and approve the merger;

•	adjourn or postpone the special meeting of stockholders to solicit additional proxies;

•
unless the Merger Agreement has been terminated in accordance with the terms of the Merger Agreement, submit the Merger Agreement to our stockholders at the special meeting of stockholders even if our Board changes or withdraws its recommendation that our stockholders adopt the Merger Agreement and approve the merger;

•
prepare and, within 45 days after the date the Merger Agreement was entered into, file with the SEC a preliminary proxy statement relating to the merger and the Merger Agreement and, after consultation with Parent, respond as promptly as reasonably practicable to any comments made by the SEC with respect to the preliminary proxy statement (including filing as promptly as reasonably practicable any amendments or supplements thereto necessary to be filed in response to any such comments or as required by applicable law);

•
use reasonable best efforts to have the SEC confirm that it has no further comments and cause a definitive proxy statement, including any amendments or supplements thereto, to be mailed to our stockholders at the earliest practicable date after the date that the SEC confirms it has no further comments; however, we may not make any amendments or supplements to the proxy statement without prior consultation with Parent and its counsel and after providing Parent a reasonable opportunity to review and comment on such amendments or supplements;

•
notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the proxy statement or for additional information;

•	supply Parent with copies of all correspondence between us or our representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the proxy statement;

•
give Parent a reasonable opportunity to review and comment on the proxy statement (including each amendment or supplement thereto), any correspondence with the SEC or its staff or any other materials proposed to be submitted to the SEC or its staff prior to transmission to the SEC or its staff and, unless required by law, not transmit any such material to which Parent reasonably objects; and

•
if at any time prior to the special meeting of stockholders, we discover any information that should be set forth in an amendment or supplement to the proxy statement, after obtaining the consent of Parent to such amendment or supplement (which consent may not be unreasonably withheld or delayed), we may promptly transmit such amendment or supplement to our stockholders.

Solicitation

From the date of the Merger Agreement, neither we nor our subsidiaries may, directly or indirectly, nor may we or our subsidiaries, directly or indirectly, authorize or permit any of our respective representatives, to:

•	solicit, encourage, assist, initiate or facilitate the making, submission or announcement of a third party takeover proposal;

•
furnish any non-public information regarding us or any of our subsidiaries or the merger to any person or group (other than to Parent, Merger Sub or their representatives) in connection with or in response to a third party takeover proposal;

•	engage or participate in discussions or negotiations with any person or group with respect to, or that could be expected to lead to, a third party takeover proposal;

•
withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the approval of the Merger Agreement or the merger or the recommendation of our Board that holders of shares of our common stock adopt the Merger Agreement;

•	approve, endorse or recommend, or publicly propose to approve, endorse or recommend, a third party takeover proposal;

•
cause ourselves or any of our subsidiaries to discuss, negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any third party takeover proposal; or

•	release any third party from, or waive any provision of, any confidentiality or standstill agreement to which we or any of our subsidiaries are a party (except in specified circumstances).

In addition, we must request the prompt return or destruction of any confidential information provided to any person or group prior to the date hereof in connection with a third party takeover proposal, including in accordance with any confidentiality agreement entered into with such person or group, and must deny access to any data room (virtual or actual) containing any such information to any such person or group.

Notwithstanding the aforementioned restrictions, at any time prior to the approval of the Merger Agreement by our stockholders, and provided that we are otherwise in compliance in all material respects with the covenants relating to solicitation and changes in or withdrawal of our Board’s recommendation, we are not prohibited or limited from (a) furnishing non-public information regarding us to, or (b) entering into discussions or negotiations with any person or group in response to an unsolicited, bona fide written third party takeover proposal received after the date we entered into the Merger Agreement that did not result from a violation of the restrictions summarized above, if:

•
our Board determines in good faith, after consultation with our outside legal and financial advisors, that (a) such third party takeover proposal, constitutes or could be expected to result in, after the taking of any of the actions referred to above, a superior offer, and (b) such action with respect to such third party takeover proposal is necessary for our Board to comply with its fiduciary duties to our stockholders under all applicable law;

•
we receive from such person or group an executed confidentiality agreement with provisions no less favorable, in the aggregate, to us than, and with terms at least as restrictive of such person or group (including with respect to the standstill provisions thereof), as those contained in our confidentiality agreement with Parent;

•
contemporaneously with furnishing any such information to such person or group, we furnish such information to Parent to the extent that such information has not been previously furnished to Parent; and

•	prior to the taking of any such actions by us or our Board as described above, we provide written notice to Parent of such determination of our Board.

From and after the date of the Merger Agreement, we must notify Parent as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by us or any of our representatives of:

•
any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any third party takeover proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in a third party takeover proposal; and

•	any request for non-public information relating to us or our subsidiaries,

specifying in each case the material terms and conditions thereof (including a copy thereof if in writing) and the identity of the party making such inquiry, proposal, offer or request for information.

We must keep Parent promptly informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals, offers or requests for information.  From and after the date of the Merger Agreement, we must and must cause each of our subsidiaries to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any parties with respect to any third party takeover proposal and must direct, and use our reasonable best efforts to cause, our representatives to cease and terminate any such solicitations, discussions or negotiations.

A “third party takeover proposal” means (other than the merger) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any person or group at any time relating to (a) any direct or indirect acquisition or purchase of our and our subsidiaries’ assets representing 15% or more of our and our subsidiaries’ assets or business, including by way of the purchase of stock of our subsidiaries, (b) any issuance, sale or other disposition of (including by way of merger, recapitalization, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities), including any single or multi-step transaction or series of related transactions, representing 15% or more of the voting power or capital stock of the Company or any subsidiary, (c) any tender offer, exchange offer or other transaction that, if consummated, would result in any person or “group” (as such term is defined under the Exchange Act) having beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the voting power or capital stock of ours or any of our subsidiaries, or (d) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution, including any single or multi-step transaction or series of related transactions, involving us or our subsidiaries.

A “superior offer” means an unsolicited, bona fide written third party takeover proposal (except that references to “15%” are replaced by “50%”) on terms that our Board determines, in good faith, based upon consultations with its outside legal counsel and its financial advisors, (a) are more favorable to our stockholders, from a financial point of view, than the Merger Agreement and the merger, taken as a whole, after giving effect to any adjustments to the terms and conditions of the Merger Agreement proposed in writing by Parent in response to such third party takeover proposal, and (b) is reasonably likely to be consummated on the terms so proposed, in each case, taking into account, among other things, all legal, financial, regulatory, timing and other aspects of, and conditions to, the superior offer and the person or group making the superior offer (including any financing required by such person or group).

Change of Recommendation/Withdrawal of Recommendation

Our Board may, at any time prior to the adoption of the Merger Agreement and approval of the merger by our stockholders:  (a) withdraw or modify its recommendation that holders of shares of our common stock adopt the Merger Agreement and approve the merger in connection with a third party takeover proposal; or (b) approve or recommend a superior offer, if, in the case of both clause (a) and (b) above:

•	an unsolicited, bona fide written offer is made to us by a third party representing a third party takeover proposal;

•	we are in compliance in all material respects with our obligations with respect to solicitation and changes in or withdrawal of the recommendation of our Board;

•
our Board determines in good faith after consultation with our outside legal and financial advisors that such third party takeover proposal constitutes a superior offer (after giving effect to all adjustments to the terms of the Merger Agreement that may be proposed by Parent); and

•
following consultation with our outside legal counsel and financial advisors, our Board determines in good faith that the withdrawal or modification of the Board’s recommendation that holders of our shares of common stock adopt the Merger Agreement and approve the merger is required to comply with the Board’s fiduciary duties to our stockholders under applicable law;

but prior to taking any action described above, (a) we provide a written notice to Parent:

•	advising Parent that our Board has received a superior offer and the Board intends to approve or recommend that our stockholders approve the superior offer;

•	specifying the material terms and conditions of such superior offer (including a copy thereof, if in writing) and identifying the person or group making such superior offer; and

•
providing to Parent all materials and information delivered or made available to the person or group making such proposed superior offer (it being understood and agreed that any amendment to the financial or other material terms of any such proposed superior offer would require a new notice to Parent including all of the items listed here and a new five business day period as described in clause (b) below), and (b) during the five business days following Parent’s receipt of the notice described above, we, and we direct our representatives to, cooperate and negotiate in good faith with Parent (to the extent that Parent requests the same) to enable Parent to propose in writing such adjustments to the terms of the Merger Agreement so that any third party takeover proposal ceases to constitute a superior offer.

In no event will any approval or recommendation of a superior offer by our Board change the approval of the Merger Agreement or any other approval of our Board in any respect that would have the effect of causing any takeover law to be applicable to the transactions contemplated hereby, including the merger.

Our Board may, at any time prior to the adoption of the Merger Agreement and approval of the merger by our stockholders and other than as a result of the receipt of a third party takeover proposal, withdraw or modify its approval of the Merger Agreement or the Board’s recommendation that our stockholders adopt the Merger Agreement and approve the merger if our Board determines in good faith (after consultation with our outside legal and financial advisors) that the failure to take such action would violate the Board’s fiduciary duties under applicable law.  Any withdrawal of the Board’s recommendation described in this paragraph would not change the approval of the Merger Agreement or any other approval of our Board in any respect that would have the effect of causing any takeover law to be applicable to the transactions contemplated hereby, including the merger.

Certain Other Covenants

The Merger Agreement contains additional covenants, including covenants relating to our obligations to:

•	provide Parent and its representatives access to our personnel, offices and facilities and information regarding us and our subsidiaries;

•
take actions necessary to complete the transactions contemplated by the Merger Agreement and to eliminate the effect of any possible takeover laws that may affect the transactions contemplated by the Merger Agreement;

•	give Parent the opportunity to participate in any stockholder litigation relating to the Merger Agreement or the merger; and

•	timely file all filings required by the SEC.

The Merger Agreement contains additional covenants, including covenants relating to our and Parent’s obligations to:

•	notify each other of specified matters, changes and events;

•	issue public announcements relating to the Merger Agreement and the transactions contemplated by the Merger Agreement;

•	communicate with insurance producers, reinsurance intermediaries and agencies regarding the merger;

•	cooperate with Parent’s arrangement of financing in connection with the merger (although such financing by Parent is not a condition to the closing of the merger);

•
use our reasonable best efforts, and cooperate fully, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger and the other transactions contemplated by the Merger Agreement, including the receipt of all required regulatory approvals and comply as promptly as practicable with all requirements of governmental authorities applicable to the transactions contemplated by the Merger Agreement;

•
file any notification and report forms and related material required to be filed with the FTC and the Antitrust Division of the United States Department of Justice under the HSR Act, as promptly as practicable;

•	prepare and file with the relevant insurance regulators, including the Florida Office of Insurance Regulation, all requests for approval of the transactions contemplated by the Merger Agreement;

•
cooperate with each other in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental authority or private party challenging the merger or any other transaction contemplated by the Merger Agreement;

•	obtain any required consents of third parties with respect to any contracts to which we or Parent are a party;

•
provide each of our employees, while they remain employed by either the surviving corporation or any affiliates thereof with at least the same level of base salary or wages that were provided to each such employee immediately prior to the effective time of the merger;

•
provide each of our employees with base salary, wages, cash incentive compensation, other cash variable compensation and other employee benefits (other than equity-based compensation) that are, in the aggregate, no less favorable than, at Parent’s election, (a) those provided to such employees immediately prior to the effective time of the merger or (b) those provided to similarly situated employees of Parent, or at Parent’s election, any subsidiary of Parent; and

•	take or refrain from taking certain actions relating to our employee benefit and 401(k) plans.

Indemnification and Insurance

The certificate of incorporation and bylaws of the surviving corporation are to contain provisions that are no less favorable with respect to indemnification than are set forth in our current certificate of incorporation and bylaws, respectively.  These provisions relating to indemnification in the surviving corporation’s certificate and bylaws are not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would affect adversely the rights of our directors, officers, or employees at the effective time of the merger.  For six years after the effective time of the merger, Parent and the surviving corporation, jointly and severally, to the fullest extent that we would have been permitted to do so under applicable law, are to indemnify and hold harmless each of our present and former directors and officers against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the effective time of the merger), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission, in his or her capacity as our officer, director, or employee, occurring on or before the effective time of the merger, which we refer to as a Covered Proceeding.

In the event of any claim, action, suit, proceeding or investigation described above, Parent or the surviving corporation is to pay the reasonable fees and expenses of counsel selected by the person or persons entitled to indemnification, which counsel is to be reasonably satisfactory to the surviving corporation, promptly after statements therefor are received.  If it is finally judicially determined that the person or persons who received the reasonable fees and expenses for their counsel are not entitled to indemnification, such person or persons are to repay all advanced expenses.  Neither Parent nor the surviving corporation are to be liable for any settlement effected without Parent’s or the surviving corporation’s written consent (which consent is not to be unreasonably withheld or delayed).  Parent and the surviving corporation are not be required to agree to the entry of any judgment or settlement that provides for injunctive or other non-monetary relief affecting the Parent, the surviving corporation or any of their respective subsidiaries.  Neither Parent nor the surviving corporation is to be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable persons entitled to indemnification) for all persons entitled to indemnification with respect to a Covered Proceeding unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more of the persons entitled to indemnification, in which case Parent is to pay the fees of such additional counsel required by such conflict.  In the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim are to continue until the disposition of such claim.  Any person entitled to indemnification, upon becoming aware of any such Covered Proceeding, is to promptly notify Parent and the surviving corporation.

Immediately after the effective time of the merger, Parent must have obtained and paid for, and must maintain in effect, a tail policy of (a) directors’ and officers’ liability insurance and (b) corporate counsel liability insurance covering George Harris, our Senior Vice President, General Counsel and Secretary, in respect of acts or omissions occurring prior to the effective time of the merger covering each of those persons who are covered by (1) our directors’ and officers’ liability insurance policy and (2) corporate counsel liability insurance, as of January 10, 2008, the date we signed the Merger Agreement, for a period of six years commencing as of the effective time of the merger.  If Parent requests in writing, prior to the effective time of the merger, we are to obtain such extended reporting period coverage under our existing insurance programs (to be effective as of the effective time of the merger).

If Parent or the surviving corporation or any of its successors or assigns (a) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision is to be made so that the successors and assigns of Parent or the surviving corporation assume these indemnification and insurance obligations.

The rights to indemnification described above (a) are intended to be for the benefit of, and are to be enforceable by, each person entitled to indemnification, his or her heirs and representatives and (b) are to be in addition to, and not in substitution for, any other rights to indemnification or contribution that any person entitled to indemnification may have by contract or otherwise.

Conditions to the Merger

At any time prior to the consummation of the merger, subject to applicable law, any party to the Merger Agreement, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement, (b) waive any inaccuracy in the representations and warranties contained therein or in any document delivered pursuant thereto and (c) waive compliance with any agreement or condition contained therein.  Any such extension or waiver is to be valid only if set forth in an instrument in writing signed by the party or parties to the Merger Agreement to be bound thereby.

The respective obligations of each party to effect the merger are subject to the fulfillment or waiver of the following conditions:

•	the approval of the Merger Agreement by our stockholders (which is not waivable by the parties);

•	the expiration or termination of the waiting period (and any extensions thereof) under the HSR Act (which is not waivable by the parties);

•	the receipt of all authorizations, approvals and permits required to be obtained from or made with any governmental authority in order to consummate the merger; and

•
the absence of any enactment, issuance, promulgation, enforcement or entrance by any governmental authority in the United States of any law (whether temporary, preliminary or permanent) or order that is then in effect and has the effect of making the merger illegal or otherwise preventing or prohibiting consummation of the merger (which is not waivable by the parties).

The obligations of Parent and Merger Sub to consummate the merger are subject to the fulfillment of the following additional conditions:

•
each of our representations and warranties relating to our due organization and good standing, authorization and enforceability of the Merger Agreement, finders and investment bankers fees, the vote required for the merger and actions by our Board and certain of our representations relating to capitalization, our subsidiaries, our SEC filings, and changes we have incurred since September 30, 2007 must be true and correct in all respects as of the date we entered into the Merger Agreement and as of the effective time of the merger as though made as of the effective time of the merger (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date);

•
each of our other representations and warranties set forth in the Merger Agreement must be true and correct (disregarding materiality qualifications and exceptions) as of the date we entered into the Merger Agreement and as of the effective time of the merger as though made at and as of the effective time of the merger (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us;

•	our performance in all material respects of our obligations and compliance in all material respects with our agreements and covenants to be performed or complied with by us under the Merger Agreement;

•
the furnishing to Parent by us of a certificate signed on our behalf by our chief executive officer or chief financial officer certifying that the conditions relating to our representations, warranties and covenants have been satisfied and the absence of any material adverse effect with respect to us;

•	the absence of any material adverse effect with respect to us since the date of the Merger Agreement;

•	the absence of any burdensome conditions imposed in connection with any required regulatory approvals, which burdensome conditions include:

o
any action or the commitment to take any action, or consent or agreement to any condition, restriction or undertaking requested or imposed by any governmental authority, whether in connection with obtaining any required regulatory approval or otherwise, if, in the good faith determination of Parent, such action, condition, restriction or undertaking, individually or in the aggregate, with all other such actions, conditions, restrictions or undertakings, would materially adversely affect the benefits, taken as a whole, that Parent reasonably expects to derive from the transactions contemplated by the Merger Agreement; or

o
any requirement that Parent, the surviving corporation or any of its or their subsidiaries (a) provide or commit to provide additional capital to us, (b) maintain operations or employees in the state of Florida, or (c) provide any surplus maintenance, guarantee, keep-well or similar agreements or commitments; and

•
no more than 15% of the holders of outstanding shares of our common stock shall have exercised and perfected the right to dissent from the merger and shall not have prior to the consummation of the merger effectively withdrawn or lost such dissenters’ rights.

Our obligations to consummate the merger are subject to the fulfillment of the following additional conditions:

•
each of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement must be true and correct as of the date the Merger Agreement was entered into and as of the effective time of the merger as though made at and as of the effective time of the merger (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a materially adverse effect on Parent or Merger Sub’s ability to consummate the merger;

•
the performance by Parent and Merger Sub, in all material respects, of their respective obligations and compliance, in all material respects, with their respective agreements and covenants to be performed or complied with by them under the Merger Agreement; and

•
the furnishing by Parent to us of a certificate signed on its behalf by the chief executive officer or chief financial officer certifying that the conditions relating to its representations, warranties and covenants have been satisfied.

Except as indicated above, all of the closing conditions are waivable.  Neither we nor Parent have to date considered the waiver of any of the closing conditions that may be waived under the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the merger and the other transactions contemplated thereby may be abandoned at any time prior to the effective time of the merger, notwithstanding any approval of the matters presented in connection with the merger by our stockholders, as follows:

•	by mutual written consent of each of us and Parent, as duly authorized by our Board and Parent’s board of directors;

•
by written notice by either Parent or us, if the effective time of the merger has not occurred on or before October 31, 2008, provided that this right is not available to a party that is in breach of the Merger Agreement;

•
by written notice by either Parent or us, if any governmental authority has enacted, issued, promulgated, enforced or entered any order or law that is, in each case, then in effect and is final and nonappealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by the Merger Agreement, provided that this right is not available to a party that is in breach of the Merger Agreement;

•
by written notice by Parent (if Parent is not in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement), if there has been a breach by us of any of our representations, warranties, covenants or agreements contained in the Merger Agreement, or if any of our representations or warranties have become untrue or inaccurate, in either case that would result in a failure of a condition to closing (subject to a 20-day cure period);

•
by written notice by us (if we are not in material breach of any of our representations, warranties, covenants or agreements under the Merger Agreement), if there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue or inaccurate, in either case that would result in a failure of a condition to closing (subject to a 20-day cure period);

•	by written notice by Parent, if our Board:

o
withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw, modify or qualify in a manner adverse to Parent or Merger Sub, its recommendation that the holders of our shares of common stock adopt the Merger Agreement;

o	fails to include in this proxy statement its recommendation to the holders of our shares of common stock that they adopt the Merger Agreement and approve the merger;

o	approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any third party takeover proposal;

o	withdraws or changes its recommendation with respect to the merger; or

o
in the case of a third party takeover proposal made by way of a tender offer or exchange offer, fails to recommend that our stockholders reject such tender offer or exchange offer within the ten business day period specified in Section 14e-2(a) under the Exchange Act or (if later than the end of such ten business day period) fails to reconfirm its recommendation that the holders of shares of our common stock adopt the Merger Agreement and approve the merger within five business days after a request by Parent to do so; or

•
by written notice by either Parent or us, if, at the special meeting (including any adjournment or postponement thereof at which the Merger Agreement is voted upon), our stockholders do not adopt the Merger Agreement or approve the merger, provided that this right is not available to us if the failure to adopt the Merger Agreement or approve the merger by our stockholders is a result of our breach of the Merger Agreement.

Effect of Termination of the Merger Agreement

In the event of the termination of the Merger Agreement as described above, the Merger Agreement would become void, and there would be no liability under the Merger Agreement on the part of any party to the Merger Agreement or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or representatives of any of them, and all rights and obligations of each party to the Merger Agreement would cease, except that:

•	the parties would remain liable for fees and expenses under the circumstances described under “The Merger Agreement—Fees and Expenses” below;

•	the parties would remain subject to the confidentiality provisions of the Merger Agreement;

•	the parties would remain subject to certain other provisions as specified in the Merger Agreement; and

•	nothing described above would relieve us from liability for any fraud or willful breach by us of the Merger Agreement.

Fees and Expenses

Except as otherwise set forth below, all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses, whether or not the merger or any other related transaction is consummated.  In addition, the filing fee under the HSR Act is to be borne equally by us and Parent.

If any of the following occur:

•	(a):

o	at any time on or after January 10, 2008, a third party takeover proposal is made to us or proposed to be made to us;

o
thereafter, the Merger Agreement is terminated (1) by us or Parent because the merger has not occurred on or before October 31, 2008 or because our stockholders do not adopt the Merger Agreement and approve the merger at the special meeting, or (2) by Parent because we have breached the Merger Agreement (assuming Parent is not in material breach); and

o
on or within 12 months after the date of such termination, any definitive agreement providing for a qualifying transaction has been executed or a qualifying transaction has been consummated with any person;

•	(b) the Merger Agreement is terminated by Parent because our Board withdraws or changes its recommendation that our stockholders adopt the Merger Agreement and approve the merger; or,

•
(c) the Merger Agreement is terminated by us or Parent because our stockholders do not adopt the Merger Agreement and approve the merger at the special meeting and prior to such termination, our Board withdraws or changes its recommendation that our stockholders adopt the Merger Agreement and approve the merger, then we are to pay to Parent the Termination Fee, either upon entering into a qualifying transaction or, in certain circumstances within two days following termination.  If our stockholders do not adopt the Merger Agreement and approve the merger at the special meeting, the expenses of Parent, up to $2.0 million and to be credited against the Termination Fee, are to be paid either concurrently with termination by us or within two business days after termination by Parent.

If we terminate the Merger Agreement as a result of Parent’s breach of its representation that it has sufficient funds to complete the merger or Parent’s breach of its covenants and agreements contained in the Merger Agreement and demand payment of the Parent Termination Fee, Parent is to pay us such fee within two business days after our termination.

Our right to receive the Parent Termination Fee would terminate:

•
if we make any demand or claim for any loss, claim, damage, liability or expense suffered in connection with the Merger Agreement or the merger or as a result of the failure of the merger to be consummated in circumstances giving rise to the right to receive the Parent Termination Fee in any action, other than for the payment of the Parent Termination Fee; or

•	if any of the conditions to closing to the obligation of Parent or Merger Sub to consummate the merger become incapable of being satisfied.

Our right to receive the Parent Termination Fee is our sole and exclusive remedy against Parent, Merger Sub or their affiliates for any loss, claim, damage, liability or expense:

•	suffered in connection with the Merger Agreement or the merger (including any breach of the Merger Agreement by Parent or Merger Sub); or

•	as a result of the failure of the merger to be consummated in circumstances giving rise to the right to receive the Parent Termination Fee.

In addition to the right of Parent and Merger Sub to receive the Termination Fee in certain circumstances, Parent and Merger Sub may also be entitled to receive additional damages as well as specific performance of the Merger Agreement.

Upon payment of the Parent Termination Fee, none of Parent, Merger Sub or their affiliates would have any further liability or obligation relating to or arising out of this Merger Agreement or the merger.  In no event would Parent or Merger Sub be required to pay more than the Parent Termination Fee.

In the event that we were to fail to pay the Termination Fee when due or Parent were to fail to pay the Parent Termination Fee when due, we or Parent would be required to reimburse the other for all reasonable costs and expenses actually incurred or accrued by us or Parent (including reasonable fees and expenses of counsel) in connection with the collection and enforcement of the applicable termination fee.  If not paid when due, the applicable termination fee would accrue interest for the period commencing on the date such termination fees first became equal to the prime rate.

Amendment of the Merger Agreement

The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective boards of directors at any time prior to the effective time of the merger; provided, that, after the adoption of the Merger Agreement and approval of the merger by our stockholders, no amendment may be made that would reduce the amount or change the type of consideration into which each share of common stock is to be converted upon consummation of the merger or that would otherwise by law require approval of our stockholders, without approval of such stockholders.  The Merger Agreement may only be amended pursuant to a written agreement signed by each of the parties thereto.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS (WITH ANY INTERESTED DIRECTORS ABSTAINING FROM VOTING) THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

The Board is asking our stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS (WITH ANY INTERESTED DIRECTORS ABSTAINING FROM VOTING) THAT YOU VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

MARKET PRICE OF AMCOMP INCORPORATED COMMON STOCK

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “AMCP.”  As of the record date, there were approximately _____ holders of record of our common stock.  The following table sets forth, for the periods indicated, the high and low prices during the day for our common stock, as reported on Nasdaq.  We currently anticipate that all of our future earnings will be retained for the development of our business and do not anticipate paying cash dividends on our common stock for the foreseeable future.  We have never paid cash dividends.

	High	Low
Year Ended December 31, 2008
First Quarter (through February 21, 2008)(1)	$12.33	$8.66
Year Ended December 31, 2007
First Quarter	$12.11	$9.26
Second Quarter	$10.93	$8.69
Third Quarter	$10.10	$7.32
Fourth Quarter	$10.90	$8.80
Year Ended December 31, 2006
First Quarter (through February 9, 2006)	N/A	N/A
First Quarter(2)	$10.20	$8.37
Second Quarter	$10.55	$9.31
Third Quarter	$10.38	$7.75
Fourth Quarter	$11.37	$9.05

_______________

(1)
On January 10, 2008, the date that the Merger was announced, the closing price of our common stock was $8.75 and on ____________, 2008, the date of this Proxy Statement, the closing price of our common stock was [$          ].

(2)	From February 10, 2006 to March 31, 2006. February 10, 2006 was the date on which we began trading on Nasdaq.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the record date for (a) each of our directors, (b) each of our executive officers, (c) each stockholder known to be the beneficial owner of more than five percent of any class of our voting securities, and (d) all directors and executive officers as a group.  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and does not necessarily bear on the economic incidents of ownership or the rights to transfer the shares described below.  Unless otherwise indicated, (a) each stockholder has sole voting power and dispositive power with respect to the indicated shares and (b) the address of each stockholder who is a director or executive officer is c/o AmCOMP Incorporated, 701 U.S. Highway One, North Palm Beach, Florida 33408.  The percentage of shares owned is based on [15,290,181] shares outstanding as of [          ], the record date.

	Number of Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned(1)
Name of Beneficial Owner:
5% Stockholders:
Entities affiliated with Welsh Carson(2)	1,391,631		9.1%
Entities affiliated with Credit Suisse(3)	1,691,968		11.1%
Entities affiliated with TCW Group, Inc.(4)	995,962		6.5%
Royce & Associates, LLC(5)	1,021,814		6.7%
Entities affiliated with SuNOVA(6)	1,365,000		8.9%
Entities affiliated with Newcastle(7)	1,138,706		7.4%
Dimensional Fund Advisors LP(8)	773,488		5.1%
Entities affiliated with Austin W. Marxe and David M. Greenhouse(9)	815,080		5.3%

Named Executive Officers and Directors:
Fred R. Lowe	375,005	(10)	2.4%
Debra Cerre-Ruedisili	177,864	(11)	1.2%
Kumar Gursahaney	70,915	(12)	*
George Harris	14,366	(13)	*
Colin Williams	10,656	(14)	*
Sam A. Stephens	1,011,280	(15)	6.6%
Paul B. Queally	1,373,582	(16)	9.0%
Donald C. Stewart	5,288	(17)	*
Spencer L. Cullen, Jr.	5,288	(18)	*

All directors and executive officers as a group (12 persons)	3,096,527	(19)	19.7%

_______________

*	Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days after the record date, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options and of all directors and officers as a group, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)
Based solely on information contained in a report on Schedule 13G filed jointly on February 9, 2007 by Welsh, Carson, Anderson & Stowe VII, L.P., a Delaware limited partnership (“WCAS VII”) and WCAS Healthcare Partners, L.P., a Delaware limited partnership (“WCAS Healthcare”) (together the “Welsh Carson entities”), the number of shares beneficially owned consists of (a) 1,367,065 shares of common stock held by WCAS VII and (b) 24,566 shares of common stock held by WCAS Healthcare.  WCAS VII’s sole general partner is WCAS VII Partners, L.P., a Delaware limited partnership, and WCAS Healthcare’s sole general partner is WCAS HP Partners, a Delaware general partnership.  The address for these Welsh Carson entities is 320 Park Avenue, Suite 2500, New York, New York 10022.

(3)
Based solely on information contained in a report on Schedule 13G filed on February 14, 2007 by Credit Suisse, a Swiss bank, on behalf of its subsidiaries to the extent that they constitute the Investment Banking division, the Alternative Investments business within the Asset Management division and the United States private client services business within the Private Banking division (together the “Credit Suisse entities”).  The ultimate parent company of the Bank is Credit Suisse Group (“CSG”), a corporation formed under the laws of Switzerland.  CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Credit Suisse entities.  CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division (other than the Alternative Investment business) (the “Traditional AM Business”) and the Private Banking division (other than the United States private client services business) (the “Non-U.S. PB Business”) may beneficially own securities to which the Schedule 13G relates and such shares were not reported in the Schedule 13G.  CSG disclaims beneficial ownership of shares beneficially owned by its direct and indirect subsidiaries, including the Credit Suisse entities.  Each of the Traditional AM Business and the Non-U.S. PB Business disclaims beneficial ownership of shares beneficially owned by the Credit Suisse entities.  The Credit Suisse entities disclaim beneficial ownership of shares beneficially owned by CSG, the Traditional AM Business and the Non-U.S. PB Business.  The address of Credit Suisse is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich, Switzerland.

(4)
Based solely on information contained in a report on Schedule 13G filed on February 11, 2008 by TCW Group, Inc., a Nevada corporation (“TCW”), on behalf of itself and its direct and indirect subsidiaries, which collectively constitute The TCW Group, Inc. business unit (the “TCW Business Unit”).  The ultimate parent company of TCW is Societe Generale, S.A., a corporation formed under the laws of France (“SG”).  SG, for purpose of the federal securities laws, may be deemed ultimately to control TCW and the TCW Business Unit.  SG, its executive officers and directors, and its direct and indirect subsidiaries (including all business units except the TCW Business Unit), may beneficially own shares of the securities of the issuer to which the Schedule 13G relates and such shares were not reported in the Schedule 13G.  SG disclaims beneficial ownership of shares beneficially owned by TCW and the TCW Business Unit.  TCW and the TCW Business Unit disclaim beneficial ownership of shares beneficially owned by SG and any of SG’s other business units.  The address of TCW is 865 South Figueroa Street, Los Angeles, California 90017.

(5)
Based solely on information contained in a report on Schedule 13G filed on January 25, 2008 by Royce & Associates, LLC.  The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(6)
Based solely on information contained in a report on Schedule 13G filed on February 14, 2008 by SuNOVA Partners, L.P., a Delaware limited partnership ("SuNOVA Partners"), with respect to shares of common stock directly owned by it; by SuNOVA Long-Term Opportunity Fund, L.P., a Delaware limited partnership ("SuNOVA Long-Term"), with respect to shares of common stock directly owned by it; by SuNOVA Holdings, LLC, a Delaware limited liability company (the "General Partner"), which serves as the general partner of SuNOVA Partners and SuNOVA Long-Term (together, the "Partnerships"), with respect to shares of common stock directly owned by the Partnerships; by SuNOVA Capital, LP, a Delaware limited partnership (the "Investment Manager"), which serves as investment manager to and has investment discretion over the securities owned by SuNOVA Offshore Ltd., a Cayman Islands corporation ("SuNOVA Offshore"), with respect to shares of common stock directly owned by SuNOVA Offshore; by SuNOVA, LLC, a Delaware limited liability company, which serves as the general partner of the Investment Manager, with respect to shares of common stock directly owned by SuNOVA Offshore; by Mr. Matthew Byrnes, who serves as the co-managing member (together with Felice Gelman) of each of the General Partner and the general partner of the Investment Manager, with respect to shares of common stock directly owned by the Partnerships and SuNOVA Offshore; and by Ms. Felice Gelman, who serves as the co-managing member(together with Mr. Byrnes) of each of the General Partner and the general partner of the Investment Manager, with respect to shares of common stock directly owned by the Partnerships and SuNOVA Offshore.  The address of the business office of each of these SuNOVA entities is 780 Third Avenue, 5th Floor, New York, NY 10017.

(7)
Based solely on information contained in a report on Schedule 13G filed on February 13, 2008 by Newcastle Partners, L.P., a Texas limited partnership (“NP”), Newcastle Capital Management, L.P., a Texas limited partnership (“NCM”), Newcastle Capital Group, L.L.C., a Texas limited liability company (“NCG”) and Mark E. Schwarz.  Because Mark E. Schwarz is the managing member of NCG, which is the general partner of NCM, which in turn is the general partner of NP, each of NCM, NCG and Mr. Schwarz may be deemed to be the beneficial owners of all the shares of common stock of AmCOMP held by NP.  The address of the business office of each of these Newcastle entities is 200 Crescent Court, Suite 1400, Dallas, Texas 75201.

(8)
Based solely on information contained in a report on Schedule 13G filed on February 6, 2008 by Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”).  In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over shares of our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of our common stock held by the Funds. However, all such shares are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.  The address of the business office of Dimensional Fund Advisors LP is 1299 Ocean Avenue, Santa Monica, CA 90401.

(9)
Based solely on information contained in a report on Schedule 13G filed on February 13, 2008 by Austin W. Marxe and David M. Greenhouse, who are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Special Situations Cayman Fund, L.P. (“Cayman”).  AWM also serves as the general partner of MGP Advisers Limited Partnership, the general partner of and investment adviser to Special Situations Fund III, L.P. (“SSF3”) and the general partner of Special Situations Fund III QP, L.P. (“SSFQP”).  AWM serves as the investment adviser to SSFQP.  The principal business of each of SSF3, SSFQP and Cayman is to invest in equity and equity-related securities and other securities of any kind or nature.  The address of the business office of each of these entities is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(10)	Includes 145,534 shares of common stock issuable upon exercise of options held by Mr. Lowe.

(11)
Includes 133,235 shares of common stock issuable upon exercise of options held by Ms. Cerre-Ruedisili.  Also includes 200 shares of common stock that Ms. Cerre-Ruedisili holds as custodian for her children.  Ms. Cerre-Ruedisili disclaims beneficial ownership of these 200 shares.

(12)	Includes 63,415 shares of common stock issuable upon exercise of options held by Mr. Gursahaney.

(13)	Includes 10,000 shares of common stock issuable upon exercise of options held by Mr. Harris.

(14)	Includes 656 shares of common stock issuable upon exercise of options held by Mr. Williams.

(15)
Based solely on information contained in a report on Schedule 13D filed on January 11, 2008 by Mr. Stephens and includes 5,288 shares of common stock issuable upon exercise of options held by Mr. Stephens.

(16)
The number of shares beneficially owned consists of (a) 1,229 shares of common stock held by Mr. Queally, (b) 5,288 shares of common stock issuable upon exercise of options held by Mr. Queally and (c) 1,367,065 shares of common stock held by WCAS VII.  Mr. Queally is a general partner of the sole general partner of WCAS VII.  Mr. Queally may be deemed to have shared investment and voting power with respect to the securities held by WCAS VII.  Mr. Queally disclaims beneficial ownership of the securities held by WCAS VII, except to the extent of his equity interest therein.

(17)	Represents 5,288 shares of common stock issuable upon exercise of options held by Mr. Stewart.

(18)	Represents 5,288 shares of common stock issuable upon exercise of options held by Mr. Cullen.

(19)
Includes (a) 6,987 shares of common stock and 45,296 share of common stock issuable upon exercise of options held by three executive officers not specifically identified in the table and (b) an aggregate of 373,992 shares of common stock issuable upon exercise of options held by directors and executive officers.

FORWARD LOOKING STATEMENTS

This proxy statement includes and incorporates by reference statements that are not historical facts.  These forward-looking statements are based on our and/or, where applicable, Parent’s current estimates and assumptions and, as such, involve uncertainty and risk.  Forward-looking statements include the information concerning possible or assumed future results of operations and also include those preceded or followed by words such as “anticipates,” “believes,” “thinks,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions.  There may be events in the future that cannot be accurately predicted or over which there is no control.  Stockholders should be aware that the occurrence of the events described in this proxy statement or in the documents incorporated herein by reference could have a material adverse effect on our business, operating results and financial condition or ability to consummate the transactions contemplated by the Merger Agreement.  Examples of these risks include without limitation:

•	risk factors disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 incorporated by reference in this proxy statement;

•	the risk that the Merger Agreement could be terminated, including under circumstances that would require us to reimburse expenses up to $2.0 million or pay a termination fee of up to $8.0 million and

•	costs and charges related to the merger.

The forward-looking statements are not guarantees of future performance, events or circumstances, and actual results may differ materially from those contemplated by the forward-looking statements.

The forward-looking statements contained in this proxy statement are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  Our stockholders may read and copy the documents incorporated by reference, and any reports, statements or other information we have filed at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C.  20549.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  The SEC also maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC.  Our filings with the SEC are also available to the public through this web site at www.sec.gov.

If you have questions about the special meeting or the merger after reading this proxy statement, you may contact our proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or toll-free at (800) 322-2885 or via email at proxy@mackenziepartners.com.

We have not authorized anyone to give you any information or to make any representation about the merger or any of the parties involved that differs from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC.  Therefore, if anyone should give you any different or additional information, you should not rely on it.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information filed with it, which means that we can disclose important information to you by referring you to the documents containing such information.  The information incorporated by reference is an important part of this proxy statement, and information filed later by us with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and, with respect to this proxy statement, any future filings made with the SEC by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007;

•	our Current Report on Form 8-K, as filed with the SEC on January 11, 2007;

•	our Current Report on Form 8-K, as filed with the SEC on February 13, 2007;

•	our Current Report on Form 8-K, as filed with the SEC on March 2, 2007;*

•	our Current Report on Form 8-K, as filed with the SEC on April 11, 2007;

•	our Current Report on Form 8-K, as filed with the SEC on April 24, 2007;

•	our Current Report on Form 8-K, as filed with the SEC on May 10, 2007;*

•	our Current Report on Form 8-K/A, as filed with the SEC on August 28, 2007;

•	our Current Report on Form 8-K, as filed with the SEC on September 5, 2007;

•	our Current Report on Form 8-K, as filed with the SEC on October 4, 2007;

•	our Current Report on Form 8-K, as filed with the SEC on December 21, 2007;

•	our Current Report on Form 8-K, as filed with the SEC on January 11, 2008; and

•	our Current Report on Form 8-K, as filed with the SEC on February 1, 2008.

_______________

*
Portions of these reports were furnished to the SEC under Item 2.02 (Results of Operations and Financial Condition) or Item 7.01 (Regulation FD Disclosure). Pursuant to General Instruction B(2) and (6) of Form 8-K, the portions of these reports submitted under Items 2.02 and 7.01 are not deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section.  We are not incorporating by reference those portions of these reports that are not deemed to be “filed” for purposes of Section 18 of the Exchange Act, and will not incorporate by reference those portions of future filings of reports on Form 8-K into a filing under the Securities Act of 1933, as amended, or the Exchange Act or into this proxy statement that are not deemed to be “filed” for purposes of Section 18 of the Exchange Act.

All documents and reports filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this proxy statement and on or prior to the date of the special meeting are deemed to be incorporated by reference in this proxy statement, and only for the purpose of this proxy statement, from the date of filing of such documents or reports, except as to any portion of any future annual or quarterly reports or proxy statements which is not deemed to be filed under those sections.  Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement, and only for the purposes of this proxy statement, to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes such statement.  Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Any person receiving a copy of this proxy statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents.  Requests should be directed to our proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or toll-free (800) 322-2885 or via email at proxy@mackenziepartners.com.  A copy will be provided by first class mail or other equally prompt means within one business day after receipt of your request.  To obtain timely delivery of any of this information, you must make your request at least five business days prior to the date of the special meeting.

SUBMISSION OF STOCKHOLDERS PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of stockholders of AmCOMP Incorporated.  If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings, and we will hold a 2008 annual meeting of stockholders.

Stockholder proposals made in accordance with Rule 14a-8 under the Exchange Act and intended to be presented at our 2008 annual meeting of stockholders must be received by us at our principal office in North Palm Beach, Florida no later than __________ for inclusion in the proxy statement for that meeting.  All proposals intended to be presented at our 2008 annual meeting of stockholders must be received by us no later than __________, 2008.

On May 21, 1998, the SEC adopted an amendment to Rule 14a-4, as promulgated under the Exchange Act.  The amendment to Rule 14a-4(c)(1) governs our use of discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in our proxy statement.  The amendment provides that if we do not receive notice of the proposal at least 45 days prior to the first anniversary of the date of the sending of the prior year’s proxy statement, then we will be permitted to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement.

With respect to our 2008 annual meeting of stockholders, if we are not provided notice of a stockholder proposal, which has not been timely submitted, for inclusion in our proxy statement by March 18, 2008, we will be permitted to use our discretionary voting authority as outlined above.

OTHER MATTERS

Other Business

As of this time, our Board knows of no other matters to be brought before the meeting.  However, if other matters properly come before the meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters.

Delivery of Proxy Statement

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports.  “Householding” is the term used to describe the practice of delivering a single set of the proxy statement and annual report to any household at which two or more stockholders share an address.  This procedure would reduce the volume of duplicate information stockholders receive and would also reduce our printing and mailing costs.  We will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered.  A stockholder who wishes to receive a separate copy of our proxy statements and annual reports, now or in the future, should submit this request to our proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or toll-free at (800) 322-2885 or via email at proxy@mackenziepartners.com.  Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of these materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareowners at the shared address in the future.

Other Proxy Statement Matters

A form of proxy is enclosed for your use.  Please sign, date and return the proxy at your earliest convenience in the enclosed postage-paid envelope or submit your proxy by telephone or over the Internet following the instructions on the proxy card.  A prompt submission of your proxy will be appreciated.

This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

By Order of the Board of Directors

Fred R. Lowe Chairman, President and Chief Executive Officer

ANNEX A
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by

and

among

AMCOMP INCORPORATED,

EMPLOYERS HOLDINGS, INC.

and

SAPPHIRE ACQUISITION CORP.

Dated as of January 10, 2008

A-i

A-ii

A-iii

Index

Defined Terms	Page

Action	18
affiliate	60
Affiliate Transaction	29
Aggregate Consideration	3
Agreement	1
Antitrust Laws	45
Balance Sheet Date	14
Board	1
Burdensome Condition	47
Business Day	60
Bylaws	8
Cash Amount	5
Certificate of Incorporation	8
Certificate of Merger	2
Certificates	4
Change of Recommendation	42
Closing	2
Closing Date	2
Code	5
Common Stock	1
Company	1
Company 401(k) Plan	49
Company Actuarial Analyses	31
Company Balance Sheet	14
Company Capital Stock	9
Company Damages	56
Company Disclosure Schedule	8
Company Employee Plans	22
Company Financials	14
Company Intellectual Property	21
Company Material Adverse Effect	8
Company Material Contract	19
Company Option Plans	5
Company Options	5
Company Permits	18
Company Producers	30
Company Real Property	26
Company Reinsurance Agreements	30
Company Representatives	41
Company SAP Statements	15
Company SEC Reports	13
Company Stockholder Approval	26
Company Subsidiaries	8
Company Subsidiary	8
Company Superior Offer	41

A-iv

Index
(continued)

Defined Terms	Page

Company Takeover Proposal	40
Confidentiality Agreement	39
Consent	12
Covered Proceeding	47
DGCL	1
Dissenting Shares	6
DOJ	45
DOL	23
Effective Time	2
Employee	48
Encumbrances	13
Enforceability Exceptions	12
Environmental Laws	29
ERISA	22
ERISA Affiliate	22
Exchange Act	6
Exchange Fund	3
Expenses	55
Financing	50
FTC	45
GAAP	8
Governmental Authority	12
Hazardous Substance	29
HSR Act	13
Indebtedness	10
Indemnified Parties	47
Intellectual Property	21
IRS	22
knowledge	60
Law	13
Laws	13
Licensed Intellectual Property	21
Merger	1
Merger Consideration	3
Merger Sub	1
Notice of Superior Offer	43
Off-the-Shelf Software Agreements	20
Order	18
Outside Date	53
Parent	1
Parent Disclosure Schedule	32
Parent Material Adverse Effect	33
Parent Representatives	38
Parent Termination Fee	56
Parent Welfare Benefit Plans	49
Parties	1

A-v

Index
(continued)

Defined Terms	Page

Party	1
Paying Agent	3
Permitted Encumbrances	27
Person	60
Preferred Stock	9
Proxy Statement	40
Qualifying Transaction	56
Raymond James	25
Requisite Regulatory Approvals	51
SAP	8
SEC	12
Secretary of State	2
Securities Act	13
Shares	1
Special Meeting	39
SSAP No. 62	31
subsidiary	60
Surviving Corporation	2
Takeover Laws	26
Tax	25
Tax Returns	24
Taxes	25
Tenant Leases	26
Terminating Company Breach	54
Terminating Parent Breach	54
Termination Date	53
Termination Fee	56
Total Cash Amount	5
Total Merger Consideration	3
Voting Agreement	1
Voting Debt	9
Withdrawal of Recommendation	43

A-vi

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of January 10, 2008 by and among AmCOMP Incorporated, a Delaware corporation (the “Company”), Employers Holdings, Inc., a Nevada corporation (“Parent”), and Sapphire Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).  Parent, Merger Sub and the Company are sometimes referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

A.            The Boards of Directors of Parent, Merger Sub and the Company each deem it advisable that Parent acquire the Company upon the terms and subject to the conditions provided for in this Agreement.

B.            In furtherance thereof, it is proposed that the acquisition be accomplished by means of the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, as a result of which each issued and outstanding share of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the shares of Common Stock being hereinafter referred to as the “Shares”) will automatically be converted into the right to receive $12.50 per Share in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement.

C.            The Board of Directors of the Company (the “Board”) has unanimously approved (with any interested directors abstaining from voting) this Agreement and the Merger, and such approval is sufficient to render inapplicable to this Agreement, the Merger and the other transactions and agreements contemplated by this Agreement (including the Voting Agreements) the restriction against the parties hereto and thereto engaging in any business combination as set forth in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) and the Board has determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders, and has resolved to recommend that its stockholders adopt this Agreement.

D.            The Board of Directors of Parent (on its own behalf and as the sole stockholder of Merger Sub) and the respective Boards of Directors of Merger Sub and the Company have each approved this Agreement and the Merger.

E.            Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and Merger Sub are entering into Voting Agreements with certain stockholders of the Company (each, a “Voting Agreement”) pursuant to which each of those stockholders has agreed, upon the terms and subject to the conditions set forth therein, to vote all Shares beneficially owned by such stockholders in accordance with the terms of such Voting Agreements.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TERMS OF THE MERGER

1.1	The Merger.

Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the DGCL.  At the Effective Time, upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL and the separate existence of Merger Sub shall thereupon cease, and the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent.  It is intended that the Merger shall constitute a taxable purchase of the Shares by Parent for foreign, federal, state and local tax purposes.

1.2	The Closing; Effective Time; Effect.

(a)            Subject to the satisfaction or, if permissible, waiver by the Party entitled to the benefit thereof, of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), the closing of the Merger (the “Closing”) shall take place at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, at 10:00 a.m. local time on a date to be specified by the Parties, which shall be no later than the third Business Day after the date that all of the closing conditions set forth in Article VI have been satisfied or waived (if waivable) , unless another time, date or place is agreed upon in writing by the Parties hereto.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

(b)            Subject to the terms and conditions hereof, concurrently with the Closing, the Parties shall file with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger in accordance with the DGCL (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in order to effect the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the Parties hereto and specified in the Certificate of Merger.  The time when the Merger shall become effective is herein referred to as the “Effective Time.”

(c)            From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL and, except as otherwise expressly set forth herein, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

1.3	Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of Merger Sub or the Company:

(a)            Each Share that is owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent, or that is owned by the Company as treasury stock, in each case immediately before the Effective Time, shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor.

(A)            Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 1.3(a) hereof and Dissenting Shares (as defined in Section 1.6)) shall automatically be converted into the right to receive $12.50 in cash (the “Merger Consideration”), payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 1.4 hereof, of the certificate that formerly evidenced such Share.  All such Shares shall, by virtue of the Merger and without any action on the part of the holders thereof, be automatically cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest thereon, upon the surrender of such certificate in accordance with Section 1.4 hereof.

(b)            Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation following the Effective Time. From and after the Effective Time, any certificate representing the common stock of Merger Sub shall be deemed for all purposes to represent that number of shares of common stock of the Surviving Corporation into which such shares of common stock of Merger Sub represented thereby were converted in accordance with the immediately preceding sentence.

1.4	Tender of and Payment for Certificates.

(a)            Paying Agent; Deposit of Exchange Fund.  Prior to the Effective Time, Parent shall designate a paying agent (the “Paying Agent”) reasonably acceptable to the Company for the payment of the Merger Consideration.  No later than the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent for the benefit of holders of Shares and Company Options, cash constituting an amount equal to (i) the sum of the Total Merger Consideration plus (ii) the Total Cash Amount (as defined in Section 1.5) (such sum, the “Aggregate Consideration,” and such Aggregate Consideration as deposited with the Paying Agent, the “Exchange Fund”).  The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Shares and Company Options and (ii) applied promptly to making the payments pursuant to Section 1.3(b) hereof.  Such aggregate Merger Consideration shall be invested by the Paying Agent as directed by Parent.  For purposes of this Agreement, “Total Merger Consideration” means the product of (x) the number of Shares issued and outstanding (other than those shares retired pursuant to Section 1.3(a) hereof and Dissenting Shares) immediately prior to the Effective Time multiplied by (y) the Merger Consideration.

(b)            Exchange Procedures.  Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail (i) to each holder of record, as of the Effective Time, of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”), which Shares were converted pursuant to Section 1.3(b) hereof into the right to receive the Merger Consideration, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and (ii) to each holder of a Company Option, a check in an amount due and payable to such holder pursuant to Section 1.5 hereof in respect of such Company Option.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with a letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, to be mailed promptly following the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate so surrendered shall forthwith be canceled.  No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates, or in respect of Company Options.  If payment of the Merger Consideration is to be made to a Person (as defined in Section 8.7) other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes (as defined in Section 2.17) required by reason of the issuance to a Person other than the registered holder of the Certificate surrendered or such Person shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.4, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive the Merger Consideration for each Share in cash as contemplated by Section 1.3(b) hereof, without interest thereon.  The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(c)            Transfer Books; No Further Ownership Rights in the Shares.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares on the records of the Company or the Surviving Corporation.  From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law (as defined in Section 2.6).  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled against delivery of the Merger Consideration, as provided for in Section 1.3(b) hereof, for each Share formerly represented by such Certificates.

(d)            Termination of Exchange Fund; No Liability.  Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Shares or Company Options following the six-month anniversary of the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders who have not theretofore complied with this Article I shall thereafter be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration, payable upon due surrender of their Certificates without any interest thereon.  Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates or Company Options shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate or Company Option would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate or Company Option shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(e)            Lost, Stolen or Destroyed Certificates.  In the event any Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against any Party hereto or the Surviving Corporation with respect to such Certificate(s), the Paying Agent will disburse the Merger Consideration pursuant to Section 1.3(b) payable in respect of the Shares represented by such lost, stolen or destroyed Certificate(s).

(f)            Withholding Taxes.  Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Merger Consideration payable to a holder of Shares pursuant to the Merger any such amounts as are required under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld by Parent or the Surviving Corporation, or caused to be withheld by the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

1.5	Options.

(a)            As of the Effective Time, all outstanding options to purchase Shares (the “Company Options”) granted under the Company’s 1996 Stock Option Plan, Amended and Restated Directors’ Stock Option Plan, 2005 Stock Option Plan or those certain stock option agreements between the Company and those individuals listed on Section 1.5(a) of the Company Disclosure Schedule (collectively, the “Company Option Plans”), whether or not then vested, subject to the terms and conditions set forth below in this Section 1.5(a), shall, by virtue of the Merger and without any action on the part of any holder of any Company Option, become fully vested and converted into the right to receive, as promptly as reasonably practicable following the Effective Time,  the net amount of (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option at the Effective Time, multiplied by (ii) the number of shares subject to such Company Option, less (B) any applicable withholdings for Taxes (such net amount, the “Cash Amount,” and the aggregate of all such Cash Amounts, the “Total Cash Amount”).  If the exercise price per share of any Company Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero.  Notwithstanding the foregoing, with respect to any Person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), the Cash Amount, if any, to be paid to such Person in accordance with this Section 1.5(a) shall be paid as soon as practicable after the payment can be made without liability to such Person under Section 16(b) of the Exchange Act.

(b)            As of the Effective Time, except as provided in this Section 1.5, all rights under any Company Option and any provision of the Company Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled, shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive a Cash Payment, if applicable. The Company shall take all such actions as are necessary to ensure that, as of and after the Effective Time, except as provided in this Section 1.5, no Person shall have any right under the Company Option Plans or any other plan, program, agreement or arrangement with respect to securities of the Company, the Surviving Corporation or any subsidiary thereof.

(c)            At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Option Plans and any other resolutions, consents or notices, in such form reasonably acceptable to Parent, required under the Company Option Plans or any Company Options to give effect to the foregoing provisions of this Section 1.5.

1.6	Dissenting Shares.

Notwithstanding any provision of this Agreement to the contrary, to the extent that holders of Shares are entitled to appraisal rights under Section 262 of the DGCL, Shares issued and outstanding immediately prior to the Effective Time with respect to which the holder thereof has properly exercised and perfected the right to dissent from the Merger and to be paid fair value in accordance with Section 262 of the DGCL and as to which, as of the Effective Time, the holder thereof has not failed to timely perfect or shall have not effectively withdrawn or lost dissenters’ rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration into which Shares are converted pursuant to Section 1.3(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the DGCL.  Notwithstanding the immediately preceding sentence, if any holder of Shares who demands dissenters’ rights with respect to its Shares under the DGCL effectively withdraws or loses (through failure to perfect or otherwise) its dissenters’ rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration as provided in Section 1.3(b) hereof, without interest thereon, upon surrender of the Certificate or Certificates formerly representing such Shares, and such Shares shall no longer be Dissenting Shares.  At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of Delaware Law and as provided in this Section 1.6.  The Company shall give Parent (i) prompt written notice of any notice of intent to demand fair value for any Shares, withdrawals of such notices, and any other instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value of Shares under the DGCL.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value of Shares or offer to settle or settle any such demands.

1.7	Certificate of Incorporation and Bylaws.

Subject to Section 5.3 hereof, at and after the Effective Time and by virtue of the Merger, and until the same have been duly amended, (i) the Certificate of Incorporation (as defined in Section 2.1) shall be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except in each case that references to Merger Sub’s name shall be replaced by references to “AmCOMP Incorporated”, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation and (ii) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

1.8	Directors and Officers.

At and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the individuals set forth on Schedule 1.8 of the Parent Disclosure Schedule (as defined in Article III hereof) shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualify.  Each of the Parties hereto shall take all necessary action to effectuate the forgoing sentence.  If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law.

1.9	Other Effects of the Merger.

The Merger shall have all further effects as specified in the applicable provisions of the DGCL.

1.10	Additional Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company to Parent and Merger Sub are qualified by the Company Disclosure Schedule, which sets forth certain disclosures concerning the Company, its subsidiaries (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”) and its business (the “Company Disclosure Schedule”) (provided that any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representation or warranty, but only to the extent that the applicability of such fact or item with respect to such other representation or warranty can reasonably be inferred from the disclosure with respect to such fact or item contained in the Company Disclosure Schedule).  The Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1	Due Organization and Good Standing.

Each of the Company and the Company Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Each of the Company and the Company Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has heretofore made available to Parent accurate and complete copies of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and its Amended and Restated Bylaws (the “Bylaws”) and the equivalent organizational documents of each of the Company Subsidiaries, each as currently in effect.  None of the Company or any Company Subsidiary is in violation of any provision of the Certificate of Incorporation, the Bylaws or its equivalent organizational documents.

For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any occurrence, state of facts, change, event, effect or circumstance that, individually or in the aggregate, (a) has, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole, other than any occurrence, state of facts, change, event, effect or circumstance to the extent resulting from (i) changes in general economic conditions or financial, banking or securities markets in general; (ii) changes in the workers’ compensation insurance industry generally; (iii) any changes in statutes, rules, or regulations applicable to the Company or any Company Subsidiary or any of their respective properties or assets; (iv) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism whether or not pursuant to the declaration of a national emergency or war; (v) the announcement of this Agreement and the transactions contemplated hereby (including the Merger); (vi) changes in United States of America generally accepted accounting principles (“GAAP”) or statutory accounting principles (“SAP”) or any authoritative interpretation thereof promulgated after the date hereof by the Financial Accounting Standards Board or the National Association of Insurance Commissioners, respectively; (vii) the availability or cost of financing to Parent or Merger Sub (for the avoidance of doubt, the exception in this clause (vii) shall not prevent or otherwise affect a determination that the underlying cause of such unavailability or cost constitutes a Company Material Adverse Effect); or (ix) changes in loss reserves occasioned by the report of the Company’s independent actuary as at December 31, 2007, if such changes, when aggregated with other changes in loss reserves for the fiscal year 2007, are not less favorable than changes in loss reserves for the fiscal year 2006, in the aggregate; provided, however, that the exceptions set forth in clauses (i), (ii), (iii) and (vi) shall not be given effect to the extent that such occurrence, state of facts, change, event, effect or circumstance has a disproportionate adverse effect on the Company and the Company Subsidiaries taken as a whole as compared to the effect on other Persons operating in the industry generally, or (b) would, or would reasonably be expected to, prevent or materially delay or impair the ability of the Company or the Company Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement.

2.2	Capitalization.

(a)            The authorized capital stock of the Company consists of 45,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock” and, together with the Common Stock, the “Company Capital Stock”).  As of the date hereof, (i) 15,290,181 shares of Common Stock were issued and outstanding, (ii) 613,895 shares of Common Stock were held in treasury, (iii) no shares of Common Stock were held by any Company Subsidiary and (iv) no shares of Preferred Stock are issued or outstanding.  As of the date hereof, there were 386,010 shares of Common Stock authorized and reserved for issuance pursuant to outstanding Company Options.  All of the outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock that may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.  None of the outstanding securities of the Company has been issued in violation of any foreign, federal or state securities Laws.  Except as set forth above and in Section 2.2(f) below, no shares of Company Capital Stock, or other equity or voting interests in the Company, or options, warrants or other rights to acquire any such stock or securities were issued, reserved for issuance or outstanding.  Since February 9, 2006, the Company has not issued any Common Stock other than pursuant to the exercise of Company Options outstanding on such date, has not granted any restricted stock, warrants or other rights to purchase Company Capital Stock or entered into any other agreements or commitments to issue any Common Stock and has not split, combined or reclassified any shares of Company Capital Stock.

(b)            Except as set forth above or as set forth in Section 2.2(b) of the Company Disclosure Schedule, (i) the Company directly or indirectly owns all of the capital stock of, or other equity interests in, the Company Subsidiaries, (ii) there are no (x) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (y)  bonds, debentures, notes or other indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights (collectively, “Voting Debt”) or (z) subscriptions or other rights, agreements, arrangements, contracts or commitments of any character, relating to the issued or unissued capital stock of, or other equity interests in, the

Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of the Company Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any Company Capital Stock, or other capital stock of, or equity interests in, the Company or any of the Company Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(c)            There are no stockholders agreements, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the Company Capital Stock or the capital stock or equity interests of any Company Subsidiary.

(d)            Following the Effective Time, no holder of Company Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of Company Options.

(e)            Except as disclosed in Section 2.2(e) of the Company Disclosure Schedule, no Indebtedness of the Company or any of the Company Subsidiaries contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any of the Company Subsidiaries, or (iii) the ability of the Company or any of the Company Subsidiaries to grant any Encumbrance (as defined in Section 2.6) on its properties or assets.  As used in this Agreement, “Indebtedness” means (A) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (B) any other indebtedness that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (C) all obligations under financing leases, (D) all obligations in respect of acceptances issued or created, (E) all liabilities secured by an Encumbrance on any property and (F) all guarantee obligations.

(f)            Section 2.2(f) of the Company Disclosure Schedule lists (i) all Company Options outstanding as of the date hereof, (ii) the name of the holder of each Company Option, (iii) the number of shares of Common Stock subject to such Company Options, (iv) the date of grant of such Company Options, (v) the exercise price of such Company Options, (vi) the expiration date of such Company Options and the vesting schedule of such Company Options, (vii) whether the holder is an employee of the Company, (viii) the Company Stock Plan under which such Company Option was granted, (ix) whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code) or a non-qualified stock option, (x) the extent to which such Company Option was vested and exercisable as of the date hereof, and (xi) whether such Company Option was granted with a per share exercise price lower than the fair market value of one Share on the date of grant as determined in good faith by the administrator of the applicable Company Stock Plan (as determined pursuant to the terms of each such plan).

(g)            No agreement or arrangement requires consent or approval from the holder of any Company Option to effectuate the terms of this Agreement.

(h)            Since February 9, 2006, the Company has not declared or paid any dividend or distribution in respect of the Company Capital Stock and, other than as set forth on Section 2.2(h) of the Company Disclosure Schedule, has not repurchased, redeemed or otherwise acquired any Company Capital Stock, and the Board has not authorized any of the foregoing.

2.3	Subsidiaries.

(a)            Section 2.3(a) of the Company Disclosure Schedule contains a true, complete and correct list of all Company Subsidiaries and their respective jurisdictions of organization.  Each Company Subsidiary is wholly owned, directly or indirectly, by the Company, except as set forth in Section 2.3(a) of the Company Disclosure Schedule.  All of the capital stock and other equity interests of the Company Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Encumbrance with respect thereto, except as set forth in Section 2.3(a) of the Company Disclosure Schedule.  All of the outstanding shares of capital stock or other equity interests in each of the Company Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws.  No equity securities or other equity interests of any of the Company Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of, or other equity interests in, any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock or other equity interests, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or other equity interests or securities convertible into or exchangeable for such shares or interests.  Neither the Company nor any Company Subsidiary owns any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person, other than capital stock of the Company Subsidiaries owned by the Company or another Company Subsidiary.

(b)            The Company conducts all of its insurance operations through certain of the Company Subsidiaries. Section 2.3(b) of the Company Disclosure Schedule lists the jurisdiction of domicile of each Company Subsidiary conducting insurance operations and all jurisdictions in which each such Company Subsidiary is licensed to write insurance business.  Neither the Company nor any Company Subsidiary is or has been since January 1, 2005 “commercially domiciled” in any jurisdiction other than its jurisdiction of organization or is or since January 1, 2005 otherwise has been treated as domiciled in a jurisdiction other than its jurisdiction of organization.  Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, each of the Company Subsidiaries conducting insurance operations is (i) duly licensed or authorized as an insurance company in its state of organization, (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as defined in Section 2.7).  All of the Company Permits of such Company Subsidiaries conducting insurance operations are in full force and effect and there is no proceeding or, to the knowledge of the Company, investigation to which the Company or any Company Subsidiary is subject before a Governmental Authority that is pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Company Permits.

2.4	Authorization; Binding Agreement.

The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized and approved by the Board.  The Board has taken all action necessary to render inapplicable to this Agreement, the Merger, the Voting Agreements and the other transactions contemplated by this Agreement the provisions of Section 203 of the DGCL such that said provisions will not apply to this Agreement, the Merger, the Voting Agreements and the other transactions contemplated by this Agreement and such action is effective and in force, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, other than receipt of the Company Stockholder Approval (as defined in Section 2.20).  This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof by Parent and Merger Sub) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally, and the fact that equitable remedies or relief (including, but not limited to, the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.5	Governmental Approvals.

No consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with (each, a “Consent”), any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization (each, a “Governmental Authority”) on the part of the Company or any of the Company Subsidiaries is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (including the Merger), other than (i) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL, (ii) such filings as may be required with the Securities and Exchange Commission (the “SEC”), foreign and state securities Laws administrators and The Nasdaq Stock Market, (iii) such filings as may be required in any jurisdiction where the Company or any of its subsidiaries is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, (iv) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and other Antitrust Laws, (v) those consents, approvals, authorizations, waivers, permits, filings or notices set forth in Section 2.5 of the Company Disclosure Schedule, and (vi) those Consents that, if not obtained or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.6	No Violations.

The execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated hereby, and compliance by the Company with any of the provisions hereof, will not (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of the Company Subsidiaries, (ii) except as set forth in Section 2.6 of the Company Disclosure Schedule, require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any Company Material Contract (as defined in Section 2.14) to which the Company or any of the Company Subsidiaries is a party or by which the Company’s or any of the Company Subsidiaries’ assets are bound, (iii) result (immediately or with the passage of time or otherwise) in the creation or imposition of any liens, claims, mortgages, pledges, security interests, equities, options, assignments, hypothecations, preferences, priorities, deposit arrangements, easements, proxies, voting trusts or charges of any kind or restrictions (whether on voting, sale, transfer, disposition or otherwise) or other encumbrances or restrictions of any nature whatsoever, whether imposed by agreement, Law or equity, or any conditional sale contract, title retention contract or other contract to give or refrain from giving any of the foregoing (the “Encumbrances”) upon any of the properties, rights or assets of the Company or any of the Company Subsidiaries or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.5 hereof, conflict with, contravene or violate in any respect any foreign, federal, state or local Order, statute, law, rule, regulation, ordinance, writ, injunction, arbitration award, directive, judgment, decree, principle of common law, constitution, treaty or any interpretation thereof enacted, promulgated, issued, enforced or entered by any Governmental Authority (each, a “Law” and collectively, the “Laws”) to which the Company or any of the Company Subsidiaries or any of their respective assets or properties is subject.

2.7	SEC Filings; Company Financial Statements.

(a)            The Company has filed all forms, reports, schedules, statements and other documents required to be filed or furnished by the Company with the SEC since February 1, 2006 under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement.  All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.”  At the time when filed (or if amended or superseded by a subsequent filing prior to the date hereof then on the date of such later filing), the Company SEC Reports, as amended to date, (i) complied, and each of the Company SEC Reports to be filed subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed, and will not at the time they will be filed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, or will be made, as the case may be, not misleading.

(b)            The consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports as amended to date (the “Company Financials”) and in each Company SEC Report filed after the date hereof until the Effective Time, (i) was or will be prepared from, in accordance with, and in all material respects accurately reflects or will reflect the Company’s books and records as of the times and for the periods referred to therein, (ii) complied or will comply in all material respects with the published rules and regulations of the SEC with respect thereto, (iii) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC with respect to Quarterly Reports on Form 10-Q under the Exchange Act), and (iv) fairly present or will fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were, are or will be subject to normal and recurring year-end adjustments. The consolidated balance sheet of the Company contained in the Company SEC Report as of September 30, 2007 (the “Balance Sheet Date”) as filed with the SEC before the date hereof is hereinafter referred to as the “Company Balance Sheet.”

(c)            The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.  The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or furnished under the Exchange Act are recorded, processed, summarized and reported within the required time periods and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.  To the Company’s knowledge (as defined in Section 8.7), the Company has disclosed, based on its most recent evaluation of internal controls over financial reporting, to the Company’s outside auditors and the audit committee of the Board (i) all significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d)            Except as set forth in Section 2.7(d) of the Company Disclosure Schedule, since February 9, 2006, (i) none of the Company, any Company Subsidiary, or any director, officer, auditor or accountant of the Company or any Company Subsidiary or any employee of the Company or Company Subsidiary whose position includes monitoring the Company’s audit committee complaint reporting procedures has received any complaint, allegation, assertion or claim, whether or not in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of any violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board or any committee thereof or to any director or executive officer of the Company.

(e)            As used herein, the term “Company SAP Statements” means the statutory statements of each of the Company Subsidiaries as filed with the Florida Office of Insurance Regulation for the years ended December 31, 2005 and December 31, 2006 and the quarterly period ended September 30, 2007 and any such annual and quarterly statutory statements filed subsequent to the date hereof.  The Company has made available to Parent true and complete copies of the Company SAP Statements filed as of the date of this Agreement with respect to the Company Subsidiaries required to file such Company SAP Statements.  Each of the Company Subsidiaries has filed or submitted, or will file or submit, all Company SAP Statements required to be filed with or submitted to the Florida Office of Insurance Regulation on forms prescribed or permitted by the Florida Office of Insurance Regulation.  The Company SAP Statements were, and any Company SAP Statements filed after the date hereof will be, prepared in all material respects in conformity with SAP consistently applied for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements present, and any Company SAP Statements filed after the date hereof will present, in all material respects the statutory financial position of such Company Subsidiaries as at the respective dates thereof and the results of operations of such Company Subsidiaries for the respective periods then ended.  The Company SAP Statements complied, and the Company SAP Statements filed after the date hereof will comply, in all material respects with all applicable Laws when filed, and no deficiency has been asserted with respect to any Company SAP Statements filed prior to the date hereof by the Florida Office of Insurance Regulation or any other Governmental Authority.  The annual statutory balance sheets and income statements included in the Company SAP Statements as of the date hereof have been, where required by applicable Law, audited by an independent accounting firm of recognized national or international reputation, and the Company has made available to Parent true and complete copies of all audit opinions related thereto.  Except as indicated therein, all assets that are reflected as admitted assets on the Company SAP Statements comply in all material respects with all applicable Laws.  There are no permitted practices utilized by the Company or any Company Subsidiary in the preparation of the Company SAP Statements.

(f)            The policy reserves and other actuarial amounts carried on the Company SAP Statements of each Company Subsidiary, as of the respective dates of such Company SAP Statements, (i) were in compliance in all material respects with the requirements for reserves established by the Florida Office of Insurance Regulation, (ii) have been computed in all material respects in accordance with the requirements for reserves established by the Florida Office of Insurance Regulation, (iii) were determined in all material respects in accordance with generally accepted actuarial principles in effect at such time, consistently applied and prepared in accordance with applicable SAP, (iv) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the Company SAP Statements, (v) have been computed on the basis of assumptions consistent with those used to compute the corresponding items in such financial statements, (vi) were fairly stated in all material respects in accordance with sound actuarial principles, and (vii) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable Laws and in accordance, in all material respects, with prudent insurance practices generally followed in the insurance industry.  To the knowledge of the Company, there are no facts or circumstances that could reasonably necessitate any material change in such reserves above those reflected in the Company SAP Statements (other than increases consistent with past experience resulting from the ordinary course of business).

(g)            Except (i) as disclosed in Section 2.7(g) of the Company Disclosure Schedule, (ii) for assessments of residual or state mandated funds and associations and (iii) workers compensation claims made in the ordinary course of business under insurance policies issued by the Company, no claim or assessment is pending or, to the knowledge of the Company, threatened against any Company Subsidiary.

2.8	Absence of Certain Changes.

(a)            Except as disclosed in Section 2.8 of the Company Disclosure Schedule, since the Balance Sheet Date, the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and there has not occurred any action that would constitute a breach of Section 4.1 if such action were to occur or be taken after the date of this Agreement.

(b)            Since the Balance Sheet Date, there has not been any fact, change, effect, occurrence, event, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.9	Absence of Undisclosed Liabilities.

Except (a) as adequately reflected or reserved against in the Company Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or (c) as set forth on Section 2.9 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether or not required by GAAP to be recognized, reflected or disclosed on a consolidated balance sheet of the Company or in the notes thereto.

2.10	Compliance with Laws.

Neither the Company nor any of the Company Subsidiaries is in conflict with, or in default or violation of, nor since January 1, 2005 has it received any written notice of any conflict with, or default or violation of, (A) any applicable Law by which it or any property or asset of the Company or any Company Subsidiary is bound or affected, or (B) any contract (including any Company Material Contract), agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property, asset or right of the Company or any Company Subsidiary is bound or affected, except, in each case, for any such conflicts, defaults or violations that would not reasonably be expected to be material to the Company or any of its Subsidiaries.  Notwithstanding the generality of the foregoing, (x) each Company Subsidiary and, to the knowledge of the Company, its agents, have marketed, sold and issued insurance products in compliance in all material respects with all Laws applicable to the business of such Company Subsidiary and in the respective jurisdictions in which such products have been sold, (y) since January 1, 2005, the Company and each Company Subsidiary have given or made all required notices, submissions, reports or other filings under applicable Law, including insurance holding company statutes, and (z) all contracts, agreements, arrangements and transactions in effect between any Company Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes.  In addition, except as disclosed in Section 2.10 of the Company Disclosure Schedule, (i) there is no pending or, to the knowledge of the Company, threatened proceeding or investigation to which the Company or a Company Subsidiary is subject before any Governmental Authority regarding whether any of the Company Subsidiaries has violated, and none of the Company or any Company Subsidiary has received written or, to the knowledge (without the need for due inquiry) of the Company, oral (or otherwise has any knowledge of any) notice since January 1, 2005, of any material violation of or noncompliance with, any Law applicable to the Company or any Company Subsidiary, or directing the Company or any Company Subsidiary to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of the Company or any Company Subsidiary have been asserted to the Company or any Company Subsidiary in writing or, to the knowledge (without the need for due inquiry) of the Company, orally, by any Governmental Authority with respect to possible violations of, any applicable Laws; and (ii) since January 1, 2005, the Company and the Company Subsidiaries have filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any insurance regulatory authority or Governmental Authority, and all such reports, registrations, filings and submissions are in compliance (and complied at the relevant time) with applicable Law and no material deficiencies have been asserted by any such Governmental Authority since January 1, 2005 with respect to any reports, statements, documents, registrations, filings or submissions required to be filed with respect to the Company or the Company Subsidiaries with any Governmental Authority that have not been remedied.  Since January 1, 2005, the businesses of the Company and each Company Subsidiary are and have been conducted in compliance in all material respects with any applicable Laws.

2.11	Regulatory Agreements; Permits.

(a)            Except as disclosed in Section 2.11 of the Company Disclosure Schedule, there are no (1) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings binding on the Company Subsidiaries to which the Company or any Company Subsidiary is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (2) Orders or directives of or supervisory letters from a Governmental Authority specifically with respect to the Company or any Company Subsidiary, or (3) resolutions or policies or procedures adopted by the Company or a Company Subsidiary at the request of a Governmental Authority, that (A) limit in any respect the ability of the Company or any of the Company Subsidiaries to issue insurance policies, (B) in any manner impose any requirements on the Company or any of the Company Subsidiaries in respect of risk-based capital requirements that add to or otherwise modify in any respect the risk-based capital requirements imposed under applicable Laws, (C) require the Company or any of its affiliates to make capital contributions, purchase surplus notes or make loans to a Company Subsidiary, or (D) in any manner relate to the ability of the Company or any of the Company Subsidiaries to pay dividends or otherwise restrict the conduct of business of the Company or any of the Company Subsidiaries in any respect.

(b)            The Company and the Company Subsidiaries hold all permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates, consents and approvals necessary to lawfully conduct their businesses as presently conducted and contemplated to be conducted, and to own, lease and operate their assets and properties (collectively, the “Company Permits”), all of which are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure of any Company Permits to have been in full force and effect, or the suspension or cancellation of any of the Company Permits, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and the Company Subsidiaries are not in violation in any material respect of the terms of any Company Permit.

(c)            Except as disclosed in Section 2.11(c) of the Company Disclosure Schedule, no investigation, review or market conduct examination by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct any such investigation or review.

2.12	Litigation.

Except as disclosed in Section 2.12 of the Company Disclosure Schedule, there is no private or governmental action, suit, proceeding, litigation, claim, arbitration or investigation (each, an “Action”) pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of the Company, threatened against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective officers or directors (in their capacities as such) that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  There is no decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any capital plan, supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) binding against the Company, any of the Company Subsidiaries or any of their respective properties, rights or assets or any of their respective officers or directors (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Merger), or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and the Company Subsidiaries are in material compliance with all Orders, if any, set forth in Section 2.12 of the Company Disclosure Schedule.  Except as disclosed in Section 2.12 of the Company Disclosure Schedule, there is no material Action that the Company or any of the Company Subsidiaries has pending against other parties.

2.13	Restrictions on Business Activities.

There is no agreement or Order binding upon the Company or any of the Company Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, preventing, restricting or impairing in any respect any business practice of the Company or any of the Company Subsidiaries, any acquisition of property by the Company or any of the Company Subsidiaries, the conduct of business by the Company or any of the Company Subsidiaries, or restricting in any respect the ability of the Company or any of the Company Subsidiaries from engaging in business or from competing with other parties.

2.14	Material Contracts.

(a)            Section 2.14 of the Company Disclosure Schedule sets forth a list of, and the Company has made available to Parent true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease or plan and each other instrument to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound as of the date hereof (each, a “Company Material Contract”) that:

(i)            constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or is described in the Company SAP Statements for the year ended December 31, 2006;

(ii)            contains covenants that materially limit the ability of the Company (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation or any of its affiliates) (A) to compete in any line of business or with any Person or in any geographic area or to sell, supply, price, develop or distribute any service, product or asset, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other entity, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company or any Company Subsidiary upon notice of 60 days or less;

(iii)           with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iv)           involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(v)            relates to indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $1.0 million;

(vi)           was entered into after January 1, 2005 or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person;

(vii)          by its terms calls for aggregate payments by the Company and the Company Subsidiaries under such contract of more than $250,000 per year;

(viii)         with respect to any material acquisition, pursuant to which the Company or any Company Subsidiary has (A) any continuing indemnification obligations or (B) any “earn-out” or other contingent payment obligations;

(ix)            involves any directors or executive officers of the Company that cannot be cancelled by the Company (or the applicable Company Subsidiary) within 60 days’ notice without liability, penalty or premium;

(x)             obligates the Company or any of its subsidiaries to provide indemnification or a guarantee in excess of $100,000;

(xi)            obligates the Company to make any capital commitment or expenditure (including pursuant to any joint venture);

(xii)           relates to the development, ownership, licensing or use of any Intellectual Property material to the business of the Company or any of its subsidiaries, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software Agreements”); or

(xiii)          provides for any confidentiality or standstill arrangements.

(b)           With respect to each Company Material Contract, except as set forth in Section 2.14 of the Company Disclosure Schedule:  (i) the Company Material Contract is legal, valid, binding and enforceable against the Company or the Company Subsidiary party thereto and, to the Company’s knowledge, the other party thereto, and in full force and effect; (ii) the Company Material Contract will continue to be legal, valid, binding and enforceable against the Surviving Corporation or such Company Subsidiary and, to the Company’s knowledge, the other party thereto, and in full force and effect on identical terms following the Effective Time; (iii) neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by the Company or any of the Company Subsidiaries, or permit termination or acceleration by the other party, under the Company Material Contract; and (iv) to the Company’s knowledge, no other party to the Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company or any of the Company Subsidiaries, under such Company Material Contract.

2.15	Intellectual Property.

(a)            Section 2.15(a) of the Company Disclosure Schedule contains a list of (A) all registered Intellectual Property, Intellectual Property that is the subject of a pending application for registration, and material unregistered Intellectual Property, in each case that is, owned by the Company or any of the Company Subsidiaries and (B) all material Intellectual Property, other than Off-the-Shelf Software Agreements, licensed, used or held for use by the Company or any of the Company Subsidiaries in the conduct of its business (“Licensed Intellectual Property”).  Each of the Company and the Company Subsidiaries has (i) all right, title and interest in and to all Company Intellectual Property owned by it, (the “Company Intellectual Property”) free and clear of all Encumbrances, other than Permitted Encumbrances (as defined in Section 2.21) and (ii) all necessary proprietary rights in and to all of its Licensed Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances.  Neither the Company nor any of the Company Subsidiaries has received any written communication alleging that it has infringed, diluted or misappropriated, or, by conducting its business as proposed, would infringe, dilute or misappropriate, the Intellectual Property rights of any Person and there is no valid basis for any such allegation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will impair or materially alter the Company’s or any Company Subsidiary’s rights to any Company Intellectual Property or Licensed Intellectual Property.  To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of the Company Intellectual Property or Licensed Intellectual Property by any third party.  All of the rights within the Company Intellectual Property and Licensed Intellectual Property are valid, enforceable and subsisting, and there is no Action that is pending or, to the Company’s knowledge, threatened that challenges the rights of the Company or any of the Company Subsidiaries in respect of any Company Intellectual Property or Licensed Intellectual Property or the validity, enforceability or effectiveness thereof.  The Company Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property used in or necessary for the operation by the Company and the Company Subsidiaries of their respective businesses as currently conducted.  Neither the Company nor any of the Company Subsidiaries is in breach or default in any material respect (or would with the giving of notice or lapse of time or both be in such breach or default) under any license to use any of the Licensed Intellectual Property.

(b)            For purposes of this Agreement, “Intellectual Property” means (A) United States, international and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (B) United States and foreign registered, pending and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (C) United States and foreign registered and unregistered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; (D) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (E) confidential and proprietary information, including know-how.

2.16	Employee Benefit Plans.

(a)            Section 2.16(a) of the Company Disclosure Schedule lists, with respect to the Company and the Company Subsidiaries and any trade or business (whether or not incorporated) that is treated as a single employer with the Company and the Company Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) loans to officers and directors other than advances for expense reimbursements incurred in the ordinary course of business and any stock option, stock purchase, phantom stock, stock appreciation right, equity-related, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all bonus, pension, retirement, profit sharing, savings, deferred compensation or incentive plans, programs, policies, agreements or arrangements, (iv) other fringe, perquisite, or employee benefit plans, programs, policies, agreements or arrangements of the Company and the Company Subsidiaries and (v) any current or former employment, consulting, change of control, retention or executive compensation, termination or severance plans, programs, policies, agreements or arrangements, written or otherwise, as to which unsatisfied liabilities or obligations (contingent or otherwise) of the Company or any of the Company Subsidiaries remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company or any of the Company Subsidiaries, or with respect to which the Company or any of the Company Subsidiaries could reasonably be expected to have any liabilities or obligations (together, the “Company Employee Plans”).

(b)            Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service (“IRS”) a current favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986, or has applied to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.

(c)            There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or, to the knowledge of the Company, by any trusts created thereunder, any trustee or administrator thereof or any other Person, with respect to any Company Employee Plan.  Each Company Employee Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all applicable Laws (including ERISA and the Code), and the Company and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans.  All contributions and premiums required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates, including any legally permitted extensions.  No Action has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor (the “DOL”), the SEC or other Governmental Authority, other than routine claims for benefits.  To the knowledge of the Company, each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and any awards thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance, in all material respects, with Section 409A of the Code since January 1, 2005.

(d)            Except as disclosed in Section 2.16(d) of the Company Disclosure Schedule or as otherwise provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, (i) entitle any current or former employee, director or consultant of the Company or any of the Company Subsidiaries to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any employee or director of the Company or any of the Company Subsidiaries, or (iii) accelerate the time of payment or vesting of Company Options, or increase the amount of compensation due any such employee, director or consultant.

(e)            No amounts payable under any of the Company Employee Plans or any other contract, agreement or arrangement with respect to which the Company or any of the Company Subsidiaries may have any liability will not be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code. None of the Company Employee Plans contains any provision requiring a gross-up pursuant to Section 280G or 409A of the Code or similar tax provisions.

(f)            No Company Employee Plan maintained by the Company or any of the Company Subsidiaries provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of the Company Subsidiaries after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or (iii) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(g)            Neither the Company nor any ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code , (ii) “multiemployer plan” as defined in Section 3(37) of ERISA or (iii) “multiple employer plan” within the meaning of Sections 4063 and 4064 of ERISA or Section 413(c) of the Code.

(h)            To the knowledge of the Company, all Company Options have been properly approved by the Company’s Board of Directors (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law, and otherwise granted in compliance with the terms of the applicable Company Employee Plan, with applicable Law, and with the applicable provisions of the Certificate of Incorporation and Bylaws as in effect at the applicable time.  All such Company Options have been appropriately accounted for in accordance with GAAP and disclosed in accordance with applicable Law, accounting rules and stock exchange requirements, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to such grants.

(i)            Neither the Company nor any of its ERISA Affiliates has (i) used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any of the Company Employee Plans or the imposition of penalties or excise taxes with respect to the Company Employee Plans by the IRS or the DOL.

2.17	Taxes and Returns.

(a)            The Company has timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by it or the Company Subsidiaries (collectively, “Tax Returns”), and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established in accordance with GAAP.  There are no claims, assessments, audits, examinations, investigations or other proceedings pending against the Company or any of the Company Subsidiaries in respect of any Tax, and neither the Company nor any of the Company Subsidiaries has been notified in writing of any proposed Tax claims or assessments against the Company or any of the Company Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established in accordance with GAAP or are immaterial in amount).  Neither the Company nor any of the Company Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes.  There are no outstanding requests by the Company or any of the Company Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.  There are no Encumbrances for material amounts of Taxes on the assets of the Company or any of the Company Subsidiaries, except for statutory liens for current Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves in the Company Financials have been established in accordance with GAAP.

(b)            Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, tax-free treatment under Section 355 of the Code (i) within the two-year period ending on the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(c)            Neither the Company nor any of the Company Subsidiaries is or (i) has been at any time within the five-year period ending on the date hereof a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (ii) has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(d)            Neither the Company nor any of the Company Subsidiaries has made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a Company Material Adverse Effect following the Closing.

(e)            As of the date hereof, neither the Company nor any of the Company Subsidiaries is being audited by any taxing authority or has been notified by any tax authority that any such audit is contemplated or pending.

(f)            Neither the Company nor any of the Company Subsidiaries participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(g)            Neither the Company nor any of the Company Subsidiaries has taken any action that would reasonably be expected to give rise to (i) a “deferred intercompany transaction” within the meaning of Treasury Regulation section 1.1502-13 or an “excess loss account” within the meaning of Treasury Regulation section 1.1502-19, or (ii) the recognition of a deferred intercompany transaction.

(h)            Except as set forth in Section 2.17(h) of the Company Disclosure Schedule, since December 31, 2006, neither the Company nor any of the Company Subsidiaries have (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax liability or refund.

(i)            For purposes of this Agreement, the term “Tax” or “Taxes” shall mean any tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Authority (including any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, net worth, premium, license, excise, franchise, employment, payroll, alternative or added minimum, ad valorem, transfer or excise tax) together with any interest, addition or penalty imposed thereon.

2.18	Finders and Investment Bankers.

Except for Raymond James & Associates, Inc. (“Raymond James”), the fees of which will be borne by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

2.19	Fairness Opinion.

On or prior to the date hereof, the Board has received from Raymond James, its financial advisor, a written opinion addressed to it for inclusion in the Proxy Statement (as defined in Section 4.3) to the effect that the consideration to be received in the Merger by the Company’s stockholders is fair to the Company’s stockholders (other than Parent, Merger Sub and their respective affiliates) from a financial point of view.

2.20	Vote Required; Board Action.

(a)            No “fair price,” “business combination,” “moratorium,” “control share acquisition” or other similar anti-takeover Law or regulation (collectively, “Takeover Laws”) of any jurisdiction is applicable or purports to be applicable to the transactions contemplated by this Agreement.  The affirmative vote of the holders of a majority of the outstanding Shares (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of the Company Capital Stock that is necessary to approve and adopt this Agreement and to consummate the transaction contemplated hereby (including the Merger).

(b)            The Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of this Agreement and the Merger, (iii) recommended that the stockholders of the Company adopt this Agreement and directed that this Agreement and the Merger be submitted for adoption by the Company’s stockholders in accordance with Section 251 of the DGCL and this Agreement, and (iv) has taken all action necessary to cause dispositions of Shares and Company Options pursuant to the transactions contemplated by this Agreement (including the Merger) by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

2.21	Title to Properties; Assets.

(a)            Section 2.21(a) of the Company Disclosure Schedule contains a correct and complete list of all real property and interests in real property leased or subleased by the Company or any of the Company Subsidiaries from or to any Person (collectively, the “Company Real Property”).  The list set forth in Section 2.21(a) of the Company Disclosure Schedule contains, with respect to each of the Company Real Properties, all existing leases, subleases, licenses or other occupancy contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound, and all amendments, modifications, extensions and supplements thereto (collectively, the “Tenant Leases”), the terms of which have been complied with by the Company and any Company Subsidiary in all material respects.  The Company Real Property set forth in Section 2.21(a) of the Company Disclosure Schedule comprises all of the real property necessary and/or currently used in the operations of the business of the Company and the Company Subsidiaries.  The Company does not own any real property.  Except as would not have a Company Material Adverse Effect, the Company or a Company Subsidiary has good and valid title to all of its personal property, assets and rights, free and clear of all Encumbrances other than Permitted Encumbrances.

(b)            A correct and complete copy of each Tenant Lease has been furnished to Parent prior to the date hereof. The Company or the Company Subsidiary party thereto has a valid, binding and enforceable leasehold interest under each of the Tenant Leases, free and clear of all Encumbrances other than Permitted Encumbrances, and each of the Tenant Leases is in full force and effect. Neither the Company or any of the Company Subsidiaries nor, to the knowledge of the Company, any other party to any Tenant Lease is in breach of or in default under, in any material respect, any of the Tenant Leases. The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession under all such Tenant Leases, have not received notice of any material default, delinquency or breach on the part of the Company or any Company Subsidiary, and there are no existing material defaults (with or without notice or lapse of time or both) by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto. For purposes of this Agreement, the term “Permitted Encumbrances” means (i) Encumbrances with respect to Taxes either not yet due or being contested in good faith in appropriate proceedings (and for which adequate reserves in the Company Financials have been established in accordance with GAAP); (ii) mechanics’, materialmen’s or similar statutory Encumbrances for amounts not yet due or being contested in good faith in appropriate proceedings; (iii) the terms and conditions of the lease creating the leaseholds; and (iv) other exceptions with respect to the Company Real Property (including easements of public record) that do not and would not materially interfere with the current and currently intended use of such Company Real Property.

2.22	Employee Matters.

(a)            Except as set forth in Schedule 2.22(a) of the Company Disclosure Schedule, there are no Actions pending or, to the knowledge of the Company, threatened involving the Company or any of the Company Subsidiaries and any of their employees or former employees, including any harassment, discrimination, retaliatory act or similar claim.  There has been: (i) to the knowledge of the Company, no labor union organizing or attempting to organize any employee of the Company or any of the Company Subsidiaries into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any of the Company Subsidiaries pending or, to the Company’s knowledge, threatened against the Company or any of the Company Subsidiaries.  Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees of the Company or any of the Company Subsidiaries and no such agreement is currently being negotiated.

(b)            The Company and the Company Subsidiaries (i) are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (ii) are not engaged in any unfair labor practice, (ii) are not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).  Except as would not result in any material liability to the Company or any Company Subsidiary, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

2.23	Environmental Matters.

Except as set forth in Section 2.23 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)            Neither the Company nor any of the Company Subsidiaries is the subject of any federal, state, local or foreign Order, judgment or claim, and neither the Company nor any of the Company Subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any Person, relating to any liability or remedial action under any applicable Environmental Laws or alleging that the Company or any of its subsidiaries is in violation of, or liable under, any Environmental Law;

(b)            The Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws;

(c)            Neither the Company nor any of the Company Subsidiaries has manufactured, treated, stored, disposed of, arranged for or knowingly permitted the disposal of, generated, handled or released any Hazardous Substance, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any liability under all applicable Environmental Laws; and

(d)            Each of the Company and the Company Subsidiaries holds and is in compliance with all Company Permits required to conduct its business and operations under all applicable Environmental Laws.

(e)            Neither the Company, any Company Subsidiary nor any of their respective properties are subject to any Order, judgment or written claim asserted or arising under any Environmental Law.

“Environmental Laws” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

“Hazardous Substance” means any substance listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or as a pollutant or contaminant under any Environmental Law.  Hazardous Substances include any substance to which exposure is regulated by any Governmental Authority or any Environmental Law, including (a) petroleum or any derivative or byproduct thereof, toxic mold, asbestos or asbestos containing material or polychlorinated biphenyls and (b) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National and Hazardous Substances Contingency Plan, 40 C.F.R. Section 300.5.

2.24	Proxy Statement.

The Proxy Statement will not, on the date it (or any amendment or supplement thereto) is first mailed to stockholders of the Company, and at the time of the Special Meeting (as defined in Section 4.3(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied in writing or electronically by or on behalf of Parent or Merger Sub expressly for inclusion in the Proxy Statement.

2.25	Transactions with Affiliates.

Section 2.25 of the Company Disclosure Schedule sets forth a true, correct and complete list of the contracts or arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (a) present officer or director of either the Company or any of its subsidiaries, or (b) record or beneficial owner of more than 5% of the outstanding Company Capital Stock as of the date hereof (each, an “Affiliate Transaction”).

2.26	Insurance Matters.

(a)            Examinations.  The Company has made available to Parent copies of all draft and final financial examination reports and market conduct examination reports of state insurance departments with respect to any Company Subsidiary that have been issued since June 1, 2004.

(b)            Policy Materials.  To the extent required under applicable Laws, all policies, binders, slips or other agreements of insurance and other agreements and materials that are issued or used in connection with the Company Subsidiaries’ business, including applications, brochures and marketing materials, premium rates and reinsurance agreements, are, in all material respects, on forms approved by applicable insurance regulatory authorities or filed and not objected to by such authorities within the period provided for objection, and, in either case, not subsequently disapproved or required to be withdrawn or retired from issuance or use which have not been so withdrawn or retired.  Any rates or rating plans of the Company Subsidiaries required to be filed with or approved by any applicable Governmental Authority have in all material respects been so filed or approved and the rates applied by each of the Company or the Company Subsidiaries to the contracts of insurance conform in all material respects to the relevant filed or approved rates.

(c)            Agents and Producers.  To the knowledge of the Company, no Person performing the duties of insurance producer, reinsurance intermediary, agency, agent, managing general agent, wholesaler or broker with respect to the Company or any of the Company Subsidiaries (collectively, “Company Producers”) individually accounting for 2% or more of the total gross premiums of all Company Subsidiaries for the year ended December 31, 2006, has indicated to the Company or any Company Subsidiary that such Company Producer will be unable or unwilling to continue its relationship as a Company Producer with the Company or any Company Subsidiary within 12 months after the date hereof.  To the knowledge of the Company, at the time any Company Producer wrote, sold, or produced business, or performed such other act for or on behalf of the Company or any Company Subsidiary that may require a license under applicable Insurance Laws, such Company Producer was duly licensed and appointed as required by applicable Insurance Law, in the particular jurisdiction in which such Company Producer wrote, sold, produced, solicited, or serviced such business, and each of the agency agreements and appointments between the Company Producers, including as subagents under the Company’s affiliated insurance agency, and the Company and any Company Subsidiary, is valid, binding and in full force and effect in accordance with its terms.  To the knowledge of the Company, no Company Producer has been since January 1, 2006, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to the writing, sale or production of insurance or other business of the Company or any Company Subsidiary.  The contracts and other agreements pursuant to which Company Producers act on behalf of the Company or any Company Subsidiary are valid, binding and in full force and effect in accordance with their terms, and none of the parties to such contracts and agreements are in default thereunder in any material respect.  The Company has made available to Parent a true and complete copy of each standard form agency agreement used by the Company or any Company Subsidiary.

(d)            Reinsurance.  Section 2.26(d) of the Company Disclosure Schedule sets forth a list of all ceded reinsurance treaties and agreements, including retrocessional agreements, to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has any material existing rights, obligations or liabilities (the “Company Reinsurance Agreements”).  Copies of all Company Reinsurance Agreements that are in effect on the date of this Agreement have been made available to Parent.  Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any other party to a reinsurance treaty, binder or other agreement to which the Company or any Company Subsidiary is a party, is in default in any material respect as to any provision thereof.  The Company has no knowledge that the financial condition of any party to any Company Reinsurance Agreement is impaired to the extent that a default thereunder may be reasonably anticipated.  Except as disclosed in Section 2.26(d) of the Company Disclosure Schedule, the Company Subsidiaries are entitled under applicable Law to take full credit on the applicable Company SAP Statement with respect to any Company Reinsurance Agreement pursuant to which such subsidiary has ceded reinsurance.  Except as set forth in Section 2.26(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary have received any notice from any party to any reinsurance agreement or treaty of any dispute or default with respect to such reinsurance agreement or treaty.  Assuming no default by any party other than any subsidiary of the Company, all such Company Reinsurance Agreements are in full force and effect to the respective dates noted thereon.  There are no entities, other than the Company and the Company Subsidiaries, that have rights to access coverage under any such Company Reinsurance Agreements.

(e)            Finite Risk Insurance or Reinsurance.  Except as disclosed in Section 2.26(e) of the Company Disclosure Schedule, with respect to any Company Reinsurance Agreement for which the Company or any Company Subsidiary is taking credit on its most recent statutory financial statements or has taken credit on any statutory financial statements from and after January 1, 2005, (i) there has been no separate written or oral agreement between the Company or any Company Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Company Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement, (ii) for each such Company Reinsurance Agreement under which the Company or any Company Subsidiary has or may have recoverables, and for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by Statement of Statutory Accounting Principles No. 62 (“SSAP No. 62”), is available for review by the domiciliary state insurance departments for the Company and the Company Subsidiaries, (iii) each of the Company and the Company Subsidiaries complies and has complied from and after January 1, 2005 with all of the requirements set forth in SSAP No. 62 and (iv) each of the Company and the Company Subsidiaries has and has had from and after January 1, 2001 appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62.

(f)            Actuarial Reports.  Prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of all actuarial reports prepared by independent actuaries, with respect to the Company or any Company Subsidiary since January 1, 2005, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”).  There have been no actuarial reports of a similar nature covering any of the entities referred to in those reports in respect of any period subsequent to the latest period covered in such actuarial reports.  To the knowledge of the Company, the information and data furnished by the Company or any Company Subsidiary to its independent actuaries in connection with the preparation of any Company Actuarial Analysis was accurate in all material respects for the periods covered in such reports.  Each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein).

(g)            Policy Dividends.  Except as set forth in Section 2.26(g) of the Company Disclosure Schedule, there are no insurance policies issued, reinsured or assumed by the Company or any of the Company Subsidiaries that are currently in force under which the Company or any of the Company Subsidiaries may be required to pay dividends to the holders thereof.

2.27	Insurance.

The Company and each Company Subsidiary is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of the Company Subsidiaries that are customary for companies of similar size in the industry and locales in which the Company and the Company Subsidiaries operate.  Section 2.27 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material insurance policies issued in favor of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force.  With respect to each such insurance policy, (i) the policy is in full force and effect and all premiums due thereon have been paid, (ii) neither the Company nor any Company Subsidiary is in any material respect, in breach of or default under, and neither the Company nor any Company Subsidiary have taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, and (iii) to the knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy.

2.28	Books and Records.

All of the books and records of the Company and the Company Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The following representations and warranties by Parent and Merger Sub to the Company are qualified by the Parent Disclosure Schedule, which sets forth certain disclosures concerning Parent and Merger Sub (the “Parent Disclosure Schedule”) (provided that any fact or item disclosed with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representation or warranty, but only to the extent that the applicability of such fact or item with respect to such other representation or warranty can reasonably be inferred from the disclosure with respect to such fact or item contained in the Parent Disclosure Schedule).  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1	Due Organization and Good Standing.

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3.2	Authorization; Binding Agreement.

Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (a) have been duly and validly authorized by the Board of Directors of Parent and Merger Sub, and (b) no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.3	Governmental Approvals.

No Consent of or with any Governmental Authority on the part of Parent or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby (including the Merger) other than (i) the filing of the Certificate of Merger with the Secretary of State in accordance with the DGCL, (ii) such filings as may be required with the SEC and foreign and state securities Laws administrators, (iii) pursuant to the HSR Act and other Antitrust Laws (iv) those consents, approvals, authorizations, waivers, permits, filings or notices set forth in Section 3.3 of the Parent Disclosure Schedule, which schedule includes all such consents, approvals, authorizations, waivers, permits, filings or notices with the Florida Office of Insurance Regulation, and (v) those Consents that, if they were not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  For purposes of this Agreement, “Parent Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate, would reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (including the Merger).

3.4	No Violations.

The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) and compliance by Parent and Merger Sub with any of the provisions hereof will not (i) conflict with or violate any provision of the certificate of incorporation or bylaws or other governing instruments of Parent or Merger Sub, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, contract, lease, license, agreement or instrument to which Parent or Merger Sub is a party or by which its assets are bound, (iii) result in the creation or imposition of any Encumbrance upon any of the properties, rights or assets of Parent or Merger Sub or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization or waiver has been satisfied, conflict with, contravene or violate in any respect any Law to which Parent or Merger Sub or any of their respective assets or properties is subject, except, in the case of clauses (ii), (iii) and (iv) above, for any deviations from the foregoing that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

3.5	Finders and Investment Bankers.

Except for Morgan Stanley & Co. Incorporated, the fees of which will be borne by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

3.6	Disclosures.

The information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.7	Sufficient Funds.

At the Effective Time, Parent and Merger Sub will have sufficient cash and cash equivalent resources available to pay the aggregate Merger Consideration.

3.8	Litigation.

There is no Action pending before any arbitrator, agency, court or tribunal, foreign or domestic, or, to the knowledge of Parent, threatened against Parent, Merger Sub, any of their respective subsidiaries or any of their respective properties, rights or assets or, any of their respective officers, directors, partners, managers or members (in their capacities as such) that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  There is no Order against Parent, Merger Sub, any of their respective subsidiaries or any of their respective properties, rights or assets or any of their respective officers, directors, partners, managers or members (in their capacities as such) that would prohibit, prevent, enjoin, restrict or materially alter or delay any of the transactions contemplated by this Agreement (including the Merger).

3.9	Ownership of Shares.

As of the date hereof, neither Parent nor Merger Sub is the record or beneficial owner of any Shares (except to the extent that Parent may be deemed to be the beneficial owner of any Shares that are the subject of any Voting Agreement).

3.10	Management Arrangements.

As of the date hereof, none of Parent or Merger Sub, or any of their respective affiliates, has entered into any contract, agreement, arrangement or understanding with any of the officers or directors of the Company, or any of their respective affiliates, that is currently in effect or that would become effective in the future (upon consummation of the Merger or otherwise) and that has not been disclosed to the Company.

3.11	Investigation by Parent and Merger Sub.

Each of Parent and Merger Sub acknowledges and agrees that, other than as set forth in this Agreement, none of the Company, the Company Subsidiaries or any of their respective directors, officers, employees, stockholders, affiliates, agents or other representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or its agents or other representatives prior to the execution of this Agreement.

ARTICLE IV

ADDITIONAL COVENANTS OF THE COMPANY

4.1	Conduct of Business of the Company.

(a)            Unless Parent shall otherwise agree in writing or except as otherwise expressly provided for in this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, (i) the Company and the Company Subsidiaries shall conduct their business in, and shall not take any action other than in, the ordinary course of business consistent with past practice and (ii) the Company shall use its reasonable best efforts to preserve intact its business organization, to keep available the services of its and the Company Subsidiaries’ officers, employees, Company Producers and consultants, to maintain existing relationships with all Persons with whom it and the Company Subsidiaries do business, and to preserve the possession, control and condition of its and the Company Subsidiaries’ assets.

(b)            Without limiting the generality of the foregoing clause (a) and except as otherwise expressly provided for in this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, neither the Company nor any of the Company Subsidiaries will, without the prior written consent of Parent:

(A)            amend, waive or otherwise change, in any respect, its Certificate of Incorporation or Bylaws (or comparable governing instruments);

(B)            authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, its capital stock or other securities or equity interests or any Voting Debt, including any securities convertible into or exchangeable for shares of stock of any class and any other equity-based awards, except for the issuance of Shares pursuant to the exercise of Company Options outstanding on the date of this Agreement and set forth on Section 2.2(f) of the Company Disclosure Schedule in accordance with their present terms;

(C)            split, combine, recapitalize or reclassify any shares of its capital stock or equity interests or issue any other securities in respect thereof, or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities or equity interests, other than dividends and distributions paid by a Company Subsidiary to the Company or to another Company Subsidiary;

(D)            incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any Person, except for indebtedness incurred under the Company’s existing credit facilities described on Section 4.1(d) of the Company Disclosure Schedule in the ordinary course of business consistent with past practice in an aggregate principal amount not to exceed $250,000;

(E)            increase the wages, salaries, bonus, compensation or other benefits of any of its current or former consultants, officers, directors or employees, or enter into, establish, amend or terminate any Company Employee Plan or any other employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity or equity-related, pension, retirement, consulting, vacation, severance, separation, termination, deferred compensation, fringe, perquisite, or other compensation or benefit plan, policy, program, agreement, trust, fund or other arrangement with, for or in respect of any current or former consultant, officer, director or employee, in each case other than as required by applicable Law or pursuant to the terms of any Company Employee Plan in effect on the date of this Agreement, or, solely with respect to increases in wages or salaries of employees who are not officers or directors, in the ordinary course of business consistent with past practice;

(F)            make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or GAAP;

(G)            transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Company Intellectual Property or Licensed Intellectual Property, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any Person who has not entered into a confidentiality agreement any trade secrets;

(H)           modify or amend in any material manner, terminate or waive or assign any material right under any Company Material Contract or enter into any contract that would be a Company Material Contract with a term longer than one year that cannot be terminated without payment of a material penalty and upon notice of 60 days or less, in each case other than in the ordinary course of business consistent with past practice;

(I)            fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(J)             establish any subsidiary or enter into any new line of business;

(K)           fail to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiaries as are currently in effect;

(L)            revalue any of its material assets or make any change in accounting methods, principles or practices, except as required by GAAP and approved by the Company’s outside auditors;

(M)          other than in connection with the adjustment, negotiation or settlement of workers’ compensation insurance claims in the ordinary course of business consistent with past practice, waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby, including the Merger), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of the Company Subsidiaries) not in excess of $100,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice;

(N)           close or materially reduce the Company’s or any Company Subsidiary’s activities, or effect any layoff or other Company-initiated personnel reduction or change, at any of the Company’s or any Company Subsidiary’s facilities;

(O)           acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(P)            make any capital expenditures;

(Q)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(R)           voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

(S)           sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(T)           enter into any agreement, understanding or arrangement with respect to the voting or registration of the Company Capital Stock or the capital stock of any Company Subsidiary;

(U)           take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(V)           enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction; or

(W)          enter into any new reinsurance transaction as assuming or ceding insurer (i) which does not contain market cancellation, termination and commutation provisions or (ii) which adversely changes the existing reinsurance profile of the Company and the Company Subsidiaries on a consolidated basis outside of the ordinary course of business consistent with past practice;

(X)           alter or amend in any material respect any existing underwriting, claims handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies (including compliance policies) or any material assumption underlying an actuarial practice or policy, except as may be required by GAAP, applicable SAP, any Governmental Authority or applicable Law, or

(Y)            authorize or agree to do any of the foregoing actions.

4.2	Access and Information; Confidentiality.

(a)            Between the date of this Agreement and the Effective Time, the Company will give, and shall direct its accountants and legal counsel to give, Parent (and its officers, directors, employees, accountants, actuaries, legal counsel, financial advisors, financing sources, agents and other representatives, collectively, “Parent Representatives”), at reasonable times and upon reasonable intervals and notice and following advance consultation with the Company’s Chief Executive Officer or Chief Operating Officer, access to all offices and other facilities and to all employees, properties, contracts, agreements, commitments, books and records of or pertaining to the Company and the Company Subsidiaries (including Tax Returns, internal work papers, client files, client contracts and director service agreements) and such financial and operating data and other information, all of the foregoing as Parent or the Parent Representatives may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company and the Company Subsidiaries (including providing Parent and the Parent Representatives with unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, in the form such financial statements have been delivered to Parent prior to the date hereof, of the Company and providing Parent and the Parent Representatives with the financial results of the Company in advance of any filing by the Company with the SEC containing such financial results) and instruct the officers, directors, employees, accountants, consultants, legal counsel and financial advisors of the Company and the Company Subsidiaries to cooperate with Parent and the Parent Representatives in their investigation of the Company and the Company Subsidiaries (including by reading available independent public accountant’s work papers), and a copy of each material report, schedule and other document filed or received by the Company pursuant to the requirements of applicable securities Laws; provided that Parent and the Parent Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company.  No such access, inspections or furnishing of information shall have any adverse effect on Parent or Merger Sub’s ability to assert that conditions to Closing or to the consummation of the Merger have not been satisfied.

(b)            All information obtained by Parent or Merger Sub pursuant to this Section 4.2 shall be kept confidential in accordance with the confidentiality agreement, dated October 8, 2007 (the “Confidentiality Agreement”), between Parent and the Company.

(c)            Notwithstanding anything to the contrary contained in this Agreement, the Company shall not take any action to waive or release, or to exempt any third party from, any standstill arrangements to which it is a party or the provisions of any Takeover Laws; provided, however, that with respect to such standstill arrangements, the Company may waive appropriate provisions of such arrangements if requested to do so by the other party or parties thereto, but solely to the extent (i) necessary to permit such party or parties to submit a Company Takeover Proposal to the Company or the Company’s stockholders, (ii) that following consultation with outside legal counsel and its financial advisors, the Board determines in good faith that the failure to grant such waiver would violate the fiduciary duties of the Board to the stockholders of the Company under all applicable Law and (iii) the Company simultaneously, irrevocably and permanently waives compliance by Parent with paragraph 10 of the Confidentiality Agreement.

4.3	Special Meeting; Proxy Statement.

As promptly as practicable following the execution of this Agreement, the Company, acting through its Board, shall, in accordance with applicable Law:

(a)            duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) for the purposes of considering and taking action upon the approval and adoption of this Agreement and the Merger, including adjourning such meeting for up to 30 Business Days to obtain such approval.  Except to the extent that the Board shall have withdrawn or modified its approval or recommendation of this Agreement as permitted by Section 4.4, the Company shall (i) use reasonable best efforts to solicit the approval of this Agreement by the stockholders of the Company and (ii) include in the Proxy Statement the Board’s declaration of the advisability of this Agreement and its recommendation to the stockholders of the Company that they adopt this Agreement and approve the Merger.  Notwithstanding the foregoing, the Company may adjourn or postpone the Special Meeting as and to the extent required by applicable Law.  Unless this Agreement shall have been terminated in accordance with Section 7.1, the Company shall submit this Agreement to its stockholders at the Special Meeting even if the Board shall have effected a Change of Recommendation or a Withdrawal of Recommendation;

(b)            prepare and, within 45 days after the date hereof, file with the SEC a preliminary proxy statement relating to the Merger and this Agreement and, after consultation with Parent, respond as promptly as reasonably practicable to any comments made by the SEC with respect to the preliminary proxy statement (including filing as promptly as reasonably practicable any amendments or supplements thereto necessary to be filed in response to any such comments or as required by applicable Law), use reasonable best efforts to have the SEC confirm that it has no further comments and cause a definitive proxy statement, including any amendments or supplements thereto (the “Proxy Statement”), to be mailed to its stockholders at the earliest practicable date after the date that the SEC confirms it has no further comments; provided, however, that no amendments or supplements to the Proxy Statement will be made by the Company without prior consultation with Parent and its counsel and after providing Parent a reasonable opportunity to review and comment on such amendments or supplements; and

(c)            notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the proxy statement or for additional information and supply Parent with copies of all correspondence between the Company or any of the Company Representatives (as defined in Section 4.4(b)), on the one hand, and the SEC or its staff, on the other hand, with respect to the proxy statement. The Company shall give Parent a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto), any correspondence with the SEC or its staff or any other materials proposed to be submitted to the SEC or its staff prior to transmission to the SEC or its staff and shall not, unless required by Law, transmit any such material to which Parent reasonably objects. If at any time prior to the Special Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement, after obtaining the consent of Parent to such amendment or supplement (which consent shall not be unreasonably withheld or delayed), the Company shall promptly transmit such amendment or supplement to its stockholders.

4.4	No Solicitation.

(a)            For purposes of this Agreement, “Company Takeover Proposal” means (other than the Merger) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to (1) any direct or indirect acquisition or purchase of assets of the Company and the Company Subsidiaries representing 15% or more of the assets or business of the Company and the Company Subsidiaries, including by way of the purchase of stock of the Company Subsidiaries, (2) any issuance, sale or other disposition of (including by way of merger, recapitalization, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities), including any single or multi-step transaction or series of related transactions, representing 15% or more of the voting power of the Company or any Company Subsidiary, (3) any tender offer, exchange offer or other transaction that, if consummated, would result in any Person or “group” (as such term is defined under the Exchange Act) having beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the voting power or the capital stock of the Company or any Company Subsidiary, or (4) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution, including any single or multi-step transaction or series of related transactions, involving the Company or any Company Subsidiary.  For purposes of this Agreement, a “Company Superior Offer” means an unsolicited, bona fide written Company Takeover Proposal (except that the references to “15%” shall be replaced by “50%”) on terms that the Board determines, in good faith, based upon consultations with its outside legal counsel and its financial advisors, (i) are more favorable to the Company’s stockholders, from a financial point of view, than this Agreement and the Merger, taken as a whole, after giving effect to any adjustments to the terms and conditions of this Agreement proposed in writing by Parent in response to such Company Takeover Proposal pursuant to Section 4.4(e) or otherwise, and (ii) is reasonably likely to be consummated on the terms so proposed, in each case with respect to clauses (i) and (ii), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of, and conditions to, the Company Superior Offer and the Person or group making the Company Superior Offer (including any financing required by such Person or group).

(b)            From and after the date hereof, neither the Company nor any Company Subsidiary shall, directly or indirectly, and shall not, directly or indirectly, authorize or permit any officer, director, employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of the Company or any Company Subsidiary (collectively, the “Company Representatives”) to, (i) solicit, encourage, assist, initiate or facilitate the making, submission or announcement of any Company Takeover Proposal, (ii) furnish any non-public information regarding the Company or any Company Subsidiary or the Merger to any Person or group (other than Parent, Merger Sub or their representatives) in connection with or in response to a Company Takeover Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, any Company Takeover Proposal, (iv) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the approval of this Agreement or the Merger or the Board’s recommendation that holders of Shares adopt this Agreement, (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Company Takeover Proposal, (vi) cause the Company or any Company Subsidiary to discuss, negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Company Takeover Proposal, or (vii) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any Company Subsidiary is a party (except as permitted pursuant to Section 4.2(c) hereof).  The Company shall request the prompt return or destruction of any confidential information provided to any Person or group prior to the date hereof in connection with a possible Company Takeover Proposal, including in accordance with any confidentiality agreement entered into with such Person or group, and shall deny access to any data room (virtual or actual) containing any such information to any such Person or group.  Without limiting the foregoing, it is agreed that any action by any Company Representatives that would constitute a violation of the restrictions set forth in this Section 4.4 if done by the Company, whether or not such Company Representative is purporting to act on behalf of the Company or any Company Subsidiary, shall constitute a breach of this Section 4.4 by the Company.  The Company shall promptly inform the Company Representatives of the obligations undertaken in this Section 4.4.

(c)            Notwithstanding the provisions of Section 4.4(b), nothing in this Agreement shall prohibit or limit the Company, or the Board, at any time prior to obtaining the Company Stockholder Approval, and so long as the Company is in compliance in all material respects with this Section 4.4, from (i) furnishing non-public information regarding the Company to, or (ii) entering into discussions or negotiations with, any Person or group in response to an unsolicited, bona fide written Company Takeover Proposal received after the date of this Agreement that did not result from a violation of this Section 4.4, if (A) the Board determines in good faith, after consultation with its outside legal and financial advisors, that (1) such Company Takeover Proposal constitutes or could be expected to result in, after the taking of any of the actions referred to in clauses (i) or (ii) above, a Company Superior Offer, and (2) such action with respect to such Company Takeover Proposal is necessary for the Board to comply with its fiduciary duties to the Company’s stockholders under all applicable Law; (B) the Company receives from such Person or group an executed confidentiality agreement with provisions no less favorable, in the aggregate, to the Company than, and with terms at least as restrictive of such Person or group (including with respect to the standstill provisions thereof), those contained in the Confidentiality Agreement; and (C) contemporaneously with furnishing any such information to such Person or group, the Company furnishes such information to Parent to the extent that such information has not been previously furnished to Parent; provided, however, that prior to the taking of any such actions by the Company or the Board as described in clauses (i) or (ii) above, the Company shall provide written notice to Parent of such determination of the Board.

(d)            The Company shall notify Parent as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by the Company or any of the Company Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Company Takeover Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in a Company Takeover Proposal, and (ii) any request for non-public information relating to the Company or the Company Subsidiaries, specifying in each case the material terms and conditions thereof (including a copy thereof if in writing) and the identity of the party making such inquiry, proposal, offer or request for information.  The Company shall keep Parent promptly informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals, offers or requests for information.  From and after the date of this Agreement, the Company shall, and shall cause each Company Subsidiary to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any parties with respect to any Company Takeover Proposal and shall direct, and use its reasonable best efforts to cause, the Company Representatives to cease and terminate any such solicitations, discussions or negotiations.

(e)            Notwithstanding anything in this Agreement to the contrary, including Section 4.4(b), the Board may, at any time prior to obtaining the Company Stockholder Approval: (A) withdraw or modify its recommendation that holders of Shares adopt this Agreement and approve the Merger in connection with a Company Takeover Proposal or (B) approve or recommend a Company Superior Offer (each, a “Change of Recommendation”) if, in the case of both clause (A) and (B) above (w) an unsolicited, bona fide written offer is made to the Company by a third party representing a Company Takeover Proposal, (x) the Company is in compliance in all material respects with its obligations under this Section 4.4, (y) the Board determines in good faith after consultation with the Company’s outside legal and financial advisors that such Company Takeover Proposal constitutes a Company Superior Offer (after giving effect to all adjustments to the terms of this Agreement which may be proposed by Parent, including pursuant to clause (ii) below), and (z) following consultation with outside legal counsel and its financial advisors, the Board determines in good faith that the withdrawal or modification of its recommendation that holders of Shares adopt this Agreement and approve the Merger is required to comply with the fiduciary duties of the Board to the stockholders of the Company under applicable Law, but only, in the case of both clause (A) and (B) above, if prior to taking any such action (i) the Company provides written notice to Parent (a “Notice of Superior Offer”) advising Parent (1) that the Board has received a Company Superior Offer and intends to make a Change of Recommendation in accordance with this Section 4.4(e), (2) specifying the material terms and conditions of such Company Superior Offer(including a copy thereof if in writing) and identifying the Person or group making such Company Superior Offer, and (3) providing to Parent all materials and information delivered or made available to the Person or group making such proposed Company Superior Offer (it being understood and agreed that any amendment to the financial or other material terms of any such proposed Company Superior Offer shall require a new Notice of Superior Offer and a new five Business Day period), and (ii) during the five Business Days following Parent’s receipt of the Notice of Superior Offer, the Company shall, and shall direct the Company Representatives to, cooperate and negotiate in good faith with Parent (to the extent that Parent requests the same) to enable Parent to propose in writing such adjustments to the terms of this Agreement so that any Company Takeover Proposal ceases to constitute a Company Superior Offer.  Any Change of Recommendation shall not change the approval of this Agreement or any other approval of the Board in any respect that would have the effect of causing any Takeover Law to be applicable to the transactions contemplated hereby, including the Merger.

(f)            Notwithstanding anything to the contrary contained in this Section 4.4, the Board may, prior to obtaining the Company Stockholder Approval and other than as a result of the receipt of a Company Takeover Proposal, withdraw or modify its approval of this Agreement or its recommendation that the Company’s stockholders adopt this Agreement and approve the Merger (a “Withdrawal of Recommendation”), if the Board determines in good faith (after consultation with its outside legal and financial advisors) that the failure to take such action would violate its fiduciary duties under applicable Law.  Any Withdrawal of Recommendation shall not change the approval of this Agreement or any other approval of the Board in any respect that would have the effect of causing any Takeover Law to be applicable to the transactions contemplated hereby, including the Merger.

(g)            Nothing contained in this Section 4.4 shall prohibit the Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act; provided, that any such disclosure other than (i) a “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company), (ii) an express rejection of any applicable Company Takeover Proposal or (iii) an express reaffirmation of its recommendation to the stockholders of the Company in favor of the Merger shall be deemed to be a Change of Recommendation; provided further that the Board shall not be permitted to recommend that the Company’s stockholders tender any securities in connection with any tender or exchange offer (or otherwise approve, endorse or recommend any Company Takeover Proposal or withhold, withdraw or modify the recommendation that holders of Shares adopt this Agreement and approve the Merger), unless in each case, in connection therewith, the Board effects a Change of Recommendation in accordance with the terms of Section 4.4(e).

4.5	Takeover Laws.

Notwithstanding any other provision in this Agreement, if any Takeover Law may become, or may purport to be, applicable to the transactions contemplated by this Agreement, the Company and the members of its Board will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to eliminate the effect of any Takeover Law on any of the transactions contemplated by this Agreement.

4.6	Stockholder Litigation.

The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, of any stockholder litigation against the Company or its directors or officers relating to the Merger or any other transactions contemplated hereby; provided, however, that no settlement of any such litigation shall be agreed to without Parent’s consent.

4.7	SEC Reports.

Between the date of this Agreement and the Effective Time, the Company will timely file with the SEC all Company SEC Reports required to be filed by it under the Exchange Act.

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

5.1	Notification of Certain Matters.

Each of Parent and the Company shall give prompt notice to the other (and, if in writing, furnish copies of) if any of the following occurs after the date of this Agreement: (i) there has been a material failure on the part of the Party providing the notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (ii) receipt of any notice or other communication in writing from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (including the Merger); (iii) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (including the Merger); (iv) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (v) the commencement or threat, in writing, of any Action against any Party or any of its affiliates, or any of their respective properties or assets, or, to the knowledge of the Company or Parent, as applicable, any officer, director, partner, member or manager, in his or her capacity as such, of the Company or Parent, as applicable, or any of their affiliates with respect to the consummation of the Merger.  No such notice to any Party shall constitute an acknowledgement or admission by the Party providing notice regarding whether or not any of the conditions to Closing or to the consummation of the Merger have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.2	Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, prior to the Effective Time, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement, including the receipt of all Requisite Regulatory Approvals (as defined in Section 6.1(c)), and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, to the extent required under the HSR Act or any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act or other required filing or application under Antitrust Laws, as applicable, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such Antitrust Laws, as applicable, and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or to obtain consent, approvals or authorizations under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act.

(b)            Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other Party and its outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c)            In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a) and Section 5.2(b), (i) as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall cooperate in all respects with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to prepare and file with the relevant insurance regulators requests for approval of the transactions contemplated by this Agreement (including the Merger) and shall use all reasonable efforts to have such insurance regulators approve the transactions contemplated by this Agreement, and (ii) each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall give prompt written notice if such Party receives any notice from any insurance regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice, shall promptly furnish the other Party with a copy thereof.  If an insurance regulator requires that a hearing be held in connection with its approval of the transactions contemplated hereby, each Party shall use its reasonable best efforts to arrange for such hearing to be held promptly.  At Parent’s request, the Company shall obtain from applicable regulatory authorities written assurances in form reasonably satisfactory to Parent with respect to the applicability to the Company and/or any of the Company Subsidiaries of orders, decrees or pronouncements of such regulatory authorities.

(d)            In furtherance and not in limitation of the covenants of the Parties contained in Section 5.2(a), Section 5.2(b) and Section 5.2(c), if any objections are asserted with respect to the transactions contemplated hereby under the HSR Act, any Antitrust Law or any other applicable Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of the HSR Act, any Antitrust Law or any other applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby (including the Merger).

(e)            In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f)            Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain any Consents of third parties with respect to any Contracts to which the Company or any Company Subsidiary is a party as may be necessary or appropriate for the consummation of the transactions contemplated hereby or required by the terms of any Contract as a result of the execution, performance or consummation of the transactions contemplated hereby (including the Merger).

(g)            Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective affiliates to take any action or commit to take any action, or consent or agree to any condition, restriction or undertaking requested or imposed by any Governmental Authority, whether in connection with obtaining any Requisite Regulatory Approval or otherwise, if, in the good faith determination of Parent, such action, condition, restriction or undertaking, individually or in the aggregate, with all other such actions, conditions, restrictions or undertakings, would materially adversely affect the benefits, taken as a whole, that Parent reasonably expects to derive from the transactions contemplated by this Agreement (a “Burdensome Condition”); provided, however, that any requirement that Parent, the Surviving Corporation or any of its or their subsidiaries (i) provide or commit to provide additional capital to the Company, (ii) maintain operations or employees in the State of Florida, or (iii) provide any surplus maintenance, guarantee, keep-well or similar agreements or commitments shall each be deemed to be a Burdensome Condition.

5.3	Indemnification and Insurance.

(a)            The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and Bylaws, respectively, of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, or employees, of the Company or any of the Company Subsidiaries. During the period ending on the sixth anniversary of the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent that the Company would have been permitted to do so under applicable Law, indemnify and hold harmless each present and former director and officer of the Company and each of the Company Subsidiaries (collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission, in his or her capacity as an officer, director, or employee of the Company, occurring on or before the Effective Time (a “Covered Proceeding”).  In the event of any such claim, action, suit, proceeding or investigation, Parent or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification); provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without Parent’s or the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld or delayed); provided, further, that Parent and the Surviving Corporation shall not be required to agree to the entry of any judgment or settlement that provides for injunctive or other non-monetary relief affecting the Parent, the Surviving Corporation or any of their respective subsidiaries.  Neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section 5.3(a) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties with respect to such Covered Proceeding unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case Parent shall pay the fees of such additional counsel required by such conflict; provided, that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.  Any Indemnified Party that desires to claim indemnification under this Section 5.3(a) upon becoming aware of any such Covered Proceeding shall promptly notify Parent and the Surviving Corporation.

(b)            Immediately after the Effective Time, Parent shall have obtained and paid for, and there shall be in effect, a tail policy of (i) directors’ and officers’ liability insurance and (ii) corporate counsel liability insurance covering the Company’s Senior Vice President, General Counsel and Secretary, in respect of acts or omissions occurring prior to the Effective Time covering each of those Persons who are covered by (x) the Company’s and any Company Subsidiary’s directors’ and officers’ liability insurance policy and (y) corporate counsel liability insurance, as of the date hereof for a period of six years commencing as of the Effective Time, it being understood that, if requested in writing by Parent, the Company shall, prior to the Effective Time, obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time).

(c)            In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.3.

(d)            Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.3.

(e)            The provisions of this Section 5.3 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.4	Benefit Plans and Employee Matters.

(a)            Parent hereby agrees that, for a period commencing on the Effective Time and ending on the last day of the calendar year that includes the first anniversary of the Effective Time, it shall, or it shall cause the Surviving Corporation or its subsidiaries to, (i) provide each employee of the Company or the Company Subsidiaries as of the Effective Time (each, an “Employee”), while such Employee remains employed with the Surviving Corporation or any of its subsidiaries, with at least the same level of base salary or wages, that was provided to each such Employee immediately prior to the Effective Time, and (ii) provide the Employees with base salary, wages, cash incentive compensation, other cash variable compensation and other employee benefits (other than equity-based compensation) that are, in the aggregate, no less favorable than, at Parent’s election, (A) those provided to such Employees immediately prior to the Effective Time or (B) those provided to similarly situated employees of Parent, or at Parent’s election, any subsidiary of Parent.

(b)            Each Employee shall receive credit for purposes of eligibility to participate, vesting, and, solely with respect to vacation, other paid time off and severance, benefit accrual (but excluding benefit accruals under any defined benefit pension plan or for any other purpose) under any employee benefit plan, program or arrangement (including vacation plans, programs and arrangements) established or maintained by Parent, the Surviving Corporation or any of their respective subsidiaries under which such Employee is eligible to participate on or after the Effective Time for service with the Company and the Company Subsidiaries through the Effective Time to the same extent recognized for such purpose by the Company or any of the Company Subsidiaries under comparable Company Employee Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c)            With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation (“Parent Welfare Benefit Plans”) in which an Employee is or becomes eligible to participate on or after the Effective Time, Parent shall (a) waive, or cause its insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee under any Parent Welfare Benefit Plan to the same extent waived under a comparable Company Employee Plan (to the extent permitted by the applicable Parent Welfare Benefit Plan), and (b) provide credit to each Employee for any co-payments, deductibles and out-of-pocket expenses paid by such Employee under the Company Employee Plans during the plan year that includes the Effective Time for the plan year under the applicable Parent Welfare Benefit Plan that includes the Effective Time.

(d)            From and after the Effective Time, the Surviving Corporation shall honor, in accordance with their terms, all employment and severance agreements listed in Section 5.4(d) of the Company Disclosure Schedule in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any of the Company Subsidiaries.

(e)            Nothing in this Section 5.4 shall amend, or be deemed to amend, any Company Employee Plan, shall prevent the amendment or termination of any Company Employee Plans by Parent, the Surviving Corporation or their respective subsidiaries, or shall limit the right of Parent, the Surviving Corporation or any of their respective subsidiaries to terminate the employment of any Employee at any time.

(f)            Unless otherwise directed in writing by Parent at least one Business Day prior to the Effective Time, the Company will terminate the Company’s 401(k) (the “Company 401(k) Plan”), effective as of the day immediately preceding the Effective Time.  The Company shall provide Parent evidence that such resolutions to terminate the Company 401(k) Plan have been adopted by the Board.  The form and substance of such resolutions shall be subject to the reasonable approval of Parent.  The Company shall also take such other actions in furtherance of terminating the Company 401(k) Plan as Parent may reasonably request.  Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of the Company 401(k) Plan, (ii) for elective deferrals made pursuant to Company 401(k) Plan for the period prior to termination, and (iii) for employer matching contributions (if any) for the period prior to termination.

5.5	Public Announcements.

Parent and the Company agree that no public release or announcement concerning this Agreement or the Merger shall be issued by either Party or any of their affiliates without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable best efforts to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that either Parent or the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Agreement.

5.6	Company Producers.

As promptly as practical following the date of this Agreement, and in any event within 10 Business Days, and in compliance with applicable Law, Parent and the Company shall develop a joint plan for the communication by the Company regarding the transactions contemplated by this Agreement (including the Merger) with the Company Producers.  The Company shall obtain the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) prior to initiating any communication with any Company Producers regarding the transactions contemplated by this Agreement (including the Merger).  Without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), Parent shall not orally or in writing initiate any communication with any Company Producer, provided, however, that the foregoing shall not prohibit Parent from responding to inquiries initiated by Company Producers.  For purposes of this Section 5.6, “Company Producers” shall not mean any insurance producer, reinsurance intermediary, agency, agent, managing general agent, wholesaler, broker or other Person with whom Parent or any subsidiary of Parent has an existing relationship as of the date hereof.

5.7	Financing.

The Company shall, and shall cause the Company Subsidiaries to, reasonably cooperate in connection with the arrangement of any financing by Parent or any of its subsidiaries in connection with the transactions contemplated by this Agreement (the “Financing”) as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries and; provided, further, that Parent reimburses the Company for any reasonable costs or expenses incurred in connection with such cooperation).  Such cooperation by the Company shall include (a) providing to the parties providing Financing all financial statements and other information relating to the Company and the Company Subsidiaries that are reasonably required for financings similar to the Financing and using reasonable best efforts to provide such other financial information as Parent shall reasonably request in order to consummate the Financing, (b) review for accuracy (i) one or more offering documents or confidential information memoranda for the Financing and (ii) materials for rating agency presentations, (c) executing and delivering and causing the Company Subsidiaries to execute and deliver, customary certificates and similar items ancillary to the Financing as may be reasonably requested by Parent in connection with the Financing, and (d) assisting Parent in requesting accounting comfort letters from the Company’s independent auditors.  Notwithstanding anything in this Agreement to the contrary, neither the Company nor any Company Subsidiary shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with the Financing (or any replacements thereof) prior to the Effective Time.

ARTICLE VI

CONDITIONS

6.1	Conditions to Each Party’s Obligations.

The obligations of each Party to consummate the Merger shall be subject to the satisfaction or waiver (where permissible), at or prior to the Effective Time, of the following conditions:

(a)            Stockholder Approval.  The Company Stockholder Approval shall have been obtained in accordance with the DGCL.

(b)            HSR Act.  The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(c)            Requisite Regulatory Approvals.  All authorizations, approvals and permits required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”) shall have been obtained or made.

(d)            No Law.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

6.2	Conditions to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of the Company contained in Section 2.1, Section 2.2 (other than subsections (e) and (h)), Section 2.3(a), Section 2.4, Section 2.7(c), Section 2.8(b), Section 2.18 and Section 2.20 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and

(ii)            each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except to the extent that any of such representations and warranties expressly speaks only as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            Agreements and Covenants.  The Company shall have performed, in all material respects, all of its obligations and complied with, in all material respects, all of its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)            Officer Certificate.  The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of the Company, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(d).

(d)            Company Material Adverse Effect.  No Company Material Adverse Effect shall have occurred since the date of this Agreement.

(e)            Burdensome Condition.  The Requisite Regulatory Approvals shall not have included or contained, or resulted in the imposition of, any Burdensome Condition.

(f)            Dissenting Shares.  No more than 15% of the outstanding Shares shall constitute Dissenting Shares.

6.3	Conditions to Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company, at or prior to the Effective Time, of the following additional conditions:

(a)            Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Agreements and Covenants.  Each of Parent and Merger Sub shall have performed, in all material respects, its obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)            Officer Certificate.  Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the chief executive officer or chief financial officer of Parent, certifying in such capacity as to the satisfaction of the conditions specified in Sections 6.3(a) and 6.3(b).

6.4	Frustration of Conditions.

Neither Parent nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VII

TERMINATION AND ABANDONMENT

7.1	Termination.

This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any approval of the matters presented in connection with the Merger by the stockholders of the Company (the date of any such termination, the “Termination Date”), as follows:

(a)            by mutual written consent of each of the Company and Parent, as duly authorized by the Board of Directors of each of Parent the Company;

(b)            by written notice by either Parent or the Company, if the Effective Time shall not have occurred on or before October 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(c)            by written notice by either Parent or the Company, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law that is, in each case, then in effect and is final and nonappealable and has the effect of permanently restraining, enjoining or otherwise preventing or prohibiting the transactions contemplated by this Agreement (including the Merger); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order or Law to have been enacted, issued, promulgated, enforced or entered;

(d)            by written notice by Parent (if Parent is not in material breach of any of its representations, warranties, covenants or agreements under this Agreement), if there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) (a “Terminating Company Breach”); provided, that if such Terminating Company Breach is reasonably curable by the Company, within 20 days after the Company has received written notice from Parent of such Terminating Company Breach, through the exercise of commercially reasonable efforts and for as long as the Company continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(d) until the earlier of the expiration of such 20-day period and the Outside Date;

(e)            by written notice by the Company (if the Company is not in material breach of any of its representations, warranties, covenants or agreements under this Agreement), if there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or inaccurate, in either case that would result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) (a “Terminating Parent Breach”); provided, that if such Terminating Parent Breach is reasonably curable by Parent or Merger Sub, within 20 days after Parent has received written notice from the Company of such Terminating Parent Breach, through the exercise of commercially reasonable efforts and for as long as Parent or Merger Sub, as the case may be, continues to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(e) until the earlier of the expiration of such 20-day period and the Outside Date;

(f)            by written notice by Parent, if the Board (i) withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw, modify or qualify in a manner adverse to parent or Merger Sub, its recommendation that the holders of Shares adopt this Agreement; (ii) fails to include in the Proxy Statement its recommendation to the holders of Shares that they give the Company Stockholder Approval; (iii) approves, endorses or recommends, or publicly proposes to approve, endorse or recommend, any Company Takeover Proposal, (iv) makes a Change of Recommendation or a Withdrawal of Recommendation, or (v) in the case of a Company Takeover Proposal made by way of a tender offer or exchange offer, fails to recommend that the Company’s stockholders reject such tender offer or exchange offer within the ten Business Day period specified in Section 14e-2(a) under the Exchange Act or (if later than the end of such ten Business Day period) fails to reconfirm its recommendation that the holders of Shares adopt this Agreement and approve the Merger within five Business Days after a request by Parent to do so; or

(g)            by written notice by either Parent or the Company, if, at the Special Meeting (including any adjournment or postponement thereof at which this Agreement is voted upon), the Company Stockholder Approval is not obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(g) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have resulted from the Company’s breach of this Agreement.

7.2	Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the directors, officers, partners, members, managers, employees, agents or other representatives of any of them, and all rights and obligations of each Party hereto shall cease, except (i) as set forth in this Section 7.2 and in Section 7.3 and Article VIII and (ii) subject to Section 7.3(c), nothing herein shall relieve any Party from liability for any fraud or willful breach of this Agreement.  Without limiting the foregoing, Section 4.2(b), this Section 7.2, Section 7.3 and Article VIII shall survive the termination of this Agreement.  Prior to the Effective Time, the liability of Parent and Merger Sub to the Company under the Agreement is specifically limited to the amount of the Parent Termination Fee, if and as payable in accordance with Section 7.3(c).

7.3	Fees and Expenses.

(a)            Except as otherwise set forth in this Section 7.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger or any other related transaction is consummated; provided, however, that the filing fee under the HSR Act shall be borne equally by the Company and Parent.  As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a Party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger and the other transactions contemplated hereby

(b)            If

(i)            (x) at any time on or after the date of this Agreement, a Company Takeover Proposal is made to the Board or the Company or is publicly proposed or publicly disclosed or any Person or group shall have publicly announced or disclosed an intention to make a Company Takeover Proposal, (y) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(g), or by Parent pursuant to Section 7.1(d), and (z) on or within 12 months after the date of such termination, any definitive agreement providing for a Qualifying Transaction shall have been executed or a Qualifying Transaction shall have been consummated with any Person;

(ii)            this Agreement is terminated by Parent pursuant to Section 7.1(f); or,

(iii)            this Agreement is terminated by the Company or Parent pursuant to Section 7.1(g) and prior to such termination, the Company shall have made a Change of Recommendation or a Withdrawal of Recommendation,

then in any such event the Company shall pay to Parent a fee of $8,000,000 in cash (the “Termination Fee”), such payment to be made (1) in the case of termination described in Section 7.3(b)(i), upon the earlier to occur of execution of an agreement providing for a Qualifying Transaction or consummation of such Qualifying Transaction, and (2) in the case of a termination described in Section 7.3(b)(ii) or Section 7.3(b)(iii), within two Business Days after such termination.  In addition, in the case of any termination of this Agreement pursuant to Section 7.1(g), (1) the Expenses of Parent shall be paid by the Company to Parent in cash (A) concurrently with and as a condition to any such termination effected by the Company and (B) on the second Business Day following any such termination effected by Parent, and (2) the amount of such Expenses so paid shall not be in excess of $2,000,000 and shall be credited against the Termination Fee that is or becomes payable in connection with such termination pursuant to this Section 7.3(b).  For the avoidance of doubt, the Company shall not be required to pay the Termination Fee or the Expenses pursuant to more than one clause of this Section 7.3(b).  For the purposes of this Agreement, a “Qualifying Transaction” means any Company Takeover Proposal (substituting “50%” for “15%” in the definition of “Company Takeover Proposal”).

(c)            Parent agrees that (i) if this Agreement shall be terminated by the Company pursuant to Section 7.1(e) as a result of a breach by Parent of (x) Section 3.7 or (y) its covenants and agreements contained in this Agreement and (ii) the notice of termination includes a demand, which demand shall be irrevocable, to receive the Parent Termination Fee, Parent shall pay $8,000,000 (the “Parent Termination Fee”) to the Company no later than two (2) Business Days after such termination, provided that the Company’s right to receive the Parent Termination Fee shall terminate and be of no further force or effect (1) if the Company makes any demand or claim for Company Damages (as defined below) in any Action, other than for the payment of the Parent Termination Fee, or (2) if any condition to the obligation of Parent or Merger Sub to consummate the Merger set forth in Section 6.2 becomes incapable of being satisfied.  Notwithstanding anything in this Agreement to the contrary, the right to receive the Parent Termination Fee in accordance with this Section 7.3(c) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company, the Company Subsidiaries, and its and their affiliates against Parent, Merger Sub and any of their respective current, former or future directors, officers, employees, agents, partners, managers, members, affiliates, stockholders, assignees or representatives for any loss, claim, damage, liability or expense (x) suffered in connection with this Agreement or the transactions contemplated hereby (including any breach of this Agreement by Parent or Merger Sub) or (y) as a result of the failure of the Merger or any of the other transactions contemplated hereby to be consummated in circumstances giving rise to the right to receive the Parent Termination Fee (“Company Damages”), and upon payment of the Parent Termination Fee, none of Parent, Merger Sub and any of their respective current, former or future directors, officers, employees, agents, partners, managers, members, affiliates, stockholders, assignees or representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.  For the avoidance of doubt, in no event shall Parent or Merger Sub have any liability under or in respect of this Agreement or the transactions related hereto (including the Merger) in excess of an aggregate amount equal to the Parent Termination Fee and the Parent Termination Fee shall not be payable on more than one instance.

(d)            In the event that the Company shall fail to pay the Termination Fee when due or Parent shall fail to pay the Parent Termination Fee when due, the Company shall reimburse Parent or Parent shall reimburse the Company, as the case may be, for all reasonable costs and expenses actually incurred or accrued by Parent or the Company, as the case may be(including reasonable fees and expenses of counsel), in connection with the collection under and enforcement of this Section 7.3 and such Termination Fee or Parent Termination Fee, as the case may be, shall accrue interest for the period commencing on the date such Termination Fee or Parent Termination Fee, as the case may be, first became due, at a rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such Termination Fee or Parent Termination Fee, as the case may be, was due.

(e)            Each of the Parties hereto acknowledges that the Termination Fee, the Parent Termination Fee and the other provisions of this Section 7.3 are an integral part of the transactions contemplated by this Agreement, that the Termination Fee, the Parent Termination Fee and the other provisions of this Section 7.3 are not subject to the requirement that the Company Stockholder Approval be obtained and that these provisions shall be effective without regard to whether the Company Stockholder Approval is obtained. Each of the Parties hereto further acknowledges that, without the Termination Fee, the Parent Termination Fee and the other provisions of this Section 7.3, neither Parent nor the Company would not enter into this Agreement, and that neither the Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

7.4	Amendment.

This Agreement may be amended by the Parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, that, after the adoption of this Agreement and approval of the Merger by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise by Law require approval of the stockholders of the Company, without approval of such stockholders.  This Agreement may only be amended pursuant to a written agreement signed by each of the Parties hereto.

7.5	Waiver.

At any time prior to the Effective Time, subject to applicable Law, any Party hereto may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other Party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

ARTICLE VIII

MISCELLANEOUS

8.1	Survival.

The respective representations and warranties of the Company and Parent contained herein or in any certificates or other documents delivered prior to or at the Closing shall terminate at the Effective Time.

8.2	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by reliable overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)            if to the Company, to:

AmCOMP Incorporated
701 U.S. Highway One
North Palm Beach, Florida 33408
Attention: Fred R. Lowe, Chairman and Chief Executive Officer
Facsimile: 561-863-2603

with a copy to (but which shall not constitute notice to the Company):

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: David J. Adler, Esq.
Facsimile: (212) 451-2222

(ii)            if to Parent or Merger Sub, to:

Employers Holdings, Inc.
9790 Gateway Drive
Reno, Nevada 89521
Attention: Lenard T. Ormsby, Esq., General Counsel
Facsimile: (775) 886-1854

with a copy to (but which shall not constitute notice to Parent or Merger Sub):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention:  Robert J. Sullivan, Esq.
                    David C. Ingles, Esq.
Facsimile: (212) 735-2000

8.3	Binding Effect; Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void, except that Parent and Merger Sub may assign any or all of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

8.4	Governing Law; Jurisdiction.

This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court.  The Parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 8.4 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.  Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of Parent, Merger Sub and the Company irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such Party.  Nothing in this Section 8.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

8.5	Waiver of Jury Trial.

Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.  Each of the Parties hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (B) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.5.

8.6	Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.7	Interpretation.

The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.  As used in this Agreement, (i) the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity, (ii) unless otherwise specified herein, the term “affiliate,” with respect to any Person, shall mean and include any Person, directly or indirectly, through one or more intermediaries controlling, controlled by or under common control with such Person, (iii) the term “subsidiary” of any specified Person shall mean any corporation a majority of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity a majority of the total equity interests of which, is directly or indirectly (either alone or through or together with any other subsidiary) owned by such specified Person, (iv) the term “knowledge,” when used with respect to the Company, shall mean the knowledge of the executive officers and other employees of the Company after due inquiry set forth on Section 8.7 of the Company Disclosure Schedule and, when used with respect to Parent, shall mean the knowledge of the executive officers of Parent after due inquiry set forth on Section 8.7 of the Parent Disclosure Schedule, and (v) the term “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.8	Entire Agreement.

This Agreement and the documents or instruments referred to herein, including any exhibits attached hereto and the Company Disclosure Schedule referred to herein, which exhibits and Company Disclosure Schedule are incorporated herein by reference, any Voting Agreement and the Confidentiality Agreement embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.  This Agreement and such other agreements supersede all prior agreements and the understandings among the Parties with respect to such subject matter.

8.9	Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

8.10	Specific Performance.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached.  Accordingly, the Parties further agree that prior to the termination of this Agreement pursuant to Article VI, Parent and Merger Sub shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, this being in addition to any other right or remedy to which Parent and Merger Sub may be entitled under this Agreement, at law or in equity.  Notwithstanding anything to the contrary in this Agreement, each of the Parties hereto agrees that the Company shall not be entitled to an injunction, restraining order or any other equitable remedies to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically any term or provision of this Agreement and that the sole and exclusive remedy available to the Company with respect to any such breach shall be the remedy available to the Company in accordance with Section 7.3(c).

8.11	Third Parties.

Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party other than Section 5.3 hereof (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).  Without limiting the foregoing, the provisions of Section 5.4 hereof are for the sole benefit of the Parties to this Agreement and nothing herein, expressed or implied, is intended, or shall be construed, to confer upon or give to any Person (including for the avoidance of doubt, any Employee), other than the Parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in Section 5.4) under or by reason of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.

AMCOMP INCORPORATED

By:	/s/ Fred R. Lowe
	Name:	Fred R. Lowe
	Title:	Chairman, President and Chief Executive Officer

EMPLOYERS HOLDINGS, INC.

By:	/s/ Douglas D. Dirks
	Name:	Douglas D. Dirks
	Title:	Chief Executive Officer

SAPPHIRE ACQUISITION CORP.

By:	/s/ Douglas D. Dirks
	Name:	Douglas D. Dirks
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX B

January 10, 2008

Board of Directors
AmCOMP Incorporated
701 U.S. Highway One
Suite 200
North Palm Beach, FL 33408

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the Stockholders, other than Employers Holdings, Inc (“Employers”) and its subsidiaries and affiliates, (the “Stockholders”) of the outstanding common stock, par value $0.01 (the “Common Stock”) of AmCOMP Incorporated (the “Company”) of the consideration to be received by such holders in connection with the proposed merger (the “Merger”) of Sapphire Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Employers (“Sapphire”) into the Company pursuant and subject to the Agreement and Plan of Merger by and among the Company, Employers and Sapphire dated as of January 10, 2008 (the “Agreement”).  Under and subject to the terms of the Agreement, the consideration to be received by the Stockholders in exchange for each outstanding share of Common Stock of the Company will be the right to receive $12.50 in cash.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the Agreement;

2.	reviewed the annual reports to Stockholders on Form 10-K of the Company for the two fiscal years ended December 31, 2005 and December 31, 2006;

3.	reviewed the quarterly reports to Stockholders on Form 10-Q of the Company for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

4.	reviewed other Company financial and operating information requested from and/or provided by the Company;

5.
reviewed the Annual Statements of AmCOMP Preferred Insurance Company and AmCOMP Assurance Corporation (together the “Insurance Subsidiaries”) as well as the combined Annual Statements of the AmCOMP Incorporated Group filed with the Florida Department of Financial Services for the years ended December 31, 2004, 2005 and 2006;

6.	reviewed the reports of the Company’s independent actuarial firm, dated December 31, 2006, June 30, 2007 and September 30, 2007

7.	reviewed certain other publicly available information on the Company;

8.	discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry;

9.
reviewed and discussed with senior management of the Company the historical and anticipated future financial performance and prospects of the Company, including the review of forecasts prepared by senior management of the Company;

10.	reviewed the reported price and trading activity for the shares of the Company Common Stock;

11.	compared financial and stock market information for the Company with similar information for comparable companies with publicly traded securities;

12.	reviewed the financial terms of recent business combinations involving companies in comparable businesses;

13.	performed a discounted cash flow analysis of the Company on a stand-alone basis and performed other such analyses and studies, and considered such other factors, as we considered appropriate.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company, Employers or any other party, and we have undertaken no duty or responsibility to verify independently any of such information.  We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company.  With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that such forecasts and other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and we have relied upon each party to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver of any conditions thereof.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of January 9, 2008 and any material change in such circumstances and conditions would require a reevaluation of this opinion, which we are under no obligation to undertake.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Agreement or the availability or advisability of any alternatives to the Merger.  We did not structure the Merger or negotiate the final terms of the Merger.  Our opinion is limited to the fairness, from a financial point of view, of the Merger to the Stockholders.  We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board of Directors to approve or consummate the Merger.  In formulating our opinion, we have considered only what we understand to be the consideration to be received by the Stockholders as is described above, and we have not considered, and this opinion does not address, any other payments that may be made in connection to Company employees or other Stockholders in connection with the Transaction.

In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including the review of (i) historical and projected revenues, net income and capitalization of the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (ii) the current and projected financial position and results of operations of the Company; (iii) the historical market prices and trading activity of the Common Stock of the Company; (iv) financial and operating information concerning selected business combinations which we deemed comparable in whole or in part; and (v) the general condition of the securities markets.  The delivery of this opinion was approved by our fairness opinion committee.

In arriving at this opinion, Raymond James & Associates, Inc. (“Raymond James”) did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  Accordingly, Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.

Raymond James is actively engaged in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions.  Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, which fee is contingent upon consummation of the Merger.  Raymond James will also receive a fee upon the delivery of this opinion.  In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.  Additionally, Raymond James served as an underwriter of the Company’s initial public offering of shares in February 2006, and has served as the Company’s broker in connection with its share repurchase plan, for which it has received a commission.

In the ordinary course of our business, Raymond James may trade in the securities of the Company or Employers for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in evaluating the proposed Merger and does not constitute a recommendation to any Stockholder of the Company regarding how said Stockholder should vote on the proposed Merger.  Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party.  This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which will not be unreasonably withheld.

Based upon and subject to the foregoing, it is our opinion that, as of January 10, 2008, the consideration to be received by the Stockholders of the Company pursuant to the Agreement is fair, from a financial point of view, to such holders of the Company’s outstanding Common Stock.

Very truly yours,

Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

ANNEX C

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a)            Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)            Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)            Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)            Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.            Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.            Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.            Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.            Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)            In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)            Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)            Appraisal rights shall be perfected as follows:

(1)            If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares.  A proxy or vote against the merger or consolidation shall not constitute such a demand.  A stockholder electing to take such action must do so by a separate written demand as herein provided.  Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)            If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.  Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares.  If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date.  If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)            Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.  Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.  Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f)            Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)            At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)            After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)            The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)            The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)            From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)            The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF AMCOMP INCORPORATED _____________________ Please date, sign and mail your proxy card in the postage-paid envelope provided as soon as possible.
▼ Please detach along perforated line and mail in the envelope provided. ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To adopt the Agreement and Plan of Merger, dated as of January 10, 2008 (the “Merger Agreement”), by and among AmCOMP Incorporated (the “Company”), Employers Holdings, Inc. and Sapphire Acquisition Corp., pursuant to which, each share of the Company’s common stock, other than any such share held by Employers Holdings, Inc. or Sapphire Acquisition Corp. or us, or by the Company’s stockholders who perfect appraisal rights under Delaware law, will automatically be converted into the right to receive merger consideration of $12.50 per share of common stock, in cash, without interest.			2.
To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.
					FOR ☐	AGAINST ☐	ABSTAIN ☐

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

				3.	In their discretion, the Proxies are authorized to consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR PROPOSALS 1 AND 2.

The undersigned revokes any prior proxies to vote the shares covered by this proxy.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

NOTE:
Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

▼ Please detach along perforated line and mail in the envelope provided. ▼

AMCOMP INCORPORATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS

_________________

The undersigned hereby appoints Fred R. Lowe, Debra Cerre-Ruedisili, and Kumar Gursahaney, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock, par value $0.01 per share, of AmCOMP Incorporated (the “Company”) held of record by the undersigned at the close of business on __________ at the special meeting of stockholders of the Company to be held on [Day of Week], [Date] at [time], New York City Time, at the [Place], or at any adjournment or postponement thereof, on the matters described in the Notice of Special Meeting of Stockholders and proxy statement and upon such other business as may properly come before such meeting or any adjournments or postponements thereof, hereby revoking any proxies heretofore given.

(Continued, and to be dated and signed on the other side.)

SPECIAL MEETING OF STOCKHOLDERS OF AMCOMP INCORPORATED _________________
Voting by telephone or Internet is quick, easy and immediate. As a stockholder of the Company, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by [_________], Eastern Time, on [_______________].

To Vote Your Proxy by Internet
www.continentalstock.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

To Vote Your Proxy by Phone
1 (866) 894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE CARD BELOW IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

To Vote Your Proxy by Mail
Sign and date your proxy card below, detach it, and return it in the postage-paid envelope provided.

▼ Please detach along perforated line and mail in the envelope provided IF ▼ you are not voting via telephone or the internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To adopt the Agreement and Plan of Merger, dated as of January 10, 2008 (the “Merger Agreement”), by and among AmCOMP Incorporated (the “Company”), Employers Holdings, Inc. or Sapphire Acquisition Corp., pursuant to which, each share of the Company’s common stock, other than any such share held by Employers Holdings, Inc. or Sapphire Acquisition Corp. or us, or by the Company’s stockholders who perfect appraisal rights under Delaware law, will automatically be converted into the right to receive merger consideration of $12.50 per share of common stock, in cash, without interest.			2.
To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.
					FOR ☐	AGAINST ☐	ABSTAIN ☐

	FOR	AGAINST	ABSTAIN
	☐	☐	☐

				3.	In their discretion, the Proxies are authorized to consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR PROPOSALS 1 AND 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
The undersigned revokes any prior proxies to vote the shares covered by this proxy.
PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

NOTE:
Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

▼ Please detach along perforated line and mail in the envelope provided IF ▼ you are not voting via telephone or the internet.

AMCOMP INCORPORATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS

_________________

The undersigned hereby appoints Fred R. Lowe, Debra Cerre-Ruedisili, and Kumar Gursahaney, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock, par value $0.01 per share, of AmCOMP Incorporated (the “Company”) held of record by the undersigned at the close of business on __________ at the special meeting of stockholders of the Company to be held on [Day of Week], [Date] at [time], New York City Time, at the [Place], or at any adjournment or postponement thereof, on the matters described in the Notice of Special Meeting of Stockholders and proxy statement and upon such other business as may properly come before such meeting or any adjournments or postponements thereof, hereby revoking any proxies heretofore given.

(Continued, and to be dated and signed on the other side.)